      As filed with the Securities and Exchange Commission on May 24, 2000
                                                         Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                                 BE FREE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    7374                   04-3303188
     (State or other           (Primary Standard         (I.R.S. Employer
       jurisdiction               Industrial           Identification Number)
   of incorporation or        Classification Code
      organization)                 Number)

                             154 Crane Meadow Road
                        Marlborough, Massachusetts 01752
                                 (508) 357-8888
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                              Gordon B. Hoffstein
                       President, Chief Executive Officer
                     and Chairman of the Board of Directors
                                 BE FREE, INC.
                             154 Crane Meadow Road
                        Marlborough, Massachusetts 01752
                                 (508) 480-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                   Copies to:
                             Jay E. Bothwick, Esq.
                               HALE AND DORR LLP
                                60 State Street
                          Boston, Massachusetts 02109
                           Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
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                                                  Proposed        Proposed
                                                  Maximum          Maximum
                                  Amount to be Offering Price     Aggregate        Amount of
Title of Shares to be Registered   Registered   Per Share(1)  Offering Price(1) Registration Fee
------------------------------------------------------------------------------------------------
   Common Stock, $0.01 par
    value per share........        1,838,278      $10.125        $18,612,565         $4,914

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on May 22, 2000.

                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling stockholders may not sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. + +This prospectus is not an offer to sell these securities, and neither we nor + +any of the selling stockholders are soliciting offers to buy these securities +
+in any jurisdiction where the offer or sale is not permitted.                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 24, 2000


                                 [BE FREE LOGO]

                        1,838,278 Shares of Common Stock

                                  -----------

  This prospectus relates to resales of shares of common stock previously issued by Be Free, Inc. to the former stockholders of TriVida Corporation in connection with our acquisition of that company.

  We will not receive any proceeds from the sale of the shares.

  The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

  We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus.

  Our common stock is traded on the Nasdaq National Market under the symbol "BFRE." On May 23, 2000, the closing sale price of the common stock on Nasdaq was $9.25 per share.

                                  -----------

  Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

                                  -----------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

             The date of this prospectus is                 , 2000.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................    6
Use of Proceeds.....................   18
Selling Stockholders................   18
Price Range of Common Stock.........   22
Dividend Policy.....................   22
Capitalization......................   23
Dilution............................   23
Selected Consolidated Financial
 Data...............................   25
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   28

                                      Page
Business............................   36
Management..........................   45
Transactions with Related Parties...   55
Principal Stockholders..............   58
Description of Capital Stock........   60
Shares Eligible for Future Sale.....   63
Plan of Distribution................   66
Legal Matters.......................   68
Experts.............................   68
Where You Can Find More Information.   68
Index to Financial Statements.......  F-1

   Be Free, Inc.'s executive offices are located at 154 Crane Meadow Road, Marlborough, Massachusetts 01752, our telephone number is (508) 480-4000 and our corporate Web sites are located at is www.befree.com, www.affiliaterecruiters.com and www.sitetools.net. The information on our Web sites is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our Web site addresses are included in this prospectus as inactive textual references only. Unless the context otherwise requires references in this prospectus to "Be Free," "we," "us," and "our" refer to Be Free, Inc. and its subsidiaries.

   Be Free, BFAST, B2BFAST, BFIT, B-INTOUCH, AFFILIATE RECRUITERS, Performance Marketing and e-nabled are our service marks. This prospectus also contains other trademarks, service marks and trade names that are the property of other parties.

   We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

   This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" on page 6 of this prospectus. Unless otherwise indicated, all information in this prospectus gives effect to our 2-for-1 common stock split effected as a 100% stock dividend on March 8, 2000.

                                    Be Free

Our Business

   We are a leading provider of services which enable our customers to generate, place and manage hyperlink promotions for their products and services in tens of thousands of locations on the Internet. Our customers pay us for these promotions only when they generate sales or traffic. Our customers include both online merchants, which sell goods or services over the Internet, and portals, which are high traffic Web sites designed to provide content and Internet search capabilities. We recently initiated new services designed to enable similar marketing methods for the business-to-business marketplace.

   Our customers use our services to establish and manage their own marketing relationships directly with third parties that host Web sites or send e-mail messages. We refer to these third parties as our customers' marketing partners and our customers sometimes refer to them as their affiliates. We enable these marketing partners to choose from among a variety of hyperlink promotions made available by our customers. These marketing partners can then integrate the promotions they choose anywhere within the content contained in their Web sites and e-mail messages that is relevant to our customers' products or services being promoted. We track the sales or traffic generated for our customers by these hyperlink promotions and report this information to our customers and to their marketing partners.

   Our customers pay their marketing partners only for those promotions that perform by generating sales or traffic. We call this performance marketing. In contrast, businesses that use more traditional Internet marketing, such as banner advertising, pay for their promotions based upon the number of times the advertisement is viewed, without regard to any sales or traffic generated. Because of this difference and because marketing partners can choose the promotions and the way they are integrated into relevant content in the marketing partner's Web site or e-mail message, our customers generally view their establishment of these marketing relationships as a separate online sales channel for their goods and services. These are commonly known as performance marketing sales channels. We provide customers with a solution that allows them to cost-effectively establish, manage and reward these performance marketing sales channels. We enable our customers to increase their sales and traffic and decrease their cost of customer acquisition.

   Our services are critical to performance marketing because they:

  . provide a data interchange, consisting of a centralized database, that enables the exchange of data between our customers' catalog, transactional and fulfillment systems with their marketing partners' Web sites and e-mail messages;

  . enable our customers to manage promotions that we store on our servers, consisting of hyperlinks in a variety of formats for each of our customers' products or services;

  . enable each of our customer's marketing partners to select and generate those promotions from our servers that are relevant to the content on its Web site or within its e-mail messages and integrate those promotions within that content;

  . track the effectiveness of each individual promotion by recording each time a user views it on a marketing partner's site, clicks on it and is directed to our customer's site, and makes a purchase on that customer's site; and

  . collect, store and analyze viewing, click-through and sales data to improve the effectiveness of online marketing and to reduce the cost of customer acquisition.

   Using our services, our customers pay only for those individual promotions that generate sales or traffic. Our online merchant customers typically pay us fees based upon the sales resulting from promotions hosted by their marketing partners. Our portal customers typically pay us fees based upon the traffic resulting from promotions hosted by their marketing partners. Our customers enter into separate agreements directly with their marketing partners and pay them separate fees based on the level of sales or traffic they generate by hosting the promotions. As a result, our economic interests are closely aligned with the economic interests of our customers and their marketing partners.

   Our performance marketing services to date have focused on enabling our customers to establish and manage marketing relationships with third party Web sites that include on their sites hyperlinks to our customers' Web sites. We also provide performance marketing services which enhance more traditional online marketing, such as the serving of ad banners, by tracking their effectiveness through to a sale rather than merely tracking the number of times they are viewed. Our services also enable the inclusion of hyperlinks in e-mail messages sent by businesses and individuals and to track their effectiveness through to a sale. To date, our banner ad serving and e-mail services have not generated a material amount of our revenue.

   The promotions we tracked for our customers were shown more than 1.3 billion times in April 2000 through our customers' 3.6 million performance marketing relationships. Jupiter Communications, an Internet research firm, estimates that online merchants that have established performance marketing relationships with Web site publishers generate on average 17% of their online sales through these relationships. We believe that performance marketing sales channels will constitute an increasingly significant revenue source for our customers.

Recent Developments

   On February 29, 2000, we acquired TriVida Corporation, a provider of personalization services to online merchants and content sites. These personalization services are designed to predict the buying behavior of a unique but anonymous user based upon the past browsing and buying behavior of that user as well as other anonymous users. As consideration for this acquisition, we issued 2,933,276 shares of our common stock in exchange for all of the outstanding shares of TriVida capital stock and assumed options to purchase an additional 566,592 shares of our common stock.

   We intend to integrate these personalization services with our existing performance marketing services to enable our customers to deliver personalized promotions to users visiting their marketing partners' Web sites. We intend to enable our customers to deliver personalized promotions for selected goods or services to users visiting their own Web sites, whether or not those users had been directed to their Web sites by their marketing partners. We believe that the delivery of more personalized promotions can increase the rate at which promotions are converted into sales or result in increased traffic for our customers, resulting in higher revenues for us.

Our History

   We were incorporated in 1996 in Delaware under the name Freedom of Information, Inc. and changed our name to Be Free, Inc. in March 1999. In August 1998 we combined with two affiliated companies under common control and management. One affiliated company was incorporated in 1985 in Pennsylvania and the other was incorporated in 1996 in Delaware.

   We have invested in the expansion of our business in order to become a leading provider of performance marketing services and pursue our market opportunity. As a result, we have a history of operating losses equaling an accumulated deficit of $34.4 million as of March 31, 2000. See "Summary Consolidated Financial Data" and "Risk Factors--We have a history of losses and expect future losses."

                                  The Offering

Common Stock offered by selling stockholders.... 1,838,278 shares

Use of proceeds................................. Be Free will not receive any proceeds from the sale of shares in this offering

Nasdaq National Market symbol................... BFRE

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

   The financial data set forth below should be read with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Be Free and the related notes, TriVida's financial statements and related notes, and the unaudited pro forma financial information and related notes, all included elsewhere in this prospectus.

   Unaudited supplemental basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited supplemental basic and diluted net loss per share.

   The unaudited pro forma statement of operations data set forth below gives effect to our acquisition of the TriVida on February 29, 2000 as if it had been consummated on January 1, 1999. Unaudited pro forma loss per share from continuing operations excludes accretion of preferred stock to redemption value of $0.07 per share.

                                                                                  Pro Forma
                                                      Three Months  Three Months    Three
                          Year Ended December 31,        Ended         Ended     Months Ended
                          --------------------------   March 31,     March 31,    March 31,
                           1997     1998      1999        1999         2000          2000
Statement of Operations
 Data:
Revenue:
 Performance marketing
  services..............  $   216  $ 1,319  $  5,329    $   533       $ 3,629      $  3,629
 Other..................       60        8       --         --            --            --
                          -------  -------  --------    -------       -------      --------
 Total revenue..........      276    1,327     5,329        533         3,629         3,629
Total operating
 expenses...............    1,211    5,866    23,181      3,198        14,054        26,462
                          -------  -------  --------    -------       -------      --------
Operating loss..........     (935)  (4,539)  (17,852)    (2,665)      (10,425)      (22,833)
Interest income
 (expense), net.........      (99)    (224)      348       (216)        1,081         1,021
                          -------  -------  --------    -------       -------      --------
Net loss before
 extraordinary item.....   (1,034)  (4,763)  (17,504)    (2,881)       (9,344)      (21,812)
                                                        -------       -------      --------
Extraordinary item......      --       --       (330)       --            --            --
                          -------  -------  --------    -------       -------      --------
Net loss................   (1,034)  (4,763)  (17,834)    (2,881)       (9,344)     $(21,812)
                                                                                   ========
Accretion of preferred
 stock to redemption
 value..................      --      (130)   (1,517)       (97)          --
                          -------  -------  --------    -------       -------
Net loss attributable to
 common stockholders....  $(1,034) $(4,893) $(19,351)   $(2,978)      $(9,344)
                          =======  =======  ========    =======       =======
Basic and diluted net
 loss per share.........  $ (0.04) $ (0.31) $  (1.02)   $ (0.24)      $ (0.17)
Shares used in computing
 basic and diluted net
 loss per share.........   27,139   16,018    18,951     12,618        53,455
Unaudited supplemental
 basic and diluted net
 loss per share.........           $ (0.24) $  (0.50)
Shares used in computing
 unaudited supplemental
 basic and diluted net
 loss per share.........            19,640    35,713
Unaudited pro forma loss
 per share from
 continuing operations..                                                           $  (0.41)
Shares used in computing
 unaudited pro forma
 basic and diluted net
 loss per share.........                                                             53,455

                                                                  March 31, 2000
Balance Sheet Data:
Cash, cash equivalents and marketable securities.................    $174,919
Working capital..................................................     155,532
Total assets.....................................................     352,539
Long-term debt, net of current portion...........................       2,933
Total stockholders' equity.......................................     339,938

                                  RISK FACTORS

   Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Our limited operating history makes the evaluation of our business and prospects difficult

   We introduced our first performance marketing services and recorded our first revenue from these services in the third quarter of 1997. Accordingly, you have limited information about our company with which to evaluate our business, strategies and performance and an investment in our common stock. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose business depends on the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a history of losses and expect future losses

   Our accumulated deficit as of March 31, 2000 was $34.4 million. Our current business has never achieved profitability and we expect to continue to incur losses for the foreseeable future in light of the level of our amortization of intangible assets and planned operating and capital expenditures. As a result of our acquisition of TriVida, we currently expect to record amortization expenses of approximately $55.0 million per year during the next three years and additional expenses related to the integration of TriVida, which may include employee severance and other restructuring charges, in the first-half of 2000. We may incur additional expenses related to our acquisition of TriVida. We also expect to experience negative operating cash flow for the foreseeable future as we fund our operating losses and capital expenditures. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted in a timely manner, our business, results of operations, financial condition and prospects would be materially and adversely affected. To support our current and future lines of business, we plan to invest in our technology and infrastructure, including an expansion of our existing data center and the opening of new data centers. We also intend to increase our expenditures relating to sales and marketing and product development activities. The timing of our investments and expansion could cause material fluctuations in our results of operations. We also plan to purchase additional capital equipment, which will result in additional depreciation expense. Our losses will increase in the future, in part because of the amortization of intangible assets, and we may not be able to achieve or sustain profitability. We will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If the Internet fails to grow as an advertising, marketing and sales medium, our future revenue and business prospects would be materially and adversely affected

   Our future revenue and business prospects depend in part on a significant increase in the use of the Internet as an advertising, marketing and sales medium. Internet advertising and marketing is new and rapidly evolving, and it cannot yet be compared with traditional advertising media or marketing programs to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising and marketing solutions are uncertain. Further, the Internet is still emerging as a significant channel for selling goods and services to consumers. Our business and prospects will be materially and adversely affected if the Internet does not become accepted as an advertising and marketing medium or if consumers do not increasingly purchase goods and services online. The adoption of Internet advertising and marketing services, particularly by entities that have historically relied upon more traditional methods, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising and marketing to be less effective for meeting their business needs than other methods of advertising and marketing.

Because our business model is new and unproven, we do not know if we will generate significant revenue on a sustained basis or achieve profitability

   Substantially all of our revenue is derived from a new business model. Our revenue depends on whether the online marketing that we facilitate generates sales or traffic for our customers. In contrast, others earn fees based merely on placing online advertisements for customers. Our customers' marketing partners may not generate substantial volumes of sales or traffic for our customers. Similarly, our customers' product and service offerings may not be sufficient to attract or retain their marketing partners. In these situations, we may lose revenue and, ultimately, customers. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, results of operations and financial condition will be materially and adversely affected.

Most of our revenue is derived from a small number of customers. If we lose any of these major customers, our revenue could dramatically decline

   We derive a substantial portion of our revenue from a small number of customers. Our largest customer, barnesandnoble.com, represented 78%, 73% and 20% of our revenue in 1997, 1998 and 1999, respectively. In 1999, GeoCities, a subsidiary of Yahoo! Inc., accounted for 13% of our revenue. Our revenue would be materially and adversely affected by the loss of either of these customers, any significant reduction in net revenue generated from these customers or any system or other disruptions related to these customers or their significant marketing partners. Our contract with barnesandnoble.com expires in January 2001. Our contract with GeoCities expires in January 2002. GeoCities has the right to terminate its contract prior to the expiration of its term by giving us notice and paying a penalty. These contracts provide that either party may terminate upon a material breach.

System disruptions and failures may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business

   The continued and uninterrupted performance of the computer systems used by us, our customers and their marketing partners is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them. These failures could affect our ability to deliver and track promotions quickly and accurately to the targeted audience and deliver reports to our customers and their marketing partners. Sustained or repeated system failures would reduce the attractiveness of our services significantly. Our operations depend on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and similar unexpected adverse events. In addition, interruptions in our services could result from the failure of telecommunications providers to provide the necessary data communications capacity in the time required. Our critical computer hardware and software is housed at Exodus Communications, Inc., a third party provider of Internet hosting and communication services located in the Harborside, New Jersey area. Any system failure by us or Exodus, or any of the above factors affecting the Harborside, New Jersey area specifically, would have a material adverse effect on our business. Further, despite our efforts to implement network security measures, our systems are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. We do not carry enough business interruption insurance to compensate for any significant losses that may occur as a result of any of these events.

   We have experienced systems outages in the past, during which we were unable to route transactions to our customers from their marketing partners or provide reports. We expect to experience additional outages in the future. To date, these outages have not had a material adverse effect on us. However, in the future, a prolonged outage or frequent outages could cause harm to our reputation and could cause our customers or their marketing partners to make claims against us for damages allegedly resulting from an outage. The expansion of our existing data center and the opening of additional data centers may not eliminate systems outages or prevent the loss of sales when system outages occur. Any damage or failure that interrupts or delays our operations could result in material harm to our business and expose us to material liabilities.

Intense competition in our markets may reduce the number of our customers and the pricing of our services

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We compete against larger companies with respect to our BFIT services, the banner ad serving portion of our business. We compete more broadly against similar sized, private companies. We face competition in the overall performance marketing solutions market, as well as in the affiliate sales channel and banner advertising delivery segments of the Internet advertising and marketing markets. In addition, we have recently entered the online e-mail referral services market and expect to face competition in this market. We have experienced and expect to continue to experience increased competition from current and potential competitors. We believe our principal competitors are privately held Commission Junction and LinkShare.

   Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or services, including operating systems and Internet browsers, in a manner that may discourage users from purchasing services offered by us. Also, many current and potential competitors have greater name recognition and significantly greater financial, technical, marketing and other resources than we do. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

Some online merchants and portals may regard information about their online sales and traffic that result from their marketing partners to be too sensitive to share with anyone outside their company, including Be Free. If this view became widespread, our business and prospects would be materially and adversely affected.

   Our performance marketing services require our customers to permit us access to their catalog, transactional and fulfillment systems, so we can track, store and analyze the sales and traffic that result from their promotions on their marketing partners' Web sites. Some online merchants and portals may regard this information as too important from a business or competitive perspective to share with any third-party, including Be Free. If this view became widespread, businesses might forgo performance marketing services entirely or seek to establish and manage their own performance marketing sales channel using internal resources. This would materially and adversely affect our business and prospects.

Any breach of our system's security measures that results in the release of confidential customer data could cause customer dissatisfaction, customer loss, or both and expose us to lawsuits

   Third parties may attempt to breach our security. If they are successful, they could obtain our customers' or their marketing partners' confidential information, including marketing data, sales data, passwords, and financial account, performance and contact information. A breach of security could materially and adversely affect our reputation, business and prospects. We rely on encryption technology licensed from third parties. Our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss or theft of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. We may be liable for any breach in our security and any breach could harm our reputation, reduce demand for our services or cause customers to terminate their relationships with us.

If our system produces inaccurate information about the transactions we track, we may experience customer dissatisfaction, customer loss, or both and be exposed to lawsuits

   Software defects or inaccurate data may cause incorrect recording, reporting or display of information about transactions to our customers, their marketing partners or both. Inaccurate information could cause our customers to over-pay or under-pay their marketing partners. As a result, we could be held liable for any damages incurred by our customers or their marketing partners. In addition, we provide an optional payment service for our customers. For a fixed fee, we prepare and distribute checks to a customer's marketing partners in payment of their commissions. These checks are drawn against a Be Free checking account that is funded by the customer prior to release of the checks. Software defects and inaccurate data may cause us to send these checks to the wrong party, in the wrong amounts, or on an untimely basis, any of which could cause liability for us, lead to customer dissatisfaction, or both. Software defects or inaccurate data may also provide us with an inaccurate basis on which to extend, terminate or alter our customer relationships and may lead to customer dissatisfaction. As a result, we could lose customers or mismanage our customer relationships. Our services depend on complex software that we have internally developed or licensed from third parties. Software often contains defects, particularly when first introduced or when new versions are released, which can adversely affect performance or result in inaccurate data. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. In addition, our services depend on our customers and their marketing partners supplying us with data regarding contacts, performance and sales. They may provide us with erroneous or incomplete data.

To be competitive, we must continue to develop new and enhanced services, and our failure to do so may adversely affect our prospects

   Our market is characterized by rapid technological change, frequent new service introductions, changes in customer requirements and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards could render our existing services obsolete. Our revenue growth depends upon our ability to develop and introduce a variety of new services and service enhancements to address the increasingly sophisticated needs of our customers. We have experienced delays in releasing new services and service enhancements and may experience similar delays in the future. To date, these delays have not had a material effect on our business. If we experience material delays in introducing new services and enhancements, customers may forgo purchasing or renewing our services and purchase those of our competitors.

If government regulations and legal uncertainties related to doing business on the Internet cause a decline in e-commerce and Internet advertising and marketing, our business and prospects could be materially and adversely affected

   Laws and regulations directly applicable to Internet communications, commerce and marketing are becoming more prevalent. If any of these laws hinders the growth in use of the Web generally or decreases the acceptance of the Web as a medium of communications, commerce and marketing, our business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. The governments of states and foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

The Internet generates privacy concerns which could result in market perceptions or legislation which could harm our business, result in reduced sales of our services, or both

   We gather and maintain anonymous data related to consumer online browsing and buying behavior. When a user first views or clicks on a customer's promotion managed by our system, we create an anonymous profile for that user and we add and change profile attributes based upon that user's behavior on our customer's Web site and its marketing partners' Web sites. Recently, lawsuits have been brought alleging, among other things, that at least one company, which combines information from online and other sources regarding users, has improperly collected and used information concerning Internet users in violation of federal electronics privacy statutes and other privacy laws. The United States Federal Trade Commission has launched an informal inquiry to determine whether that company has engaged in unfair or deceptive practices in collecting and maintaining information concerning Internet users. While we believe the anonymous user profiles that we create do not raise these issues, we may be sued or investigated regarding our practices. Any similar legal actions, whether against us or others, could limit our ability to sell our services or otherwise seriously harm our business.

   Privacy concerns may cause visitors to avoid Web sites that track behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify users that the data captured after visiting Web sites may be used to direct product promotions and advertising to that user. For example, the European Union recently enacted its own privacy regulations that may result in limits on the collection and use of some user information. The United States and other countries may adopt similar legislation or regulatory requirements. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our business, results of operations and financial condition could be harmed. To date, these regulations and privacy concerns have not materially restricted the use of our services or our business growth. However, they may limit our ability to utilize the personalization technology that we recently obtained through our acquisition of TriVida or our ability to expand successfully our operations in Europe and abroad.

If a significant number of Internet users use software to block online advertising, our business and prospects could decline materially

   Software programs exist that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software by Web users would significantly undermine the commercial viability of Internet advertising and marketing. This development could cause our business and prospects to decline materially.

If we fail to protect our intellectual property rights, our business and prospects could be materially and adversely affected

   We seek to protect our proprietary rights through a combination of patent, copyright, trade secret and trademark law and assignment of invention and confidentiality agreements. The unauthorized reproduction or other misappropriation of our proprietary rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business could be materially and adversely affected. We have also filed applications to register various servicemarks. We cannot assure you that any of our servicemark registrations will be approved.

If we infringe upon the intellectual property rights of others, we could be exposed to significant liability

   We cannot assure you that our patent or any future patents or servicemark registrations we receive will not be successfully challenged by others or invalidated. In addition, we cannot assure you that we do not infringe any intellectual property rights of third parties or that we will be able to prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Recently, there have been a number of patents granted relating to online commerce, advertising and affiliate sales channels. Further, we believe that an increased number of such patents may be filed in the future. To date, we have not been notified that our technologies infringe the intellectual property rights of third parties, but in the future third parties may claim that we infringe on their past, current or future intellectual property rights. Any such claim brought against us or our customers, whether meritorious or not, could result in loss of revenue, be time-consuming to defend, result in costly litigation, or require us to enter into royalty or licensing agreements. If we were unable to enter into such royalty or licensing agreements, it could result in the significant modification or cessation of our business operations.

If we fail to manage effectively the rapid growth in our operations, our business and prospects will be materially and adversely affected

   We have experienced rapid growth and expansion in our operations that have placed a significant strain on our managerial, operational and financial resources. We have grown from 12 employees as of June 30, 1998 to 274 employees as of April 30, 2000, including 31 employees added as a result of the TriVida acquisition, and we expect the number of employees to increase in the future. To compete successfully, we must:

  . continue to improve our financial and management controls;

  . enhance our reporting systems and procedures;

  . continue to scale our performance marketing systems;

  . expand, train and manage our work force;

  . integrate new customers effectively; and

  . expand our sales, marketing and customer support departments.

We may not achieve the expected benefits of our acquisition of TriVida

   In February 2000, we acquired TriVida, a provider of personalization services to online merchants and content sites. To date, TriVida has not released commercial products. Our failure to successfully address the challenges associated with this acquisition, including the further development and integration of these services with our existing services, could have a material adverse affect on our ability to market services based on these personalization technologies. We plan to devote significant resources to the development of personalization services. If we are unable to successfully develop and market personalization services, we may not achieve enhanced revenue and other anticipated benefits from the TriVida acquisition.

   The success of this acquisition will depend on:

  . the acceptance of personalization services in online marketing among merchants, their affiliates and Internet users;

  . successfully integrating and managing TriVida's operations with ours;

  . retaining the software developers and other key employees of TriVida;

  . developing, integrating and marketing personalization services; and

  . controlling costs and expenses, as well as the demands on our management associated with the TriVida acquisition.

   Our failure to successfully address these factors may have a material adverse effect on our financial condition and could result in a decline in our common stock price.

If we fail to attract and retain key personnel, our business will be materially and adversely affected

   We depend on the continued services of our key technical, sales and senior management personnel, including our President and Chief Executive Officer, Gordon B. Hoffstein. Any officer or employee can terminate his or her relationship with us at any time. Our future business also depends on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for these personnel is intense, and we may not be able to attract and retain them.

If our services are disrupted by undetected Year 2000 compliance issues, our business would be materially and adversely affected and we could be exposed to material liabilities from lawsuits against us

   Our business may suffer as a result of defects related to Year 2000 compliance issues that have not yet been detected. We have not had any independent verification of our Year 2000 compliance efforts. We have not procured any Year 2000 specific insurance or made any contingency plans to address any undetected Year 2000 risks.

   We depend on the uninterrupted availability of the Internet infrastructure to conduct our business. We also rely on the continued operations of our customers, in particular their online commerce sites where commercial transactions are performed, and our customers' marketing partners, in particular the Web sites and e-mail systems that host and distribute promotions, for our revenue. We are thus dependent upon the success of the Year 2000 compliance efforts of the service providers that support the Internet, our customers and their marketing partners. Interruptions in the Internet infrastructure affecting us, our customers or their marketing partners, or the failure of the Year 2000 compliance efforts of one or more of our customers or their marketing partners, could have a material adverse effect on our business, results of operations and financial condition.

We depend on a limited number of hardware and software vendors for essential products. If we were unable to purchase or license these essential products on acceptable terms or if we had to obtain substitutes for these essential products from different vendors, we might suffer a loss of revenue due to business interruption and might incur higher operating costs.

   We buy and lease hardware, including our servers and storage arrays from Sun Microsystems and EMC Corporation. We also license software, including our servers' operating systems, Web server technology, database technology, graphical user interface technology and encryption technology, primarily from Sun Microsystems, Oracle Corporation and PowerSoft. If these vendors changed the terms of our license arrangements with them so that it would be uneconomical to purchase our essential products from them, or if they were unable or unwilling to supply us with a sufficient quantity of properly functioning products, our business could be materially and adversely affected due to:

  . business interruption caused by any delay in product and service development until equivalent technology can be identified; and

  . the cost of integrating new technology.

We may be exposed to liability for information displayed on our customers' Web sites or within their marketing partners' Web sites or e-mail messages

   Because the provision of our services requires us to provide a connection to the Web sites of our customers and their marketing partners, we may be perceived as being associated with the content of these Web sites. We do not and cannot screen all of the content generated by our customers and their marketing partners. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the materials displayed on our customers' sites and on their marketing partners' sites and e-mail messages. For example, if one of our customers is sued for posting information on its Web site that is alleged to be defamatory, we may also be named as a defendant in that legal action based solely on our limited association with that customer's Web site. As a result, we could be involved in legal proceedings and disputes that are costly to resolve, regardless of their lack of merit. We may also suffer a loss of customers or reputational harm based on this information or resulting from our involvement in these legal proceedings. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

   Our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that a single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our reputation and our business and operating results, or could result in the imposition of criminal penalties.

We expect our operating results to fluctuate and the price of our common stock could fall if quarterly results are lower than the expectations of securities analysts or stockholders

   We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. If our quarterly operating results fall below the expectations of securities analysts or stockholders, however, the price of our common stock could fall. We have experienced significant fluctuation in our quarterly operating results and may continue to experience significant fluctuation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the factors causing fluctuation of quarterly operating results.

We may be unable to fund our operating and capital requirements and service our debt satisfactorily

   We expect the net proceeds from our public offerings, our current cash, cash equivalents and marketable securities and borrowings to meet our operating and capital requirements and service our debt for at least the next 12 months. After that, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds when needed, on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This could seriously harm our business, results of operations and financial condition.

   We plan to devote substantial resources to expanding our existing data center and establishing additional data centers in 2000. In addition, we expect to make significant investments in sales and marketing and the development of new services as part of our business strategy. The failure to generate sufficient cash from operations or to raise sufficient funds to finance this growth could require us to delay or abandon some or all of our plans or otherwise forgo market opportunities. This could make it difficult for us to respond to competitive pressures.

If we are not able to overcome the challenges of our planned international expansion, our revenue and our prospects for profitability may be materially and adversely affected

   We are expanding, and plan to continue to expand, our international operations and international sales and marketing efforts. To date, we have limited experience in developing localized versions of our services and in marketing, selling and distributing our services internationally. We provide performance marketing services for an existing customer in Europe and we intend to offer our services in additional European countries. We may also offer our services in Japan. Our success in these markets will depend on the success of our customers in these countries.

   International operations are subject to other inherent risks, including:

  . the impact of recessions in economies outside the United States;

  . changes in regulatory requirements;

  . potentially adverse tax consequences;

  . difficulties and costs of staffing and managing foreign operations;

  . political and economic instability;

  . compliance with foreign regulations regarding Internet privacy concerns;

  . fluctuations in currency exchange rates; and

  . seasonal reductions in business activity during the summer months in Europe and some other parts of the world.

We depend on the continued viability of the Internet infrastructure

   Our business depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Internet access. Furthermore, the Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages and delays, including those resulting from attempts to disable Web sites, such as through targeted queries for data designed to overwhelm the servers for a Web site, could adversely affect Web sites and our services, e-mail and the level of traffic on the Web sites of our customers and their marketing partners. We also depend upon Internet access providers that provide consumers with access to our services. In the past, users have occasionally experienced difficulties due to system failures unrelated to our systems. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could have a material adverse effect on our business, results of operations and financial condition. Finally, the effectiveness of the Internet may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If new standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products.

Our existing stockholders will be able to control all matters requiring stockholder approval and could delay or prevent someone from acquiring or merging with us on terms favored by a majority of our independent stockholders

   Our executive officers and directors and their affiliates beneficially own a majority of our outstanding common stock. As a result, these stockholders will be able to exercise control over the company's operations and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent a third party from acquiring or merging with us.

If we issue more equity securities in the future, your influence over corporate matters that require stockholder approval may be diluted

   If we raise additional capital by selling more equity securities, your percentage ownership may decrease and any additional equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. As a result, your ability to influence corporate matters that require stockholder approval may be reduced.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company

   Some provisions of our amended and restated certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable, which could reduce the market price of our common stock. These provisions include:

  . authorizing the issuance of blank check preferred stock or additional shares of common stock;

  . providing for a classified board of directors with staggered, three-year terms;

  . providing that directors may only be removed for cause by a two-thirds vote of stockholders;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted on by stockholders at stockholder meetings.

  . Delaware law may also discourage, delay or prevent a third party from acquiring or merging with us.

The forward-looking statements we make in this prospectus might prove inaccurate. As a result, our actual results, levels of activity, performance or achievements may differ materially from those expressed in the forward-looking statements

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terminology. These statements involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the risk factors discussed above.

   We cannot guarantee any future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus.

   The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                             SELLING STOCKHOLDERS

   We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of TriVida Corporation on February 29, 2000. The following table sets forth, to our knowledge, certain information about the selling stockholders as of April 30, 2000.

   We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

   Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after April 30, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                Shares of Common               Shares of Common
                                      Stock                       Stock to be
                                  Beneficially     Number of     Beneficially
                                 Owned Prior to    Shares of      Owned After
                                   Offering(2)    Common Stock    Offering(2)
                                -----------------    Being     -----------------
Name of Selling Stockholder(1)  Number Percentage   Offered    Number Percentage
Former TriVida Stockholders:
Alan Duncan...................     361      *           361      --       --
Alan Zafran...................   3,520      *         3,520      --       --
Alexander Jacobson(3).........   7,592      *         7,592      --       --
Seymour Jacobson Trust 1989...  18,645      *        18,645      --       --
The Jacobson Family
 Partnership..................  64,477      *        64,477      --       --
Alexander D. Jacobson, as
 trustee for the Jacobson
 Trust........................  48,323      *        48,323      --       --
Alson Chao....................   1,382      *         1,382      --       --

                                                              Shares of Common
                               Shares of Common                  Stock to be
                              Stock Beneficially  Number of     Beneficially
                                Owned Prior to    Shares of      Owned After
                                 Offering(1)     Common Stock  Offering(1)(2)
                              ------------------    Being     -----------------
Name of Selling Stockholder   Number  Percentage   Offered    Number Percentage
Andrew R. Stern.............    1,261      *         1,261      --       --
Andrew R. Whittaker.........    1,541      *         1,541      --       --
Morris Ventures.............    9,861      *         9,861      --       --
Barron Swankey..............   12,996      *        12,996      --       --
Bradley P. Allen and Rebecca
 J. Allen, trustees of the
 Bradley & Rebecca Allen
 Trust......................  119,031      *       119,031      --       --
idealab!Capital Partners I-A
 LP.........................   14,376      *        14,376      --       --
idealab!Capital Partners I-B
 LP.........................   12,023      *        12,023      --       --
Brett Messing...............   12,432      *        12,432      --       --
Carey & Susan Melcher.......   11,430      *        11,430      --       --
Charlie L. Chau(3)..........    1,325      *         1,325      --       --
Christina Tellez............      367      *           367      --       --
Churchills..................      773      *           773      --       --
Cormac Twomey(3)............    7,294      *         7,294      --       --
Chris M. Kanoff.............    1,541      *         1,541      --       --
Damon & Marian Lawrence,
 trustees of the Lawrence
 Living Trust...............   21,655      *        21,655      --       --
Daniel O. Conwill, IV.......    1,541      *         1,541      --       --
David A. Krinsky............    8,963      *         8,963      --       --
David Adam..................   12,089      *        12,089      --       --
David and Susan Lederman
 Revocable Trust............    9,525      *         9,525      --       --
David C. Hou................   12,432      *        12,432      --       --
David Lee...................    2,598      *         2,598      --       --
David Mandel................   11,403      *        11,403      --       --
Swat Investments, LLC.......    2,080      *         2,080      --       --
Cliff Goldist...............    1,541      *         1,541      --       --
Carlcom Investments, Inc. ..    4,961      *         4,961      --       --
Judicrest Holdings, Inc.....    4,921      *         4,921      --       --
Ruth Mandel.................    3,691      *         3,691      --       --
Larry Kolinsky..............    1,541      *         1,541      --       --
Deborah Smallman............    1,104      *         1,104      --       --
Diana Price.................      552      *           552      --       --
Eli Brody...................    1,443      *         1,443      --       --
Eli Sternheim...............   58,186      *        58,186      --       --
Frank Price.................   15,900      *        15,900      --       --
Gary Zimmerman(3)...........    4,302      *         4,302      --       --
Gerard J. Kenny.............    7,219      *         7,219      --       --
Gilbert Simon...............      797      *           797      --       --
G. Simon Family Trust.......      280      *           280      --       --
Henry R. Theis, Jr. and
 Sandra M. Theis, trustees
 of the Theis Revocable
 Intervivos Trust(3)........    2,647      *         2,647      --       --
Howard Morgan...............    9,886      *         9,886      --       --
Bradley P. Allen(3).........       26      *            26      --       --
Igor Turovsky(3)............    1,686      *         1,686      --       --
InnoCal, L.P. ..............  371,481      *       371,481      --       --
Irwin Allen & Joan S. Allen,
 trustees of the Irwin &
 Joan Allen Family Trust....   24,700      *        24,700      --       --

                                                              Shares of Common
                               Shares of Common                  Stock to be
                              Stock Beneficially  Number of     Beneficially
                                Owned Prior to    Shares of      Owned After
                                 Offering(1)     Common Stock  Offering(1)(2)
                              ------------------    Being     -----------------
Name of Selling Stockholder   Number  Percentage   Offered    Number Percentage
Jack N. Glover..............      385      *           385      --       --
Hoak Ventures, LP...........    2,164      *         2,164      --       --
Janice D. Holland...........      359      *           359      --       --
Janis Wensley...............      552      *           552      --       --
Jeffrey M. Greif(3).........    2,366      *         2,366      --       --
Jefferies & Company, Inc. ..   18,484      *        18,484      --       --
John Bach Jensen(3).........    4,758      *         4,758      --       --
John Neville................      552      *           552      --       --
John and Cynthia Chiles.....      578      *           578      --       --
Julian and Ruth Pregulman,
 trustees of the Pregulman
 Trust......................    3,193      *         3,193      --       --
JPW Opportunity Fund, L.P. .    3,607      *         3,607      --       --
Kenneth A. Ragghanti........    1,251      *         1,251      --       --
Lawrence J. Poynter(3)......    5,958      *         5,958      --       --
Lewis D. Roth, trustee of
 the Roth Graham Family
 Trust(3)...................      517      *           517      --       --
Louis Stern, Jr., trustee of
 the Louis A Stern, Jr.
 Trust......................    4,403      *         4,403      --       --
Silicon Valley Bank.........   10,603      *        10,603      --       --
M. Brent Stevens............    1,541      *         1,541      --       --
Mace S. Simon...............      577      *           577      --       --
Mark E. Sear................   11,894      *        11,894      --       --
Martin Sarafa...............    2,385      *         2,385      --       --
Melcher Family Trust,
 Lucille Melcher as trustee.    4,425      *         4,425      --       --
Michael L. Stern............    1,261      *         1,261      --       --
Michael and Aimee Lo(3).....    4,758      *         4,758      --       --
MIS VC Partners, L.P. ......   28,850      *        28,850      --       --
Oasis Ventures #5...........   80,220      *        80,220      --       --
Oasis Ventures #21..........   49,191      *        49,191      --       --
Patrick Bultema.............    2,181      *         2,181      --       --
Paul Hinckley...............      552      *           552      --       --
Peter R. Price(3)...........   74,541      *        74,541      --       --
Philip Klahr and Anne Marie
 Klahr, trustees of the
 Klahr Family Trust -
 1998(3)....................   37,839      *        37,839      --       --
Robert Blitz & Shirley
 Blitz......................    2,193      *         2,193      --       --
Robert H. Wass..............    6,928      *         6,928      --       --
Roeder Johnson Corporation..   10,907      *        10,907      --       --
Russell B. Kahn & Elayne G.
 Kahn, trustees of the Kahn
 Trust......................      528      *           528      --       --
S.L. Alteri.................    4,965      *         4,965      --       --
Sarah Cassie................    2,206      *         2,206      --       --
Smart Technology Ventures...   53,908      *        53,908      --       --
Edgar & Marilyn Simon
 Intervivos Trust, Edgar
 Simon and Marilyn Simon as
 trustees...................    3,234      *         3,234      --       --
Thelma Birks(3).............    3,795      *         3,795      --       --
Walter S. Baer & Jeri L.
 Weiss, trustees of Baer
 Weiss Community Property
 Trust......................    7,382      *         7,382      --       --
Wellspring Angel Fund LLC ..   73,967      *        73,967      --       --
Woodside Fund III SBIC,
 L.P. ......................  358,613      *       358,613      --       --

---------------------
 * Less than one percent.

 (1) The term "selling stockholders" includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

 (2) Of the total shares of common stock listed as owned by the TriVida selling stockholders, a total of 273,048 shares are currently held in an escrow account to secure indemnification obligations of the former stockholders of TriVida to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on March 1, 2001. As of February 29, 2000, we received a distribution of 20,280 shares from escrow in payment for an indemnification claim of $1,121,240 owed to Be Free. The number of shares indicated as owned by each selling stockholders includes those shares (representing approximately 9.3% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

 (3) Former or current employees of Be Free or TriVida.


   None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that:

  . the selling stockholders indicated have been employed by us and/or
    TriVida; and

  . in connection with our acquisition of TriVida, we entered into employment agreements with Bradley P. Allen and Peter R. Price, and a consulting agreement with Alexander D. Jacobson, each formerly of TriVida, under which each will perform certain services for us.

                          PRICE RANGE OF COMMON STOCK

   Since our initial public offering on November 3, 1999, our common stock has been traded on the Nasdaq National Market under the symbol "BFRE." The following table sets forth, the high and low sales prices for our common stock as reported by the Nasdaq National Market, as retroactively adjusted for our 2-for-1 common stock split effectuated on March 8, 2000:

                                                                   Price Range
                                                                       of
                                                                  Common Stock
                                                                  -------------
                                                                   High   Low
   Year Ended December 31, 1999:
   Fourth Quarter (since November 3, 1999)....................... $43.53 $10.75
   Year Ending December 31, 2000:
   First Quarter (through May 22, 2000).......................... $60.88 $ 6.62

   On May 23, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $9.25 per share. As of April 30, 2000, there were approximately 409 holders of record of our common stock.

                                DIVIDEND POLICY

   We currently intend to retain future earnings, if any, to finance our growth. We have not paid any cash dividends since January 1, 1996 and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, restrictions in financing agreements and plans for expansion.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000. This information should be read in conjunction with our consolidated financial statements and related notes, included elsewhere in this prospectus.

   Shares of common stock reflected in this table exclude:

  . 4,603,240 shares issuable upon the exercise of outstanding options under our 1998 Stock Incentive Plan with a weighted average exercise price of $7.41 per share;

  . 995,408 shares available for issuance and grant under our 1998 Stock
    Incentive Plan, net of outstanding options and restricted stock;

  . 562,150 shares issuable upon the exercise of options assumed under the TriVida 1998 Equity Incentive Plan with a weighted average exercise price of $7.78 per share;

  . 425,000 shares available for issuance under our 1999 Employee Stock
    Purchase Plan; and

  . 733,000 shares issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted average exercise price of $1.02 per share.

                                                                   As of
                                                              March 31, 2000
                                                            -------------------
                                                              (In thousands,
                                                               except share
                                                            and per share data)
Cash, cash equivalents and marketable securities...........      $174,919
                                                                 ========
Current portion of long-term debt..........................      $  1,585
                                                                 ========
Long-term debt, net of current portion.....................      $  2,933
Stockholders' equity:
 Preferred stock, $0.01 par value; 10,000,000 shares
  authorized, no shares issued and outstanding.............           --
 Common stock, $0.01 par value; 75,000,000 shares
  authorized,
  64,740,288 shares issued ................................           647
 Additional paid-in capital................................       379,403
 Unearned compensation.....................................        (5,505)
 Shareholders notes receivable.............................          (208)
 Accumulated other comprehensive loss......................           (39)
 Accumulated deficit.......................................       (34,360)
                                                                 --------
Total stockholders' equity.................................       339,938
                                                                 --------
Total capitalization.......................................      $352,539
                                                                 ========

   At the 2000 annual meeting of stockholders held on May 25, 2000, our stockholders approved an amendment to our amended and restated certificate of incorporation to increase the shares of common stock authorized for issuance thereunder from 75,000,000 shares to 250,000,000 shares. See "Description of Capital Stock."

                                    DILUTION

   This offering is for sales of stock by existing Be Free stockholders on a continuous or delayed basis in the future. Sales of common stock by stockholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of Be Free shares may not bear any rational relationship to net tangible book value per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, TriVida's financial statements and related notes and the unaudited pro forma financial information and related notes, all included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated statement of operations data for the fiscal year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1997 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, not included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from our unaudited consolidated financial statements not included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1999 and March 31, 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected for any future period.

   In the third quarter of 1997 we began providing performance marketing services. Prior to that time, we provided customers software development services which are reflected as other revenue.

   Unaudited supplemental basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited supplemental basic and diluted net loss per share.

   The unaudited pro forma statement of operations data set forth below gives effect to our acquisition of TriVida on February 29, 2000 as if it had been consummated on January 1, 1999. The unaudited pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the TriVida acquisition had been consummated on this date or of future operating results of the combined company following this transaction.

                      Selected Consolidated Financial Data
                (In thousands, except share and per share data)

                                                                                           Pro Forma
                                                                        Three     Three      Three
                                                                       Months    Months     Months
                                 Year Ended December 31,                Ended     Ended      Ended
                          ------------------------------------------  March 31, March 31,  March 31,
                          1995    1996     1997     1998      1999      1999      2000       2000
Statement of Operations
 Data:
Revenue:
 Performance marketing
  services..............  $ --   $   --   $   216  $ 1,319  $  5,329   $   533  $  3,629   $  3,629
 Other..................    481      196       60        8       --        --        --         --
                          -----  -------  -------  -------  --------   -------  --------   --------
  Total revenue.........    481      196      276    1,327     5,329       533     3,629      3,629
                          -----  -------  -------  -------  --------   -------  --------   --------
Operating expenses:
 Cost of revenue........    --       --       273      424       845       101       603        603
 Sales and marketing
  (exclusive of equity
  related compensation
  of $0, $0, $0, $56 and
  $525 in 1995, 1996,
  1997, 1998 and 1999,
  respectively; and $101
  and $153 for the three
  months ended March 31,
  1999 and 2000,
  respectively).........     49      398      180    1,154     9,329     1,265     3,559      4,012
 Client services
  (exclusive of equity
  related compensation
  of $0, $0, $0, $15 and
  $238 for 1995, 1996,
  1997, 1998 and 1999,
  respectively; and $31
  and $39 for the three
  months ended March 31,
  1999 and 2000,
  respectively).........    --       --       --       300     3,474       469     1,527      1,608
 Development and
  engineering (exclusive
  of equity related
  compensation of $0,
  $0, $0, $1,865 and
  $146 in 1995, 1996,
  1997, 1998 and 1999,
  respectively; and $34
  and $40 for the three
  months ended March 31,
  1999 and 2000,
  respectively).........    274      505      426      728     4,767       562     1,568      1,907
 General and
  administrative
  (exclusive of equity
  related compensation
  of $0, $0, $0, $450
  and $1,033 in 1995,
  1996, 1997, 1998 and
  1999, respectively;
  and $284 and $40 for
  the three months ended
  March 31, 1999 and
  2000, respectively)...    115      558      332      875     2,825       351     1,176      3,542
Equity related
 compensation...........    --       --       --     2,385     1,941       450       272        272
Amortization and merger
 related expenses.......    --       --       --       --        --        --      5,349     14,518
                          -----  -------  -------  -------  --------   -------  --------   --------
Total operating
 expenses...............    438    1,461    1,211    5,866    23,181     3,198    14,054     26,462
                          -----  -------  -------  -------  --------   -------  --------   --------
Operating income (loss).     43   (1,265)    (935)  (4,539)  (17,852)   (2,665)  (10,425)   (22,833)
Interest income
 (expense), net.........     (4)     (26)     (99)    (224)      348      (216)    1,081      1,021
                          -----  -------  -------  -------  --------   -------  --------   --------
Net income (loss) before
 extraordinary item.....     39   (1,291)  (1,034)  (4,763)  (17,504)   (2,881)   (9,344)  $(21,812)
                                                                                           ========
Extraordinary item--loss
 on early extinguishment
 of debt................    --       --       --       --      (330)       --        --
                          -----  -------  -------  -------  --------   -------  --------
Net loss................     39   (1,291)  (1,034)  (4,763)  (17,834)   (2,881)   (9,344)
Accretion of preferred
 stock to redemption
 value..................    --       --       --      (130)   (1,517)      (97)      --
                          -----  -------  -------  -------  --------   -------  --------
Net income (loss)
 attributable to common
 stockholders...........  $  39  $(1,291) $(1,034) $(4,893) $(19,351)  $(2,978) $ (9,344)
                          =====  =======  =======  =======  ========   =======  ========
Basic and diluted net
 income (loss) per
 share..................  $0.01  $ (0.07) $ (0.04) $ (0.31) $  (1.02)  $ (0.24) $  (0.17)
Shares used in computing
 basic and diluted net
 income (loss) per
 share..................  3,522   19,544   27,139   16,018    18,951    12,618    53,455
Unaudited supplemental
 basic and diluted net
 loss per share.........                           $ (0.24) $  (0.50)
Shares used in computing
 supplemental basic and
 diluted net loss per
 share..................                            19,640    35,713
Unaudited pro forma loss
 per share from
 continuing operations..                                                                   $  (0.41)
Shares used in computing
 unaudited pro forma
 basic and diluted net
 loss per share.........                                                                     53,455

                                       As of December 31,               As of
                              --------------------------------------- March 31,
                              1995  1996     1997     1998     1999     2000
Balance Sheet Data:
Cash, cash equivalents and
 marketable securities....... $ 90 $    25  $    76  $ 4,327  $79,692 $174,919
Working capital (deficit)....  169    (443)    (502)   3,422   68,580  155,532
Total assets.................  294     140      254    5,971   90,837  352,539
Long-term debt, net of
 current portion.............   62     751      333    4,949    2,507    2,933
Convertible preferred........  --      --       --     8,786      --       --
Total stockholders' equity
 (deficit)...................  168  (1,104)  (1,897)  (9,496)  82,561  339,938

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in the forward-looking statements.

Results of Operations for the Three Months Ended March 31, 2000 and March 31,
1999

Revenue

   To date, we have generated our performance marketing services revenue primarily from our BFAST affiliate marketing services. Be Free's revenue includes BFAST integration fees and monthly service fees for BFAST, BFIT and B-INTOUCH. Revenue from performance marketing services for the three months ended March 31, 2000 increased 581%, to $3.6 million from $533,000 for the three months ended March 31, 1999. The revenue increase resulted from the initiation of service for 214 additional customers during this period as well as increased activity from existing customers.

Cost of Revenue

   Cost of revenue consists of expenses related to the operation of our data interchange. These expenses primarily include depreciation and operating lease expense for systems and storage equipment, costs for third-party data center facilities and costs for Internet connectivity to our customers and their marketing partners.

   Cost of revenue for the three months ended March 31, 2000 increased 497%, to $603,000 from $101,000 for the same period last year. We added systems and storage equipment to increase our capacity and redundancy and to accommodate growth in the number and activity level of our customers. Cost of revenue increased because this additional investment in equipment resulted in higher depreciation, equipment lease and data center facilities expenses.

   In order to maintain targeted service levels and establish additional data centers for redundancy and expansion, we will be required to add equipment in advance of anticipated future growth and this growth may not materialize as expected. Cost of revenue as a percentage of total revenue may increase in the future as we establish new data centers and add additional equipment to support anticipated future growth.

Sales and Marketing Expenses

   Sales and marketing expenses consist of payroll and related costs for our sales, marketing and business development groups. Also included are the costs for marketing programs to promote our services to our current and prospective customers, as well as programs to recruit marketing partners for our current customers.

   Sales and marketing expenses for the three months ended March 31, 2000 increased 181%, to $3.6 million from $1.3 million during the same period last year, due to the expansion of the direct sales and internal telesales groups and the incurrence of additional marketing costs. Approximately $1.6 million of the increase was due to higher personnel and related expense largely resulting from 57 new employees. An additional $180,000 was spent to increase our recruitment program to assist customers in attracting marketing partners. General marketing expenses increased approximately $190,000. We expect that sales and marketing expenses will continue to increase in future periods to support expected growth.

Client Services Expenses

   Client services expenses primarily relate to the cost of assisting our customers in managing their relationships with marketing partners, as well as providing marketing integration, training and technical support to our customers. These services are designed to increase the success of our customer's performance marketing sales channels and their overall satisfaction with our services by providing best practices techniques, channel analysis, training and technical assistance. We also provide similar services to our customers' affiliates on an optional basis for additional fees.

   Client services expenses for the three months ended March 31, 2000 increased 226% to $1.5 million from $469,000 for the same period last year. We added 47 new employees during the period to accommodate the growth of our customer base and the increased number of clients utilizing our optional services. We expect that client services expenses will increase in the future to support anticipated growth.

Development and Engineering Expenses

   Development and engineering expenses primarily include payroll and related costs for our product development and engineering groups and depreciation related to equipment used for development purposes. The product development group designs and develops the underlying technologies for our services and the engineering group develops and manages the infrastructure necessary to support our services.

   Development and engineering expenses for the three months ended March 31, 2000 increased 179%, to $1.6 million from $562,000 for the same period last year. The increase is primarily due to personnel and related cost increases of approximately $750,000 from the addition of 54 employees, including the employees resulting from the acquisition of TriVida, and an increase of $129,000 in computer supplies and maintenance costs relating to additional equipment purchases. We expect to continue to invest in development and engineering to support anticipated growth.

General and Administrative Expenses

   General and administrative expenses principally consist of payroll and related costs and professional fees related to our general management, investor relations, finance and human resource functions. Facility and related costs are allocated to sales and marketing, development and engineering and general and administrative expenses based upon the relative number of employees in each area.

   General and administrative expenses for the three month period ended March 31, 2000 increased 235%, to $1.2 million from $351,000 for the same period last year. Increased personnel and related costs of approximately $524,000 resulted largely from the addition of 21 employees to support the expansion of the company. Professional services expenses increased $251,000 relating to legal, investor relations and general fees associated with being a public company. We expect that general and administrative expenses will increase in the future to support anticipated growth.

Equity Related Compensation Expenses

   Equity related compensation expenses are non-cash charges representing the difference between the exercise price of options to purchase common stock granted to our employees or the price paid for restricted stock sold to our employees and the fair value of these shares as of the date of grant, as determined for financial reporting purposes. These expenses also include the fair value of options granted to consultants as of the date of grant, as determined for financial reporting purposes. These fair values were determined in accordance with Accounting Principles Board Opinion No. 25 and Statement of Financial Accounting Standards No. 123. Equity related compensation expenses for the three month period ended March 31, 2000 were $272,000 as compared to $450,000 for the same period last year due to the repayment of certain stockholder notes for the purchase of shares that were previously expensed.

   We expect to recognize equity related compensation expenses of at least $475,000 per quarter through the end of 2002 as a result of issuances of stock and stock options to employees and others with exercise or purchase prices subsequently determined to be below the fair market value at the dates of grant or award for financial reporting purposes.

Interest Income (Expense), net

   Interest income (expense), net consists of interest income earned on marketable securities and cash, partially offset by interest expense on our borrowings.

   As a result of the partial investment of the net proceeds raised during our public offerings, net interest income for the three month period ended March 31, 2000 was $1.1 million as compared to net interest expense of $216,000 for the same period last year. Net interest income for the three months ended March 31, 1999 resulted from interest income of $1.2 million net of $85,000 in interest expense for leases, as compared to interest income of $18,000 offset by $234,000 interest expense on borrowings for the same prior year period.

Amortization and Merger Related Expenses

   We incurred merger related expenses of $5.3 million during the first three months ended March 31, 2000 in connection with the acquisition of TriVida Corporation. These expenses include $765,000 of one-time acquisition-related costs, primarily for employee severance, and $4.5 million of amortization expense related to the writedown of the intangible assets acquired. We are amortizing the approximately $165 million of intangible assets acquired on a straight line basis over three years and expect to recognize amortization expense of approximately $13.8 million per quarter through February 2002.

Results of Operations for the Years Ended December 31, 1997, 1998 and 1999

Revenue

   Through December 31, 1999, performance marketing services revenue has included BFAST integration fees and monthly service fees for BFAST, BFIT and B-INTOUCH. Other revenue reflects customized software development and support services. We no longer offered these services after September 30, 1998.

   Revenue from performance marketing services was first recognized in 1997 and increased to $1.3 million in 1998 from $216,000 in 1997 as a result of increased customer activity. Revenue from performance marketing services increased to $5.3 million in 1999 as a result of initiating service for 145 additional customers in 1999, as well as increased customer activity. Other revenue declined to $8,000 in 1998 from $60,000 in 1997 when the final support contract for customized software development and support expired.

Cost of Revenue

   Cost of revenue increased to from $273,000 in 1997 to $424,000 in 1998 as we expanded our server and storage equipment and moved this equipment to a third-party facility. Cost of revenue increased to $845,000 in 1999, as a result of increased depreciation and amortization reflecting higher investment in equipment. In order to maintain targeted service levels and establish additional data centers for redundancy and expansion, we will be required to add equipment in advance of anticipated future growth and this growth may not materialize as expected. Cost of revenue as a percentage of total revenue may increase in the future as we establish new data centers and add additional equipment to support anticipated future growth.

Sales and Marketing Expenses

   Sales and marketing expenses increased from $180,000 in 1997 to $1.2 million in 1998 as the result of the establishment of direct sales and internal telesales groups and the use of third party public relations services. Sales and marketing expenses increased $8.2 million to $9.3 million in 1999. Approximately $5.6 million of the increase was due to increased personnel and related expenses primarily resulting from 41 new employees. In addition, $813,000 was spent to establish a recruitment program to assist customers in attracting marketing partners and an increase in general marketing efforts resulted in incremental expenses of approximately $730,000. We expect that sales and marketing expenses will continue to increase in future periods to support expected growth.

Client Services Expenses

   Client services expenses increased from $0 in 1997 to $300,000 in 1998 as we began to develop a service function to provide support services for our growing customer base and the number of customers began to increase. Client services expense increased to $3.5 million in 1999 as a result of adding 38 new employees to the client services group. We expect that client services expenses will increase in the future to support anticipated growth.

Development and Engineering Expenses

   Development and engineering expenses increased from $426,000 in 1997 to $728,000 in 1998 as a result of an increase in product development and engineering personnel. Development and engineering expenses increased to $4.8 million in 1999, primarily due to personnel and related cost increases of $3.1 million from the addition of new employees and an increase of $451,000 in computer supplies and maintenance costs relating to additional equipment purchases. We expect to continue to invest in development and engineering to support anticipated growth.

General and Administrative Expenses

   General and administrative expenses increased from $332,000 in 1997 to $875,000 in 1998 as a result of $218,000 of professional fees related to financing efforts and $277,000 of increased personnel and related costs resulting from the addition of a new executive management team. General and administrative expenses increased to $2.8 million in 1999 as a result of a $1.1 million increase in personnel costs, including the addition of 14 new employees, and a $452,000 professional service fee increase relating to legal and investor relations fees associated with being a public company. We expect that general and administrative expenses will increase in the future to support anticipated growth.

Equity Related Compensation Expenses

   We did not incur any equity related compensation expenses in 1997. Equity related compensation expenses were $2.4 million in 1998 and $1.9 million in 1999. We expect to recognize additional equity related compensation expenses of at least $475,000 per quarter through the end of 2002 as a result of issuances of stock and stock options to employees and others with exercise or purchase prices subsequently determined to be below the fair market value at the dates of grant or award for financial reporting purposes. The stock compensation is being expensed over the vesting period of the applicable stock awards or options.

Interest Income (Expense), net

   As a result of increased borrowings used to finance the growth of our business, interest expense, net increased from $99,000 in 1997 to $224,000 in 1998. Net interest income of $348,000 in 1999 resulted from $1.3 million of interest income from the investment of a portion of the proceeds from our initial public offering, partially offset by interest expense of $945,000 relating to debt obligations.

Extraordinary Item

   The balance of deferred financing costs associated with a $5.0 million subordinated debt financing resulted in an extraordinary loss of $330,000 upon the early extinguishment of the debt in 1999.

Liquidity and Capital Resources

   We have financed our operations primarily through the sale of equity securities and borrowings. Net proceeds from financing activities from January 1, 1998 through March 31, 2000 included:

  . approximately $10.4 million received upon the sale of Series A preferred stock and warrants to purchase shares of common stock in August and September 1998;

  . approximately $24.9 million received upon the sale of Series B preferred stock in March 1999;

  . approximately $8.4 million in borrowings under various credit facilities and capital lease agreements, of which $5.0 million was repaid in November 1999 with a portion of the proceeds of our initial public offering;

  . approximately $70.6 million in proceeds from our initial public offering, net of issuance costs; and

  . approximately $105.5 million from the proceeds of the proceeds received from Be Free's sale of 4,046,608 shares of its common stock through a secondary offering in March 2000, net of underwriters commission and offering expenses.

   Cash used in operating activities was $13.0 million in 1999 and $6.6 million for the three months ended March 31, 2000. Cash used in operating activities during 1999 resulted from a net loss of $17.8 million, which included a non-cash charge of $1.9 million for equity related compensation, an increase in accounts receivable of $1.3 million and an increase of $880,000 in prepaid expenses primarily relating to sales commissions and payments under annual hardware and software maintenance contracts. These amounts were partially offset by an increase of $821,000 in deferred revenue and by an increase of $2.8 million of accounts payable and accrued expenses. Cash used in operating activities for the three months ended March 31, 2000 resulted from a net loss of $9.3 million, which included a $5 million increase in non-cash depreciation and amortization expense primarily consisting of $4.5 million relating to the amortization of intangible assets associated with the acquisition of TriVida. Accounts receivable increased $1.1 million with the growth in our customer base. Cash used for accounts payable was $2.1 million, primarily relating to the payment of capital equipment purchases and operating expenses for TriVida, subsequent to the acquisition. Deferred revenue increased $1.1 million, largely as a result of a customer prepayment of annual BFAST service fees.

   Cash used in investing activities was $25.5 million in 1999 and $35.3 million for the three months ended March 31, 2000. Our investing activities included capital expenditures totaling $4.9 million in 1999 and $780,000 for the three months ended March 31, 2000. These capital expenditures were incurred primarily to acquire computer hardware and software for our operations and our internal use. We expect that as our customer base and employee base grow and as we expand the number and capacity of our data centers, we will require additional computer hardware and software and our related capital expenditures will increase significantly. Investments in marketable securities totaled $20.7 million in 1999 as a result of the investment of a portion of the net proceeds from our initial public offering. Investment in marketable securities as of March 31, 2000 totaled $31.4 million from the proceeds of our secondary offering as well as a portion of the proceeds raised in our initial public offering. Net cash used for investment banker fees, legal fees and other costs associated with the TriVida acquisition, totaled $3.1 million.

   Cash provided by financing activities was $93.2 million in 1999 and $105.6 million for the three months ended March 31, 2000. Financing activities in 1999 included $24.9 million in net proceeds from the issuance of Series B preferred stock, $70.6 million in net proceeds from our initial public offering of common stock and $2.6 million from the exercise of stock options and warrants. These proceeds were partially offset by a $5.7 million repayment of debt. Financing activities for the three months ended March 31, 2000 include $105.5 million in net proceeds from our public offering in March 2000.

   As of March 31, 2000, Be Free's primary financial commitments consisted of obligations outstanding under capital and operating leases for computer equipment and office space of $4.5 million.

   As of March 31, 2000, Be Free had $122.6 million in cash and cash equivalents, $52.3 million in marketable securities and $155.5 million in working capital. Since its inception, Be Free has significantly increased its operating expenses. Be Free anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses and capital expenditures will require the use of a portion of Be Free's cash resources. Be Free may use a portion of its cash to acquire additional businesses, products and technologies that are complementary to its business.

   The Company believes that its current cash balances and marketable securities and borrowings will be sufficient to meet our debt service, operating and capital requirements for at least the next 12 months. While we do not anticipate that this would be necessary, if cash was insufficient to satisfy Be Free's liquidity requirements, Be Free may seek to raise additional funds through additional borrowings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all, or if available, will be on terms acceptable to us. The issuance of additional equity securities could result in additional dilution to our shareholders.

Market Risk

   We do not currently use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. government obligations, tax-exempt municipal obligations and corporate obligations with contractual maturities of two years or less. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

Year 2000 Issues

   In prior periods, we have discussed how the Year 2000 computer problem relates to our business, and the nature and progress of our preparations for the Year 2000 transition. Although the transition from 1999 to 2000 has passed and we are not aware of any Year 2000 problems with our services, our internal systems or those of our customers or their affiliates, it is possible that Year 2000 problems could be discerned in the future that might have a material adverse effect on our business, financial condition and/or prospects. See "Risk Factors". We will continue to monitor for Year 2000 issues affecting business throughout the year 2000 in an attempt to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly do not believe that the adoption of the SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of FASB Statement No. 133," in fiscal year 2001.

   On December 3, 1999, the staff of the Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. All registrants are expected to apply the accounting and disclosure requirements that are described in SAB 101. Any changes in accounting and disclosures relating to SAB 101 must be reported no later than the second fiscal quarter of the fiscal year beginning after December 15, 1999. Be Free adopted the provisions of SAB 101 in January 2000. The adoption did not have a material impact.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Be Free does not expect the application of FIN 44 to have a material impact on the company's financial position or results of operations.

                                    BUSINESS

   We are a leading provider of services that enable our customers to market their products and services online through tens of thousands of marketing partners and to pay for these promotions based on performance. Our customers use our services to establish and manage their own independent performance marketing relationships directly with their marketing partners. Our online merchant customers typically pay fees to their marketing partners based on the sales they generate, as tracked through our services. Our portal customers typically pay fees to their marketing partners based on the traffic sent to the portal, as tracked through our services. We are typically paid fees by our customers based upon the level of sales or traffic generated by these marketing partners. We provide our customers a cost-effective solution for establishing, managing and rewarding these performance marketing sales channels.

   Through our acquisition of TriVida Corporation consummated on February 29, 2000, we intend to offer services that will enable our customers to deliver personalized promotions to unique but anonymous users visiting their marketing partners' Web sites based upon the past browsing and buying behavior of such users. We also intend to offer services that will enable our customers to deliver personalized promotions for selected goods or services to users visiting their own Web sites, whether or not those users were directed to their Web sites by their marketing partners.

The Be Free Solution

   We provide a comprehensive solution specifically designed to enable our customers to increase sales and decrease the cost of customer acquisition by establishing and managing their own performance marketing sales channels. We have developed, and continue to enhance, a broad set of technologies and services that provide a data interchange between disparate databases utilized by our customers and their thousands of marketing partners. Through this data interchange, we track, store and analyze the effectiveness of individual promotions and provide online data and analysis to both our customers and their marketing partners. As a result of our acquisition of TriVida, we have obtained, and continue to enhance, a new type of personalization technology that creates product recommendations based on our observations.

Merchant Connection

   We integrate our systems with each customer's often disparate catalog, transactional and fulfillment systems by establishing standard data formats and file transfer protocols. Through this connection, we receive and store information about our customer's available products and services and its Web site. We also receive order, order cancellation, sales and return data from our customer.

   Our data interchange also tracks each time a user views and clicks on a specific hyperlink placed by any of our customers' marketing partners. We track these individual viewings and clicks to unique transactions with our customers. Promotions we tracked for our customers were shown more than 1.3 billion times in April 2000 through our customers' 3.6 million performance marketing relationships. This combination of customer and marketing partner data is stored at our central processing facilities and allows us to measure the sales or traffic performance of each specific promotion.

Management Solutions

   We have significant resources and expertise dedicated to the successful implementation, development, management and control of online performance marketing programs. These solutions include:

  . Establishment of marketing relationships. We provide online, automated application and approval processes for Web site publishers to become a customer's marketing partner. We also help customers identify and recruit potential marketing partners.

  . Customer control of sales channel. All of our services are designed to enable a customer to maximize the efficiency of its performance marketing sales channel. Each of our customers selects its marketing partners and determines the terms of its relationships with these marketing partners. We brand reports, communications and payments with our customer's name.

  . Development and placement of promotions. We store and deliver hyperlinks for our customers on our servers. These hyperlinks are available in a wide variety of formats, including text, dynamic displays, search boxes, pull-down menus, banner ads and buttons. Each of our customer's marketing partners can access our servers, choose among that customer's available hyperlinks, and incorporate them into their Web sites or e-mail messages through simple procedures.

  . Replacement of promotions. Since all users viewing and clicking on promotions are routed through our servers before being redirected to a customer's Web site, changes in that customer's Web site only require programming changes on our servers rather than the replacement of hyperlinks by all of its marketing partners.

  . Data collection and reporting. We collect and store data both from our customers and their marketing partners, tracking specific promotions through sales and returns. We provide extensive data and analyses online, both to our customers and to their marketing partners. Analyses can be configured to examine the performance of the entire performance marketing sales channel, a specific hyperlink or a specific marketing partner.

  . Communication and payment services. We can generate e-mail communications and payments to widely dispersed marketing partners on behalf of customers. Communications can be automatically generated and broadcast based upon customer selected criteria.

  . Merchandising assistance. Our reporting and communication services permit both our customers and their marketing partners to make and implement more effective merchandising decisions. Our best practices group monitors industry and competitive trends, as well as results achieved by customers generally, and shares this expertise with customers and their marketing partners. Our online merchant customers can use our system to identify hyperlinks or sites that are leading to high sales or return rates, manage product demand, and rank marketing partners by effectiveness.

   Using our services, our customers pay only for those individual promotions that generate sales or traffic. Our online merchant customers typically pay us fees based upon the sales resulting from promotions hosted by their marketing partners. Our portal customers typically pay us fees based upon the traffic resulting from promotions hosted by their marketing partners. Our customers enter into separate agreements directly with their marketing partners and pay them separate fees based on the level of sales or traffic they generate by hosting the promotions. As a result, our economic interests are closely aligned with the economic interests of our customers and their marketing partners.

Services

   Our data interchange provides the communications link, technologies and services for performance marketing generally and Web-based affiliate sales channels in particular. Our customers select core transactional services-- BFAST, B2BFAST, B-INTOUCH and BFIT--and may then select additional related services. Our core services enable the collection and tracking of data that resides on our servers in Oracle databases. Reports analyzing the data are accessible to our customers and their marketing partners from desktop computers using standard Internet protocols and standard Web browser protocols. Specifically, our core transactional services include:

Serving and Tracking Promotions and Routing Users

  . Tracking of selected links each time a link is displayed or delivery of dynamic, rotating promotions and tracking of display of these promotions each time a dynamic link is displayed;

  . Directing users clicking on any promotions to the correct location on our customer's site; and

  . Collection of order, order cancellation, sales and return information from our customer's systems and matching that information with marketing partner data collected by our systems.

Reporting and Decision Support

  . Online generation of daily customer-specific reports, including detail on orders and order cancellations, sales and returns, traffic, promotional success and payments due to marketing partners. A complete decision support system allows our customers to filter and sort these reports and to export this data for use in a spreadsheet or word processing program;

  . Modification of the available promotions and addition of new promotions instantly; and

  . Online generation of daily marketing partner reports including detail on orders and order cancellations, sales and returns, traffic, promotions used and success of each promotion, products purchased by the site's audience and commissions due to the marketing partner. Marketing partners may download these reports for use in a spreadsheet or word processing program.

   We provide these services through our BFAST, B2BFAST, B-INTOUCH and BFIT services:

BFAST Affiliate Marketing Services

   BFAST allows our customers to build and maintain their own, branded performance marketing channels with third-party Web site publishers. Our customers use BFAST to create and build these sales channels and to evaluate their marketing partners using more than 80 online analyses. BFAST enables customers to create and offer promotions, including individual product hyperlinks, search links, product category links, coupons and other incentives appearing in a variety of formats including text, graphics, search boxes, regularly updated "top 10" lists and streaming video. Each marketing partner can select the promotions that are most likely to appeal to its audience and use BFAST to generate the code it needs to add those hyperlinks to its site. These marketing partners can check the performance of each hyperlink they implement with daily reporting.

   We also provide optional services to help recruit marketing partners for our customers and provide merchandising advice directly to marketing partners. Our outreach services include recruitment by marketing partner recruiters, direct mail to Web site managers who have requested this information, sponsorship of newsletters, and banner advertising. We also offer marketing partner application review and approval services, where we accept marketing partner applications on behalf of our customers based upon their established criteria. We can provide customer-branded support by telephone and e-mail to marketing partners to assist with applications, hyperlink generation, merchandising and analysis. We can also provide performance analysis and promotional and merchandising recommendations for the largest 250 sites in our customers' performance marketing sales channels. We have a best practices group that has developed expertise by monitoring industry and customer specific trends and provides strategic advice designed to improve the performance of these sales channels.

   In general, we enter into a standard service agreement that requires our BFAST customer to pay us a one-time integration fee and monthly performance fees, subject to minimum monthly or annual fees, for use of our data interchange. For our online merchant customers, the performance fees are generally based on either a percentage of the sales generated or a fee based on the number of transactions or orders. For our portal customers, the performance fees are generally based on the volume of click-throughs generated by their marketing partners. We currently derive most of our revenue from BFAST services.

B2BFAST Business-to-Business Affiliate Marketing Services

   Our B2BFAST services are targeted to businesses that sell their products or services to other businesses. These customers use our B2BFAST services to create performance marketing sales channels that target their business customers. These services include specific analysis, merchandising and recruiting technologies and techniques designed to address the special needs of business-to-business commerce. We charge our B2BFAST customers based on the sales or volume of traffic generated from their performance marketing channels.

B-INTOUCH E-mail Referral Services

   Our recently introduced B-INTOUCH services allow our customers to create performance marketing sales channels composed of individuals and corporations that send e-mail messages. B-INTOUCH lets an approved sender of e-mail messages include our customers' promotions in e-mail messages and receive fees for the sales or traffic that result from these promotions. B-INTOUCH offers a simple user interface for hyperlink placement and reporting, designed for the less technologically sophisticated e-mail user. We charge our customers for B-INTOUCH services based on the volume of sales or traffic that results from a customer's e-mail referral program.

BFIT Advertising Services

   BFIT is an enhanced banner ad delivery service that tracks our customers' banner advertising through to point of sale and determines the performance for a specific banner placed in a specific location. This may include ad placement based on specifications provided by our customers on their ad agencies. By integrating our BFIT and BFAST services, our customers' marketing partners can dedicate space on their Web sites within which our customer may determine the promotional initiative displayed and modify it at any time or upon the occurrence of specified criteria. We charge for our BFIT services based on the number of impressions served.

Related Services

   We offer related services to complement BFAST, B2BFAST, B-INTOUCH and BFIT. These services are designed to automate aspects of the process of establishing and managing performance marketing relationships. They include the following:

  . automated sign-up of potential marketing partners through an online application;

  . definition and selection of marketing partners, compensation rules and methods;

  . rapid review and approval of marketing partner applications by customers;

  . generation of individualized messages from our customers to selected marketing partners; and

  . payment of fees due to marketing partners. For a fixed fee per check, Be
    Free will prepare and distribute checks to a customer's marketing partners in payment of their commissions. These checks are drawn against a Be Free checking account, which is funded by the customer prior to release of the checks.

Personalization Services

   We plan to launch two services that will enable our customers to deliver real-time, personalized promotions to potential buyers based upon historical browsing and buying behavior. These services will include:

  . delivery by our customers of personalized product or product category recommendations to visitors to their Web sites, whether or not that visitor was directed to their Web site through a promotion hosted by their marketing partners; and

  . delivery by our customers of personalized product or product category recommendations on the Web sites of their marketing partners.

   These recommendations will be created at a centralized service bureau and will be served directly to the user or to a customer's server for delivery to the user.

Sales and Marketing

   We have a direct sales force that targets large online merchants and portals as customers. The direct sales force is assigned to different geographical regions and is supported by sales engineers. We maintain direct sales personnel in nine major metropolitan areas throughout the United States, as well as in London. We also have a telesales group, located in our Marlborough, Massachusetts headquarters, that targets mid-sized online merchants as customers.

   In order to achieve broader distribution of our services, we have contracted with third parties to resell our services. These resellers typically receive a percentage of our revenue derived from the online merchant accounts they generate during specified periods.

   We target potential customers through our public relations program, our Web sites, conferences, trade shows and customer referrals. While we have primarily focused on marketing efforts in the United States, we intend to extend these efforts into Europe and may extend these efforts into Japan.

Customer Service

   We provide comprehensive integration, training, consulting and support services. We provide our customers with individualized customer services designed to increase the performance of their performance marketing sales channels and their overall satisfaction with our services. We assign dedicated, knowledgeable customer development managers to each customer.

   Our best practices consulting team gathers and analyzes data from industry sources, our database and customer initiatives to provide our customers with industry-wide performance results against which they can measure their own success. This team formulates strategies for how our customers might more effectively promote their products or services. We present our best practices solutions through seminars, customer bulletins, case studies and one-on-one dialogues with customers.

   We provide integration services, both by telephone and in person, to new customers. We work with new customers to create a reliable, automated data transfer between their databases and our databases.

   We teach our customers to use our technology effectively and efficiently. We provide business training to customers, which helps them better understand the business decisions that they face in launching their performance marketing programs. We also offer regular refresher and update training.

   Our customer development managers assist our individual customers in managing their performance marketing programs, developing and interpreting their analyses, and testing new promotional methods. These customer development managers also convey emerging customer strategies, communicate customer feature requests, manage data requests and provide ongoing project management services for special customer initiatives.

Technology Infrastructure

   Our technologies are designed to provide the following advantages:

Performance, Scalability, Availability and Reliability

   Our system infrastructure has been designed as a layered architecture to yield significant benefits to our customers in performance, scalability, availability and reliability. Our software and databases run on multiple high-speed servers that are connected by high-capacity connections and are organized into multiple tiers. Each tier functions to address specific data storage and data traffic considerations to enhance reporting and real-time transactional performance. We have recently upgraded this system by adding additional servers or storage devices to each tier.

   Scalability is a term used to describe the ability of an application to handle greater traffic when additional servers are added to a system. Scalability is particularly important for growth-stage Internet applications where demand can grow rapidly and unpredictably. Our servers are connected not only within a given tier but also between tiers. This multi-tiered server design enables us to add, extend, duplicate or exchange the specific servers requiring the enhancement within the system as needed, without recompiling the rest of the system or interrupting services.

   The multi-tiered server design better enables us to provide our customers with highly-available and reliable uninterrupted service. Each tier is comprised of multiple connected servers performing similar tasks, each of which has its own power supply. If a server fails, that server's tasks are automatically reassigned to another running computer. In addition, identical data is also stored in various locations. This redundant design enhances the ability of the system to tolerate the failure of an individual server or failures in system storage without the loss of data or the ability of the computers to give our customers' real-time operating capability.

   The connections from the network data center into the multi-tiered servers are also designed to provide customers with reliable, uninterrupted service. We regularly test and maintain the multiple connections between our servers, and regularly test the connections between the network data center and the Internet. Our engineering and hosting center personnel monitor traffic patterns and congestion points and reroute traffic flows in an effort to reduce end-user response times. We provide monitoring and support services required to maintain transaction availability 24 hours a day, 365 days a year.

   Although our systems are designed to enhance reliability, system and communication failures have caused both delays and cessation of services. We recently experienced an 11-hour systems outage during which we were unable to re-direct Internet users to our customers from their marketing partners or provide reports.

   We have taken and are taking additional steps to decrease the likelihood of future outages. These steps include installing additional server and storage hardware, and adding an additional level of redundancy to all tiers of our system architecture. Our development team is modifying our software to make it more functional upon hardware failure. Even with these improvements, there can be no assurance that our services will not be interrupted in the future.

Flexibility

   Our systems infrastructure uses platform systems with UNIX, a non-proprietary open operating system, and is also compatible with Microsoft's proprietary operating system, Windows NT. We currently use servers manufactured by Sun Microsystems and storage equipment manufactured by EMC. While we are not dependent on any single server hardware system or vendor, any change could be costly and time consuming.

Internet Access

   Our systems are developed entirely for use over the Internet. Our customers are able to access marketing, sales and merchandising data from our Oracle-based databases using their desktop computers and their standard Internet connection. Our reporting systems use standard Internet and Web protocols.

Central Operations Facility

   Our network data centers are designed to optimize performance and maintain reliability. Our primary network data center is housed at Exodus Communications in Harborside, New Jersey. This center has multiple, physically distinct, high-capacity connections to the Internet designed to reduce the likelihood that outages within the network will materially impact customer use. We expect to establish additional data centers in the western United States and in Europe.

   These data centers all have duplicate systems for power, climate-control, fire protection, seismic reinforcement and continuous security surveillance. These facilities utilize manual and automated intrusion detection techniques to monitor the security of the center and its hardware. We regularly use outside security professionals to evaluate our physical and electronic security measures.

Development

   Development of new services begins with our product marketing group. Based upon customer, competitive and market analyses, our product marketing group determines functions and specifications for future services and enhancements to current services. Our development group develops new services and enhances existing services based on specifications provided by the product marketing group. Our development group is divided into strategic and tactical teams. Our strategic team develops new performance marketing services and new generations of current services. Our tactical development team focuses on extending existing functions or developing additional functions within any given release.

   We have developed a managed release process to assist customers in the adoption of new releases. This process includes testing and evaluating revisions, updating online and paper documentation to include new features, training customer support personnel and notifying and training customers.

   For the years ended December 31, 1998 and 1999, we spent $304,100 and $2.4 million, respectively, on research and development activities.

Competition

   The markets for online performance marketing solutions are new, rapidly evolving and highly competitive. We do not currently compete against established companies across the range of services we provide. We do, however, compete against larger companies with respect to a portion of the services we provide and compete more broadly against similar sized, private companies. We expect to face future competition across a broad range of our services from larger companies currently providing products or services that compete only with respect to a portion of the services we provide.

   For the provision of online merchant branded affiliate sales channel solutions, we compete against internally-developed performance marketing solutions and against enterprise software solution providers. Customers of enterprise software solutions must develop and maintain databases and servers to track their performance marketing channels. We also compete against multi-merchant, shared affiliate program providers, including Commission Junction and Linkshare. A customer of a shared affiliate program shares its marketing partners with potentially all of the other customers of that program, even customers that may be competitors. Finally, we compete with ad server companies that provide banner ad services that might be considered an alternative marketing solution.

   We believe that the principal competitive factors in our market are:

  .  the provision of comprehensive, reliable services;

  . the ability to offer a customer ownership of and control over a significant sales channel;

  .  the provision of extensive online reports and analyses; and

  .  price.

   We seek to compete against internally developed efforts and enterprise software solutions by providing more comprehensive, cost-effective services that are more easily managed. We seek to compete against multi-merchant, shared affiliate program providers on the basis of our technology, by permitting our customers greater control over their affiliate sales channel and providing individualized customer service. We seek to compete against ad serving companies by offering broader services and the ability to track promotional efforts through to resulting sales rather than merely to the number of times viewed.

Employees

   As of April 30, 2000, including those acquired from TriVida, we had a total of 274 employees, 89 of whom were in sales and marketing, 71 in client services, 86 in development and engineering, 28 in finance and administration. Sales and marketing employees include salespeople, sales administration personnel, customer service personnel, product marketing and marketing communications personnel. From time to time we also employ independent contractors to supplement our development staff. Our employees are not represented by a labor union and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

   Our headquarters are located in Marlborough, Massachusetts, where we occupy approximately 35,700 square feet under a lease that expires in August 2004. Our development and engineering departments are located in Pittsburgh, Pennsylvania, where we occupy approximately 12,000 square feet of office under a lease that expires in January 2004 and in Culver City, California, where we occupy approximately 16,000 square feet of office under a lease that expires in December 2004. In the future, we may lease additional space as needed.

Legal Proceedings

   From time to time, we are involved in litigation incidental to the conduct of our business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on Be Free's financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

   Our executive officers and directors, and their respective ages and positions as of April 30, 2000, are set forth below:

 Name                      Age                                  Position
 Gordon B. Hoffstein......  47 President, Chief Executive Officer and Chairman of the Board of Directors
 Samuel P. Gerace, Jr.....  36 Executive Vice President, Research & Technology and Director
 Thomas A. Gerace.........  29 Executive Vice President, Business Development
 Stephen M. Joseph........  41 Chief Financial Officer and Treasurer
 Ellen M. Brezniak........  41 Vice President, Product Marketing
 W. Blair Heavey..........  38 Vice President, Sales
 Steven D. Pike...........  46 Vice President, Client Services
 Patricia L. Travaline....  44 Vice President, Marketing Communications
 Kathleen L. Biro.........  47 Director
 Ted R. Dintersmith(1)(2).  47 Director
 W. Michael Humphreys(2)..  48 Director
 Daniel J. Nova(1)(2)(3)..  38 Director
 Jeffrey Rayport(1).......  40 Director

---------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3) Mr. Nova is not a nominee for re-election as a director at the 2000 annual meeting of stockholders. The Board of Directors has appointed Kathleen L. Biro to the Audit Committee effective at the 2000 annual meeting of stockholders to fill the vacancy created by Mr. Nova.

   Gordon B. Hoffstein has been our Chief Executive Officer and a director since August 1998, and was elected Chairman of the Board of Directors in January 2000. From October 1991 to April 1997, he was a co-founder and the Chief Executive Officer of PCs Compleat, Inc., a direct marketer of PCs and related products now known as CompUSA Direct. From February 1991 to June 1991, he was Chief Executive Officer of Edsun Laboratories, a semiconductor designer. He was a co-founder and the Chief Executive Officer of Microamerica, Inc., a distributor of computer hardware and software products, from November 1979 to May 1990. He currently serves as a director of various private companies. Mr. Hoffstein earned a B.S. from the University of Massachusetts and an M.B.A. from Babson College.

   Samuel P. Gerace, Jr. has been our Executive Vice President, Research & Technology and a director since August 1998. He was a founder of and has been involved in managing our business since the inception of one of our affiliated companies in September 1985. Mr. Gerace holds an A.B. from Harvard College. Samuel P. Gerace, Jr. is the brother of Thomas A. Gerace.

   Thomas A. Gerace has been our Executive Vice President, Business Development since August 1998. He was a founder of and has been involved in managing our business since inception. Previously, he served as a research analyst for Harvard Business School. During his time at Harvard Business School, he also served as a consultant for the Technology for Effective Cooperation Network, a non-profit organization, and Welty-Leger Corporation, a distribution and warehouse software provider. Mr. Gerace received an A.B. from Harvard College. Thomas A. Gerace is the brother of Samuel P. Gerace, Jr.

   Stephen M. Joseph has been our Chief Financial Officer since August 1998. From October 1991 to December 1997, he served as Chief Financial Officer of PCs Compleat, Inc. From March 1991 to June 1991, he was Chief Financial Officer of Edsun Laboratories. Prior to that time, he held various financial positions in private companies and Ingersoll-Rand Company, a machinery and equipment manufacturer. Mr. Joseph earned a B.S. from Bentley College.

   Ellen M. Brezniak has been our Vice President, Product Marketing since November 1998. From October 1996 until joining us, she was Vice President, Business-To-Business Operating Unit at Open Market, Inc. From March 1994 until September 1996, she was Director, Product Marketing and Planning with Progress Software Corporation, a supplier of application development and management technology. Prior to that time, she held various marketing positions at Cognos, Inc., which offers application development software and EIS tools, and software database companies such as Sybase, Inc. and Oracle Corporation. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

   W. Blair Heavey has been our Vice President, Sales since October 1998. From April 1995 until joining us, he held sales positions at Open Market, Inc., an Internet software developer, including Director of Sales and Director, Strategic Channel Sales. From March 1989 until March 1995, he held several sales and marketing positions at Hewlett-Packard Corporation, a manufacturer of measurement, computation and communications systems and equipment. Mr. Heavey received a B.A. from Boston College and an M.B.A. from Babson College.

   Steven D. Pike has been our Vice President, Client Services since April 1999. From July 1998 until joining us, he served as Vice President, Customer Services at Internet Commerce Services, Inc., a commerce service provider. From September 1995 to June 1998, he held the position of Director of Technical Services at Open Market, Inc. From January 1995 to September 1995, he held the position of Manager, Product & Program Management at Progress Software Corporation and from September 1992 to January 1995 he was Manager, Product Support and Business Management at Bay Networks, a manufacturer of data networking products. Mr. Pike holds a B.S. from Franklin Pierce College.

   Patricia L. Travaline has been our Vice President, Marketing Communications since October 1998. From January 1992 to February 1998, she served in positions at PCs Compleat, Inc. including Director of Marketing Communications and Director, Extended Services Development. From December 1985 to September 1991, she held positions at the public relations firm of Sharon Merrill Associates, including Vice President, Investor Relations. Ms. Travaline earned a B.A. from the University of Denver and an M.B.A. from Simmons College.

   Kathleen L. Biro has been a director since January 2000. Since 1991, Ms. Biro has been employed by Digitas Inc., an Internet professional services firm, in a variety of capacities, including since December 1999 as its President and a director and as Vice Chairman since April 1999. Ms. Biro, co-founded Strategic Interactive Group, an interactive advertising firm and predecessor to Digitas, and served as its Chief Executive Officer from its founding in April 1995 to December 1999. Ms. Biro also serves on the boards of directors of NetGenesis Corp. and Digitas. She holds a B.S. and an M.S. in Educational Administration from New York University and an M.B.A. in Marketing and Finance from the Columbia University Graduate School of Business.

   Ted R. Dintersmith has been a director since August 1998. Since February 1996, he has been a General Partner of Charles River Partnership VIII, a private venture capital firm. Prior to his association with Charles River, he was a General Partner of Aegis Management Corporation, a venture capital firm. Mr. Dintersmith is a director of Flycast Communications Corporation, an Internet advertising company. Mr. Dintersmith holds a B.A. degree in Physics and English from the College of William and Mary and a Ph.D. in Engineering from Stanford University.

   W. Michael Humphreys has been a director since August 1998. Mr. Humphreys has been a partner of Matrix Partners, a private venture capital firm, since 1979. He received a B.S. from the University of Oregon and an M.B.A. from Harvard Business School.

   Daniel J. Nova has been a director since March 1999. Since August 1996, Mr. Nova has served as a general partner of Highland Capital Partners, a venture capital firm. Previously, he was a general partner of CMG@Ventures from January 1995 to August 1996 and a Senior Associate at Summit Partners from June 1991 to January 1995. Mr. Nova is a director of eToys, Inc., an online retailer of toys, Lycos, Inc., an online portal, MapQuest.com, Inc., an online mapping company, and Ask Jeeves, Inc., an Internet question answering service company. Mr. Nova received a B.S. in Computer Science and Marketing with honors from Boston College and an M.B.A. from Harvard Business School. Mr. Nova is not a nominee for re-election as a director at the 2000 annual meeting of stockholders.

   Jeffrey Rayport has been a director since December 1998. He has been a faculty member at Harvard Business School in the Service Management Unit since 1991. He is currently on leave from Harvard and is working at Monitor Company, a management consulting firm, as the founder and executive director of Monitor Marketplace Center, an e-commerce research and media unit established in 1998. Dr. Rayport is a director of Global Sports, Inc., a sporting goods company, and Agency.com, Ltd, a provider of Internet professional services. Dr. Rayport earned an A.B., A.M. and Ph.D. from Harvard University and an M. Phil. from the University of Cambridge (U.K.).

   Our board of directors is divided into three classes, with the members of each class serving for a staggered three-year term. Our board currently consists of two Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors (Kathleen L. Biro, W. Michael Humphreys and Daniel J. Nova) expires at the annual meeting of stockholders to be held in 2000. The term of the Class II directors (Ted R. Dintersmith and Jeffrey Rayport) expires at the annual meeting of stockholders to be held in 2001. The term of the Class III directors (Gordon B. Hoffstein and Samuel P. Gerace, Jr.) expires at the annual meeting of stockholders to be held in 2002. Mr. Nova's term as a director expires at the 2000 Annual Meeting of Stockholders to be held on May 25, 2000 and he is not a nominee for re-election.

   Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Committees of the Board of Directors

   Our board of directors has established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation for our employees and consultants and administers our employee incentive plans. The current members of the compensation committee are Messrs. Dintersmith, Humphreys and Nova. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current members of the audit committee are Messrs. Dintersmith, Nova and Rayport. Effective at the 2000 Annual Meeting of Stockholders, the Board of Directors has appointed Kathleen L. Biro to the audit committee to fill the vacancy created by Daniel J. Nova whose term as a director expires at the 2000 Annual Meeting of Stockholder and who is not a nominee for re-election.

Director Compensation

   We have no present plans to pay cash compensation to directors but intend to reimburse directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or committees of the board. In December 1998, we granted Mr. Rayport an option under the 1998 Stock Incentive Plan to purchase 75,000 shares of common stock at $0.15 per share that vests over four years and a fully vested option to purchase 75,000 shares of common stock at $1.10 per share. In January 2000, we granted Ms. Biro an option under the 1998 Stock Incentive Plan to purchase 160,000 shares of common stock at $34.00 per share that vests over three years. In addition, we may issue additional options to directors under our 1998 Stock Incentive Plan, which options would vest and become exercisable over time.

Compensation Committee Interlocks and Insider Participation

   Prior to the appointment of the compensation committee in July 1999, Be Free's full board of directors and Thomas A. Gerace were responsible for the functions of a compensation committee. Thomas A. Gerace previously was a director and Chief Executive Officer of Be Free and board members Gordon B. Hoffstein and Samuel P. Gerace, Jr. are both executive officers of Be Free. During 1999, none of our executive officers served as a member of the compensation committee, or a committee serving an equivalent function, of any entity whose executive officers served as a director of Be Free or otherwise had compensation committee responsibilities.

Executive Compensation

   The following table sets forth the total compensation earned by our chief executive officer and each of the four most highly compensated other executive officers who received annual compensation in excess of $100,000 for the year ended December 31, 1999, collectively referred to below as the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life, or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                           Summary Compensation Table

                                              Annual             Long Term
                                           Compensation        Compensation
                                         ----------------- ---------------------
                                                           Restricted Securities
                                                             Stock    Underlying
Name of Executive                   Year  Salary   Bonus     Awards    Options
Gordon B. Hoffstein...............  1999 $165,000 $ 63,397 $      --       --
 President, Chief Executive         1998   49,574   16,859  1,083,495      --
 Officer and Chairman of the Board
 of Directors
Samuel P. Gerace, Jr..............  1999 $115,000 $ 18,126        --       --
 Executive Vice President,          1998   19,906      --         --       --
 Research & Technology and
 Director
Thomas A. Gerace..................  1999 $115,000 $ 23,914        --       --
 Executive Vice President,          1998   77,823      --         --       --
 Business Development
Ellen M. Brezniak.................  1999 $125,000 $ 16,173 $      --    75,000
 Vice President, Product Marketing  1998   19,906      --      81,262   77,392
W. Blair Heavey...................  1999 $135,000 $163,992 $      --       --
 Vice President, Sales              1998   26,380      --     116,666  285,806

Option Grants in Last Fiscal Year

   The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                      Individual Grants
                         --------------------------------------------
                                                                          Potential
                                                                      Realizable Value
                                                                      at Assumed Annual
                                     Percent of                        Rates of Stock
                         Number of  Total Options                           Price
                         Securities  Granted to                       Appreciation for
                         Underlying Employees in                       Option Term(3)
                          Options    Fiscal Year  Exercise Expiration -----------------
                          Granted      1999(1)    Price(2)    Date       5%      10%
Gordon B. Hoffstein.....      --         --          --         --         --       --
Samuel P. Gerace, Jr....      --         --          --         --         --       --
Thomas A. Gerace........      --         --          --         --         --       --
Ellen M. Brezniak.......   75,000       3.25%      $1.40    7/18/09   $171,034 $272,343
W. Blair Heavey.........      --         --          --         --         --       --

---------------------
(1) Based on options to purchase an aggregate of 2,310,442 shares granted to our employees under the 1998 Stock Incentive Plan during the year ended December 31, 1999.

(2) The exercise price was equal to the fair market value of our common stock as valued by the board of directors on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Option Values

   The following table sets forth for each of the Named Executive Officers options exercised and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 1999.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 1999         December 31, 1999(1)
                          Acquired    Value   ------------------------- -------------------------
                         on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
Gordon B. Hoffstein.....      --          --       --            --            --           --
Samuel P. Gerace, Jr. ..      --          --       --            --            --           --
Thomas A. Gerace........      --          --       --            --            --           --
Ellen M. Brezniak.......    9,674    $346,208   11,286       131,432    $  403,898   $4,609,873
W. Blair Heavey.........      --          --    83,360       202,446    $2,983,246   $7,245,036

---------------------
(1) On December 31, 1999, the last sale price reported on the Nasdaq National Market for our common stock was $35.94 per share.

Employment Agreements

   On August 28, 1998 we entered into employment agreements with Samuel P. Gerace, Jr. and Thomas A. Gerace that provide for an annual base salary of not less than $110,000 and annual merit bonuses as may be determined by the board of directors. These agreements contain customary noncompetition and nonsolicitation provisions, and have an initial term of two years with a one year renewal subject to the parties' agreement.

Change of Control Arrangements

   Shares subject to options or restricted stock awards granted under our 1998 Stock Incentive Plan generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the next 36 months. The option agreements under this plan generally provide accelerated vesting of 25% of the shares subject to the option upon a change of control, and full acceleration upon the termination of employment within two years after a change of control without "cause" or for "good reason" as defined in the agreement. In general terms, change of control would occur where any person acquires ownership of more than 50% of our voting shares or upon any merger or acquisition where our stockholders before the transaction hold less than a majority of the voting stock of the surviving entity outstanding after the transaction. We have issued shares of restricted stock to Gordon B. Hoffstein that provide for accelerated vesting of 50% of these shares of restricted stock upon a change in control, and full acceleration upon the termination of employment within two years after a change of control without "cause" or for "good reason" as defined in the agreement.

1998 Stock Incentive Plan

   Our 1998 Stock Incentive Plan was originally adopted by our board of directors and stockholders in November 1998, and was subsequently amended in May 2000. The plan currently authorizes the issuance of up to 10,109,506 shares of our common stock, plus an annual increase each June 1, as described below. As of April 30, 2000, shares of restricted stock and options to purchase an aggregate of 9,258,848 shares of common stock at a weighted average restricted stock purchase price of $0.16 per share and a weighted average option exercise price of $7.05 per share have been granted under the plan. The number of shares authorized for issuance under the plan increases each June 1 in an amount equal to the lesser of (i) the number of shares of common stock necessary so that the shares available for grant thereunder (and not subject to issuance under any vested or unvested option outstanding and in effect on such June 1) equals 5% of the shares of our common stock outstanding in such June 1 and (ii) an amount determined by the Board. Pursuant to the above provision, based on the number of shares available for grant under the plan as of April 30, 2000 and the shares of common stock outstanding as of April 30, 2000, the size of the annual increase to occur on June 1, 2000 would be approximately 2,403,301 additional shares authorized for issuance.

   The stock incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options.

   Our officers, employees, directors, consultants and advisors are eligible to receive awards under the stock incentive plan. Under present law, however, incentive stock options may only be granted to employees. No employee may receive any award for more than 4,000,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. The stock incentive plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   As of April 30, 2000, approximately 279 persons were eligible to receive options under the stock incentive plan, including eight executive officers and five non-employee directors.

   Our board of directors administers the stock incentive plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the stock incentive plan to one or more executive officers or committees of the board of directors. Our board of directors has authorized the compensation committee to administer the stock incentive plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the stock incentive plan, our board of directors, our compensation committee or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which the options become exercisable;

  . the exercise price of options; and

  . the duration of options.

   In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to take one or more of the following actions:

  . provide that outstanding options be assumed or substituted for by the acquirer;

  . in the event of an acquisition in which the holders of common stock would receive a cash payment for each share surrendered, provide for a cash payment to each option holder equal to the amount by which the amount paid to common stockholders exceeds the option's exercise price, multiplied by the total number of shares of common stock subject to the option;

  . provide that any or all outstanding options become fully exercisable as of a specified time prior to the event; and

  . provide that all unexercised options terminate immediately prior to the event unless exercised before that time.

   No award may be granted under the stock incentive plan after November 2008, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the stock incentive plan.

1998 TriVida Equity Incentive Plan

   In connection with the acquisition of TriVida, we assumed TriVida's 1998 Equity Incentive Plan, which authorizes the issuance of options and restricted stock awards covering 566,592 shares of our common stock. As of February 29, 2000, all of such options had been issued to TriVida employees at a weighted average exercise price of $7.78 per share. In general, the terms of this plan and the options granted under this plan are similar to those described above for our 1998 Stock Incentive Plan. No new grants of options will be made under this plan.

1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on October 5, 1999 and approved by our stockholders on October 6, 1999. The purchase plan authorizes the issuance of up to a total of 425,000 shares of our common stock to participating employees, of which 101,819 shares of common stock have been issued as of April 28, 2000.

   All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of December 31, 1999, substantially all of our employees would have been eligible to participate in the purchase plan.

   During each designated payroll deduction period, or offering period, each eligible employee may authorize us to deduct between 1% to 10%, in 1% increments, of his or her base pay, including sales commissions. We will hold the deducted money in a non-interest bearing account for each participating employee. On the last business day of the offering period we will use the amount in his or her account to buy shares of our common stock for each participating employee at the following purchase price. The purchase price will be 85% of the closing market price of our common stock on either (a) the first business day of the offering period or (b) the last business day of the offering period, whichever is lower. No employee is allowed to buy shares of common stock worth more than $25,000, based on the fair market value of the common stock on the first day of the offering period, in any calendar year under the plan. Except for the first offering period, each offering period will commence May 1 and November 1 and last for six months. The first offering period began on November 3, 1999, the date of our initial public offering, and ended on April 28, 2000. At such time, we issued 101,819 shares of common stock pursuant to purchases under our 1999 Employee Stock Purchase Plan.

   An employee must be a participant on the last day of an offering period in order to purchase stock under the plan. An employee's participation in an offering terminates upon:

  . the employee's withdrawal of the balance accumulated in his or her account;

  .  termination of employment;

  .  retirement;

  .  death;

  . transfer to a subsidiary of the company which does not participate in the plan; and

  . the subsidiary for which the employee works no longer being a subsidiary of the company.

   In the event of the employee's death, the balance in the employee's account will be refunded to the employee's beneficiary or the executor or administrator of the employee's estate.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

401(k) Plan

   We have adopted an employee savings and retirement plan qualified under
Section 401 of the Internal Revenue Code and covering employees who are at least 21 years of age and who have completed three months of service. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. Although not required, we may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. To date we have not made any matching or additional contributions. In addition, TriVida currently has a 401(k) plan which we expect will be terminated in the third quarter of 2000 and the TriVida employees will join our plan.

                       TRANSACTIONS WITH RELATED PARTIES

   The share information provided below retroactively gives effect to our 2-for-1 common stock split effectuated on March 8, 2000. Upon the consummation of our initial public offering in November 1999, all then outstanding shares of, and warrants to purchase, preferred stock converted on a 1-for-1 basis into shares of, or warrants to purchase, common stock, respectively.

Preferred Stock and Related Transactions

   Sale of Preferred Stock. We sold preferred stock pursuant to the following transactions:

  . August 28, 1998, we sold an aggregate of 10,500,000 shares of Series A preferred stock at a price of $1.00 per share and issued warrants to purchase 3,465,000 shares of common stock at an exercise price of $1.50 per share.

  . On September 29, 1998, we sold 100,000 shares of Series A preferred stock at a price of $1.00 per share and issued a warrant to purchase 33,000 shares of common stock at an exercise price of $1.50 and warrants to purchase up to 700,000 shares of Series A preferred stock at an exercise price of $1.00 per share; and

  . On March 31, 1999, we sold an aggregate of 13,196,522 shares of Series B preferred stock at a price of $1.89443 per share.

   The following directors, executive officers, holders of more than 5% of a class of voting securities and members of that person's immediate family purchased these shares or received these warrants to purchase common stock or Series A preferred stock.

                                                           Warrants to
                                     Shares of Warrants to  Purchase   Shares of
                                     Series A   Purchase    Series A   Series B
                                     Preferred   Common     Preferred  Preferred
Purchaser(1)                           Stock      Stock       Stock      Stock
Gordon B. Hoffstein(2)..............   500,000    165,000       --           --
Charles River Partnership(2)(3)..... 5,000,000  1,650,000       --     2,322,598
Highland Capital(2)(4)..............       --         --        --     5,070,139
Matrix Partners(2)(5)............... 5,000,000  1,650,000       --     2,322,598

---------------------
(1) See Notes to Table of Beneficial Ownership in "Principal and Selling Stockholders" for information related to the beneficial ownership of the referenced shares.

(2) A holder of more than 5% of our common stock.

(3) Of the securities listed, Charles River Partnership VIII acquired 4,909,475 shares of Series A preferred stock, warrants to purchase 1,620,126 shares of common stock and 2,280,547 shares of Series B preferred stock, and Charles River VIII-A acquired 90,525 shares of Series A preferred stock, warrants to purchase 29,872 shares of common stock and 42,051 shares of Series B preferred stock. Mr. Dintersmith, a director of Be Free, is a general partner of Charles River Partnership VIII, the general partner of Charles River Partnership VIII, L.P. and an officer of Charles River VII Friends, Inc. the manager of Charles River VIII-A, LLC.

(4) Of the securities listed, Highland Capital Partners IV acquired 4,867,333 shares of Series B preferred stock and Highland Entrepreneurs' Fund IV owns 202,806 shares of Series B preferred stock. Mr. Nova, a director of Be Free, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV, LP and a managing member of Highland Entrepreneurs' Fund IV LLC, the general partner of Highland Entrepreneurs' Fund IV, LP.

(5) Of the securities listed above, Matrix Partners V, L.P. acquired 4,500,000 shares of Series A preferred stock, warrants to purchase 1,485,000 shares of common stock and 2,090,338 shares of Series B preferred stock, and Matrix V Entrepreneurs Fund, L.P. acquired 500,000 shares of Series A preferred stock, warrants to purchase 165,000 shares of common stock and 232,260 shares of Series B preferred stock. Mr. Humphreys, a director of Be Free, is a general partner of Matrix V Management Co., LLC, the general partner of both Matrix Partners V, L.P. and Matrix V Entrepreneurs' Fund.

   In connection with the sale of Series A preferred stock, the following transactions also occurred which involved executive officers, directors and/or holders of more than 5% of a class of voting securities, including persons and entities related to those listed:

   Contribution Transactions. Samuel P. Gerace, Jr., a director and executive officer, Thomas A. Gerace, an executive officer, their father Samuel P. Gerace, Sr. and a limited partnership for the benefit of members of the Gerace family, contributed to us shares of affiliated companies under common control and management, in exchange for shares of our common stock, as follows:

                                                                        Shares
      Contributor                                                      Received
      Samuel P. Gerace, Jr. .......................................... 4,895,956
      Samuel P. Gerace, Sr. ..........................................   317,034
      Gerace Family L.P. ............................................. 6,210,838
      Thomas A. Gerace................................................ 4,895,956

   Redemption of Shares of Freedom of Information. On August 28, 1998, Be Free redeemed for a price of $1.00 per share a portion of the outstanding common stock, including the following shares of its common stock from executive officers of Be Free, including related persons and entities, as well as other stockholders of Be Free:

                                                            Number of  Purchase
      Seller                                                 Shares     Price
      Samuel P. Gerace, Jr. ............................... 1,002,202 $1,002,202
      Samuel P. Gerace, Sr. ...............................   189,047    189,047
      Gerace Family L.P. .................................. 3,703,528  3,703,528
      Thomas A. Gerace..................................... 1,002,202  1,002,202

   Be Free paid the purchase price for the redeemed shares by issuing a promissory note, which was paid in full on August 28, 1998 with a portion of the proceeds from the sale of the Series A preferred stock.

   Transfer Agreement. On August 28, 1998, the following executive officers, including related persons and entities, of Be Free transferred shares of common stock to a group of employees and advisors, including 48,084 shares to Kristin
L. Gerace, who is the sister of Samuel P. Gerace, Jr. and Thomas A. Gerace, and 13,298 shares to Jeffrey Rayport, a director of Be Free, in consideration for services rendered to us.

                                                                      Number of
                                                                       Shares
      Transferor                                                     Transferred
      Gerace Family L.P. ...........................................   683,192
      Samuel P. Gerace, Jr. ........................................   538,554
      Thomas A. Gerace..............................................   538,554
      Samuel P. Gerace, Sr. ........................................    34,874

Restricted Stock Awards

   On December 30, 1998 Gordon B. Hoffstein, President and Chief Executive Officer, and Stephen M. Joseph, Chief Financial Officer, purchased restricted stock under the 1998 Stock Incentive Plan. Mr. Hoffstein purchased 3,095,700 shares of common stock and Mr. Joseph purchased 696,532 shares of common stock each at a purchase price of $0.15 per share. See "Management--Compensation Committee Interlocks and Insider Participation."

   Mr. Joseph paid for this restricted stock by paying $26,119 and by executing a promissory note in the amount of $78,360 in favor of Be Free. The note is due on June 30, 2003 and accrues interest at 7% per annum. The terms of the note provide that interest accrues beginning on January 1, 1999, and payments of interest commence on July 15, 1999. As of December 31, 1999, $78,360 in principal was outstanding with respect to Mr. Joseph's promissory note.

Recent Warrant Exercises

   On November 11, 1999, Charles River Partnership VIII and Charles River VIII-A, which are affiliated with Ted R. Dintersmith, acquired an aggregate of 1,649,998 shares of common stock through the exercise of warrants to purchase 1,649,998 shares at $1.50 per share originally granted in August 1998.

   On January 18, 2000, Gordon B. Hoffstein acquired 158,156 shares of common stock through the cashless exercise of warrants to purchase 165,000 shares at $1.50 per share originally granted in August 1998.

   On February 25, 2000, Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P., which are affiliated with W. Michael Humphreys, acquired an aggregate of 1,600,826 shares of common stock through the cashless exercise of warrants to purchase 1,650,000 shares at $1.50 per share originally granted in August 1998.

Other

   On August 28, 1998 Be Free entered into employment agreements with Samuel P. Gerace, Jr. and Thomas A. Gerace that provide for an annual base salary of not less than $110,000 and annual merit bonuses as may be determined by the board of directors. These agreements contain customary noncompetition, confidentiality and nonsolicitation provisions, and have an initial term of two years with a one year renewal subject to the parties' agreement.

   Be Free is a party to indemnification agreements with Ted R. Dintersmith, Samuel P. Gerace, Jr., W. Michael Humphreys and Daniel J. Nova pursuant to which it has agreed to indemnify these directors to the fullest extent possible under Delaware Law from liabilities arising out of their respective service as directors of Be Free.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2000 by:

  . each person we know to own beneficially more than 5% of our common stock;

  . each of our directors and named executive officers; and

  . all directors and executive officers as a group.

   Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares this power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each of our executive officers and directors is c/o Be Free, Inc., 154 Crane Meadow Road, Marlborough, Massachusetts 01752.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after April 30, 2000 through the exercise of any stock option or other right. The fact that we have included these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

                                                          Amount and Nature of
                                                          Beneficial Ownership
                                                          ---------------------
                                                          Number of  Percent of
Name and Address of Beneficial Owner                        Shares     Class
Five Percent Stockholders:
Charles River Ventures(1)................................  7,851,578   12.06%
Matrix Partners(2).......................................  7,801,852   11.99%
Highland Capital Partners(3).............................  5,070,138    7.79%
Directors and Named Executive Officers:
Thomas A. Gerace.........................................  3,406,090    5.23%
Samuel P. Gerace, Jr.....................................  3,406,090    5.23%
Gordon B. Hoffstein(4)...................................  3,722,856    5.72%
Ted R. Dintersmith(5)....................................  7,893,610   12.13%
W. Michael Humphreys(6)..................................  7,840,344   12.05%
Daniel Nova(7)...........................................  5,070,138    7.79%
Jeffrey F. Rayport(8)....................................    116,421      *
Kathleen L. Biro.........................................        --      --
Ellen M. Brezniak(9).....................................    239,314      *
W. Blair Heavey(10)......................................    388,141      *
All directors and executive officers as a group (13
 persons)(11)............................................ 33,035,768   50.57%

---------------------
  * Less than 1%

 (1) Includes 142,698 shares owned by Charles River VIII-A, LLC, of which Charles River VII Friends, Inc. is the manager, of which Ted R. Dintersmith is an officer and 7,708,880 shares owned by Charles River Partnership VIII, a Limited Partnership, of which Charles River VIII GP is the general partner, of which Ted R. Dintersmith is a general partner. The address of Charles River VII Friends, Inc. and Charles River VIII GP is 1000 Winter Street, Suite 3300, Waltham, MA 02451.

 (2) Includes 7,021,664 shares owned by Matrix Partners V, L.P., of which Matrix V Management Co., LLC is a general partner. Includes 780,188 shares owned by Matrix V Entrepreneurs' Fund IV, LP, of which Matrix V Management Co., LLC is a general partner. Mr. Humphreys is a general partner of Matrix V Management Co., LLC. The address of Matrix V Management Co., LLC is 1000 Winter Street, Suite 4500, Waltham, MA 02451.

 (3) Includes 4,867,332 shares owned by Highland Capital Partners IV, LP. Includes 202,806 shares owned by Highland Entrepreneurs' Fund IV, LP, an affiliate of Highland Capital Partners IV, LP. The address of Highland Capital Partners IV, LP and Highland Entrepreneurs' Fund IV, LP is Two International Place, Boston, MA 02110.

 (4) Excludes 31,000 shares held by the Hoffstein Family Trust for the benefit of Mr. Hoffstein's children. Mr. Hoffstein disclaims any beneficial ownership of the shares held by the trust.

 (5) Mr. Dintersmith, a member of the board of directors, is a general partner of Charles River VIII GP, the general partner of Charles River Partnership VIII, LP, and an officer of Charles River VII Friends, Inc., the manager of Charles River VIII-A, LLC, and may be deemed to have beneficial ownership of 7,851,578 shares. Mr. Dintersmith has shared voting power with respect to these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares. Excludes 24,348 shares owned by the Dintersmith Family Limited Partnership. Mr. Dintersmith disclaims any beneficial ownership of the shares held by the Dintersmith Family Limited Partnership.

 (6) Mr. Humphreys, a member of the board of directors, is a general partner of Matrix V Management Co., LLC, the general partner of both Matrix Partners V, L.P. and Matrix V Entrepreneurs' Fund and may be deemed to have beneficial ownership of 7,801,852 shares. Mr. Humphreys has shared voting and investment power over these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

 (7) Mr. Nova, a member of the board of directors, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV, LP and a managing member of Highland Entrepreneurs' Fund IV, LLC, the general partner of Highland Entrepreneurs' Fund IV, LP and may be deemed to have beneficial ownership of 5,070,138 shares. Mr. Nova has shared voting and investment power over these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

 (8) Includes 28,123 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 30, 2000.

 (9) Includes 20,958 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 30, 2000.

(10) Includes 84,076 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after April 30, 2000.

(11) Includes 244,636 shares issuable upon the exercise of options granted under the 1998 Stock Incentive Plan that are currently exercisable or exercisable within 60 days after April 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our amended and restated certificate of incorporation authorizes the issuance of up to 250 million shares of common stock, par value $0.01 per share, and 10.0 million shares of preferred stock, par value $0.01 per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors. As of April 30, 2000, 65,079,177 shares of common stock were outstanding and we had 409 stockholders of record.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

   The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

   As of April 30, 2000, Be Free had outstanding warrants to purchase 700,000 shares of common stock at an exercise price of $1.00 and additional warrants to purchase 33,000 shares at an exercise price of $1.50. The warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of Be Free's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

Delaware Law and Our Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder generally is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

   Our certificate of incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the company.

   Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our Chairman of the Board, President or board of directors. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

   Our amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our amended and restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

   As of April 30, 2000, Be Free had 65,079,177 shares of common stock outstanding, of which 52,206,337 are "restricted securities" under Rule 144. Generally, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. In addition, 11,171,767 of these restricted shares are subject to a lock-up agreements with the underwriters of Be Free's public offering on March 28, 2000 which expire on July 26, 2000.

   Of the total restricted securities, the resale of 1,838,278 shares of common stock has been registered pursuant to the registration statement of which this prospectus is a part. The selling stockholders may, therefore, offer these shares for sale under this prospectus, in addition to being able to utilize the exemptions from registration provided by Rule 144 or 701 under the Securities Act.

Stock Options, Employee Stock Purchase Plan and Warrants

   As of April 30, 2000, there were a total of 4,060,505 options to purchase shares of common stock outstanding under our 1998 Stock Incentive Plan, approximately 561,758 of which are vested and exercisable as of the date of this prospectus and approximately 331,888 more options will vest and become exercisable within 60 days of April 30, 2000.

   In November 1999, we registered the shares issuable upon the exercise of options under our 1998 Stock Incentive Plan and the shares issuable pursuant to our 1999 Employee Stock Purchase Plan. In March 2000, we registered the shares issuable upon the exercise of the assumed options under the 1998 TriVida Equity Incentive Plan. See "Management--1998 Stock Incentive Plan," "--1998 TriVida Equity Incentive Plan" and "--1999 Employee Stock Purchase Plan". Pursuant to such registration, the foregoing shares would be available for resale in the public market as such options become exercisable.

   As of April 30, 2000, Be Free had outstanding warrants to purchase an aggregate of 733,000 shares of common stock. The shares underlying these warrants may be publicly sold under Rule 144. The holders of these warrants also have registration rights. See "Description of Capital Stock--Warrants."


Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in broker's transactions or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding; or

  . the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

1% of the number of shares of common stock outstanding immediately after this offering will equal approximately 650,791 shares. Sales under Rule 144 are generally subject to the availability of current public information about Be Free.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been an affiliate of Be Free at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of those options, including options exercised after the issuer becomes subject to the reporting requirements. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, as that term is defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirements.

Registration Rights

   Pursuant to a Registration Rights Agreement, dated as of March 31, 1999, the holders of approximately 24,081,620 shares of common stock, warrants to purchase 4,033,000 shares of common stock and options to purchase 75,000 shares of common stock have the right to register those shares under the Securities Act of 1933. Subject to limitations in the Registration Rights Agreement, some of the holders, whose shares total at least 33 1/3% of all shares of common stock then-held by the holders, or any lesser percentage with a price to the public reasonably expected to exceed $5,000,000, may require, at any time after May 3, 2000, that we register these shares for public resale; furthermore, the holders of shares with sale proceeds of at least $1,000,000 may require us to register all or a portion of their registrable securities on Form S-3. Be Free shall not be required to effect more than two of these demand registrations. In addition, if we register any of our common stock for our own account or for the account of other security holders, the parties to the Registration Rights Agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

   Pursuant to a Stock Purchase and Shareholders Agreement dated as of August 28, 1998, the holders of approximately 10,500,000 shares of common stock and warrants to purchase 3,465,000 shares, have the right to demand that we register those shares under the Securities Act of 1933. All of these shares and warrants, other than 500,000 shares of common stock and warrants to purchase 165,000 shares, are also entitled to be registered under the Rights Agreement. Subject to limitations in the Stock Purchase and Shareholders Agreement, at any time after May 3, 2000, any of these holders holding 33 1/3% of the common stock then held by these holders may require us to register at least 33 1/3% of the shares on Form S-1. In addition, any of these holders may require us to register any of these shares with proceeds of at least $1,000,000 on Form S-3. We shall not be required to effect more than two of these demand registrations. In addition, if we register any of our common stock for our own account or for the account of other securityholders, the holders of approximately 21,329,112 shares of common stock and warrants to purchase 3,465,000 shares, of which all but 9,851,414 shares and warrants to purchase 165,000 shares are entitled to be registered under the Registration Rights Agreement, are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

   Pursuant to a Stock Purchase Agreement dated as of September 29, 1998, if we register any of our common stock for our own account or for the account of other securityholders, a holder of 100,000 shares of common stock and warrants to purchase 733,000 shares has the right to include those shares in the registration, subject to the ability of the underwriters to limit the number of shares issued in the offering. All of these shares are entitled to be registered under the Registration Rights Agreement.

   Pursuant to an Agreement and Plan of Merger dated as of February 15, 2000, we granted certain registration rights to the former shareholders of TriVida with respect to approximately 2,933,276 shares of our common stock issued in the acquisition. This prospectus is a part of the registration statement filed with the SEC to register the resale of these shares. We are obligated to keep the regsitration statement effective until February 28, 2001 or until all such shares are sold.

   The shares of the selling stockholders being offered under this prospectus are included pursuant to the foregoing registration rights.

                              PLAN OF DISTRIBUTION

   The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  . in privately negotiated transactions; and

  . in options transactions.

   In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

   To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

   In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

   In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

   In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

   At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

   We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

   We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) February 28, 2001, (ii) the date on which all of the shares registered hereunder by former TriVida stockholders are sold or (iii) the date on which every former TriVida stockholder is able to sell within any 90 day period 100% of his or her shares of Be Free Common Stock obtained in the merger in compliance with Rule 144 under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

   The consolidated financial statements of Be Free, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors, have audited the financial statements of TriVida Corporation (a Development Stage Company) at March 31, 1999 and 1998, and for each of the two years in the period ended March 31, 1999, and for the period from January 7, 1997 (date of inception) to March 31, 1999 as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about TriVida's ability to continue as a going concern as described in Note 2 to these financial statements). These financial statements have been included in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Be Free, Inc. and Subsidiaries:
 (For each of the three years in the period ended December 31,1999 and the three months ended March 31, 1999 and 2000 (unaudited))

Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations......................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit)..................  F-5

Consolidated Statements of Cash Flows......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

TriVida Corporation (a Development Stage Company):
 (As of March 31, 1998 and 1999 and December 31, 1999 and for the years ended March 31, 1998 and 1999 and January 7, 1997 (date of inception) to
  March 31, 1999, the nine months ended December 31, 1998 and 1999 and
  January 7, 1997 (date of inception) to December 31, 1999)

Report of Independent Auditors............................................. F-25

Balance Sheets............................................................. F-26

Statements of Operations................................................... F-27

Statements of Stockholders' Equity (Deficit)............................... F-28

Statements of Cash Flows................................................... F-29

Notes to Financial Statements.............................................. F-30

Unaudited Pro Forma Combined Condensed Financial Information:
 (For the three months ended March 31, 2000 and the year ended December 31,
  1999)

Unaudited Pro Forma Combined Condensed Financial Information............... F-41

Unaudited Pro Forma Combined Condensed Statement of Continuing Operations
 for the three months ended March 31, 2000................................. F-42

Unaudited Pro Forma Combined Condensed Statement of Continuing Operations
 for the year December 31, 1999............................................ F-43

Notes to Unaudited Pro Forma Combined Condensed Financial Information...... F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Be Free, Inc. and Subsidiaries:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Be Free, Inc. and its subsidiaries ("the Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 8, 2000, except for Footnote N
which is dated March 8, 2000

                         BE FREE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                         ------------------------   March 31,
                                            1998         1999          2000
                                                                   (Unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents.............  $ 4,327,090  $58,975,906  $122,664,193
 Marketable securities.................          --    12,761,659    37,825,305
 Accounts receivable, net of allowances
  of $14,000 and $96,607 at December
  31, 1998 and 1999, respectively and
  $202,477 at March 31, 2000...........      118,955    1,328,406     2,409,130
 Prepaid expenses......................      144,517    1,012,791     1,331,474
 Other current assets..................       23,222      269,526       969,637
                                         -----------  -----------  ------------
  Total current assets.................    4,613,784   74,348,288   165,199,739
Marketable securities..................          --     7,954,400    14,429,500
Property and equipment, net (Note E)...      961,702    7,966,868    11,783,573
Intangible assets, net.................          --           --    160,451,410
Deposits...............................      384,991      340,012       451,321
Other assets...........................       10,359      227,276       223,118
                                         -----------  -----------  ------------
  Total assets.........................  $ 5,970,836  $90,836,844  $352,538,661
                                         ===========  ===========  ============
LIABILITIES, CONVERTIBLE PARTICIPATING
   PREFERRED STOCK AND STOCKHOLDERS'
            EQUITY (DEFICIT)
Current liabilities:
 Accounts payable......................      533,524      966,592     1,025,450
 Accrued expenses......................      349,725    2,916,569     5,022,306
 Deferred revenue......................      121,667      942,537     2,035,140
 Current portion of long-term debt.....      187,139      942,770     1,584,648
                                         -----------  -----------  ------------
  Total current liabilities............    1,192,055    5,768,468     9,667,544
Long-term debt, net of current portion.    4,949,198    2,507,357     2,933,355
                                         -----------  -----------  ------------
  Total liabilities....................    6,141,253    8,275,825    12,600,899
Commitments and contingencies (Note H)
Series A Convertible Participating
 Preferred Stock; $0.01 par value;
 11,300,000, 0 and 0 shares authorized
 at December 31, 1998, 1999 and March
 31, 2000, respectively; 10,600,000, 0
 and 0 shares issued and outstanding at
 December 31, 1998, 1999 and March 31,
 2000, respectively....................    8,785,981          --            --
Series A Convertible Participating
 Preferred Stock Warrants..............      540,000          --            --
Stockholders' equity (deficit) (Note
 I):
 Common stock, $0.01 par value;
  27,500,000 shares authorized at
  December 31, 1998, and 75,000,000
  shares authorized at December 31,
  1999 and March 31, 2000 respectively;
  19,500,000, 56,176,498 and 64,740,288
  shares issued at December 31, 1998,
  1999, and March 31, 2000,
  respectively.........................      195,000      561,765       647,403
 Additional paid-in capital............    5,505,050  113,273,840   379,402,777
 Unearned compensation.................   (5,549,096)  (6,001,938)   (5,505,071)
 Stockholders' notes receivable........     (779,558)    (208,072)     (208,072)
 Accumulated other comprehensive loss..          --       (10,818)      (38,654)
 Accumulated deficit...................   (7,182,599) (25,017,011)  (34,360,621)
                                         -----------  -----------  ------------
                                         (7,811,203)   82,597,766   339,937,762
 Treasury stock, at cost (1,685,195,
  244,996 and 0 shares at December 31,
  1998 and 1999 and March 31, 2000,
  respectively)........................   (1,685,195)     (36,747)          --
                                         -----------  -----------  ------------
  Total stockholders' equity (deficit).   (9,496,398)  82,561,019   339,937,762
                                         -----------  -----------  ------------
   Total liabilities, convertible
    participating preferred stock and
    stockholders' equity (deficit).....  $ 5,970,836  $90,836,844  $352,538,661
                                         ===========  ===========  ============

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Three Months Ended
                                Year Ended December 31,                  March 31,
                          --------------------------------------  ------------------------
                             1997         1998          1999         1999         2000
                                                                        (Unaudited)
Revenue:
 Performance marketing
  services..............  $   216,286  $ 1,319,183  $  5,328,675  $   532,561  $ 3,628,529
 Other..................       60,424        7,580           --           --           --
                          -----------  -----------  ------------  -----------  -----------
 Total revenue..........      276,710    1,326,763     5,328,675      532,561    3,628,529
                          -----------  -----------  ------------  -----------  -----------
Operating expenses:
 Cost of revenue........      272,585      423,811       844,838      101,499      603,800
 Sales and marketing
  (exclusive of equity
  related compensation
  of $0, $56,428 and
  $524,646 in 1997, 1998
  and 1999, respectively
  and $101,087 and
  $152,739 in March 31,
  1999 and 2000,
  respectively).........      180,108    1,153,306     9,329,446    1,265,143    3,558,424
 Client services
  (exclusive of equity
  related compensation
  of $0, $14,509 and
  $238,351 in 1997, 1998
  and 1999, respectively
  and $39,459 and
  $30,475 in March 31,
  1999 and 2000,
  respectively).........          --       300,400     3,473,583      468,815    1,527,341
 Development and
  engineering (exclusive
  of equity related
  compensation of $0,
  $1,864,667 and
  $146,146 in 1997, 1998
  and 1999, respectively
  and $39,556 and
  $33,936 in March 31,
  1999 and 2000,
  respectively).........      426,329      728,538     4,767,382      562,514    1,567,832
 General and
  administrative
  (exclusive of equity
  related compensation
  of $0, $449,606 and
  $1,033,005 in 1997,
  1998 and 1999,
  respectively and
  $40,114 and $284,016
  in March 31, 1999 and
  2000, respectively)...      332,376      875,153     2,823,412      350,319    1,175,315
 Equity related
  compensation..........          --     2,385,211     1,942,147      449,515      271,869
 Amortization and merger
  related expenses......          --           --            --           --     5,348,943
                          -----------  -----------  ------------  -----------  -----------
 Total operating
  expenses..............    1,211,398    5,866,419    23,180,808    3,197,805   14,053,524
                          -----------  -----------  ------------  -----------  -----------
 Operating loss.........     (934,688)  (4,539,656)  (17,852,133)  (2,665,244) (10,424,995)
 Interest income........        6,293       34,577     1,292,381       18,534    1,165,780
 Interest expense.......     (105,215)    (258,420)     (944,660)    (234,370)     (84,395)
                          -----------  -----------  ------------  -----------  -----------
Net loss before
 extraordinary item.....   (1,033,610)  (4,763,499)  (17,504,412)  (2,881,080)  (9,343,610)
Extraordinary item--loss
 on early extinguishment
 of debt................          --           --       (330,000)         --           --
                          -----------  -----------  ------------  -----------  -----------
Net loss................   (1,033,610)  (4,763,499)  (17,834,412)  (2,881,080)  (9,343,610)
Accretion of preferred
 stock to redemption
 value..................          --      (129,573)   (1,517,038)     (97,179)         --
                          -----------  -----------  ------------  -----------  -----------
Net loss attributable to
 common stockholders....  $(1,033,610) $(4,893,072) $(19,351,450) $(2,978,259) $(9,343,610)
                          ===========  ===========  ============  ===========  ===========
Basic and diluted net
 loss per share:
Net loss attributable to
 common stockholders
 without extraordinary
 item...................  $     (0.04) $     (0.31) $      (1.00) $     (0.24) $     (0.17)
Extraordinary item......          --           --          (0.02)         --           --
                          -----------  -----------  ------------  -----------  -----------
Net loss attributable to
 common stockholders....  $     (0.04) $     (0.31) $      (1.02) $     (0.24) $     (0.17)
                          ===========  ===========  ============  ===========  ===========
Shares used in computing
 basic and diluted net
 loss per share.........   27,138,512   16,018,258    18,951,340   12,617,755   53,454,823

    The accompanying notes are an integral part of the financial statements.

                        BE FREE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

   for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000

                          Common Stock                                                   Accumulated
                      ----------------------   Additional                 Stockholders'     Other
                                   $0.01 Par    Paid-in       Unearned        Notes     Comprehensive Accumulated
                        Shares       Value      Capital     Compensation   Receivable       Loss        Deficit
 Balance at December
 31, 1996...........   28,180,816  $ 281,808  $        --   $       --      $     --      $    --     $ (1,385,490)
  Contribution of
  capital by
  stockholders......          --         --        250,000          --            --           --              --
  Acquisition and
  retirement of
  treasury stock....  (10,567,804)  (105,678)       95,678                        --           --              --
  Net loss..........          --         --            --           --            --           --       (1,033,610)
                      -----------  ---------  ------------  -----------     ---------     --------    ------------
 Balance at December
 31, 1997...........   17,613,012    176,130       345,678          --            --           --       (2,419,100)
  Stock issuance in
  connection with
  warrant exercise..    1,886,988     18,870       356,130                        --           --              --
  Acquisition of
  treasury stock....          --         --            --           --            --           --              --
  Issuance of
  restricted stock
  to employees by
  controlling
  stockholders......          --         --      2,145,000     (318,554)          --           --              --
  Issuance of
  warrants to
  purchase Common
  Stock in
  connection
  with Series A
  Preferred Stock
  financing.........          --         --      1,791,000          --            --           --              --
  Exercise of call
  option on Common
  Stock.............          --         --            --           --            --           --              --
  Forfeiture of
  unvested shares
  of restricted
  stock.............          --         --       (180,314)     180,314           --           --              --
  Issuance of
  restricted stock..          --         --            --    (4,417,492)     (779,558)         --              --
  Unearned
  compensation
  related to option
  grants............          --         --      1,177,129   (1,177,129)          --           --              --
  Amortization of
  unearned
  compensation......          --         --            --       183,765           --           --              --
  Net loss..........          --         --            --           --            --           --       (4,763,499)
  Accretion to
  redemption value
  of Series A
  Preferred Stock...          --         --       (129,573)         --            --           --              --
                      -----------  ---------  ------------  -----------     ---------     --------    ------------
 Balance at December
 31, 1998...........   19,500,000    195,000     5,505,050   (5,549,096)     (779,558)         --       (7,182,599)
  Acquisition of
  treasury stock....          --         --       (453,995)     436,957        73,510          --              --
  Acceleration of
  vesting of
  restricted stock..          --         --         77,103          --            --           --              --
  Issuance of
  restricted stock..          --         --            --       (97,500)      (52,500)         --              --
  Repayment of
  receivable from
  stockholder.......          --         --            --           --        550,476          --              --
  Unearned
  compensation
  related to option
  grants............          --         --      2,674,382   (2,674,382)          --           --              --
  Amortization of
  unearned
  compensation......          --         --            --     1,882,083           --           --              --
  Series B
  Preferred Stock
  dividend..........          --         --     (1,183,328)         --            --           --              --
  Accretion to
  redemption value
  of Series A and B
  Preferred Stock...          --         --       (333,710)         --            --           --              --
  Issuance of
  Common Stock in
  initial public
  offering,
  net of offering
  costs.............   12,880,000    128,800    70,444,818          --            --           --              --
  Conversion of
  Series A and
  Series B
  Preferred Stock
  and warrants......   23,796,498    237,965    35,549,689          --            --           --              --
  Stock issuance in
  connection with
  option and
  warrant
  exercises.........          --         --        993,831          --            --           --              --
  Comprehensive
  loss:
    Net loss........          --         --            --           --            --           --      (17,834,412)
  Other
  comprehensive
  loss..............          --         --            --           --            --       (10,818)            --
                      -----------  ---------  ------------  -----------     ---------     --------    ------------
  Comprehensive
  loss..............          --         --            --           --            --       (10,818)    (17,834,412)
                      -----------  ---------  ------------  -----------     ---------     --------    ------------
 Balance at December
 31, 1999...........   56,176,498    561,765   113,273,840   (6,001,938)     (208,072)     (10,818)    (25,017,011)
  Amortization of
  unearned
  compensation......          --         --            --       496,867           --           --              --
  Issuance of
  Common Stock in
  secondary public
  offering,
  net of offering
  costs.............    4,046,608     40,466   105,221,437          --            --           --              --
  Issuance of
  Common Stock for
  acquisition of
  Trivida...........    2,912,996     29,130   160,934,645          --            --           --              --
  Exercise of
  options and
  warrants..........    1,604,186     16,042       (27,145)         --            --           --
  Comprehensive
  income (loss):
    Net loss........          --         --            --           --            --           --       (9,343,610)
    Other
    comprehensive
    income (loss)...          --         --            --           --            --       (27,836)            --
                      -----------  ---------  ------------  -----------     ---------     --------    ------------
  Comprehensive
  income (loss).....          --         --            --           --            --       (27,836)     (9,343,610)
                      -----------  ---------  ------------  -----------     ---------     --------    ------------
 Balance at March
 31, 2000
 (unaudited)........   64,740,288  $ 647,403  $379,402,777  $(5,505,071)    $(208,072)    $(38,654)   $(34,360,621)
                      ===========  =========  ============  ===========     =========     ========    ============
                         Treasury Stock           Total
                      ----------------------- Stockholders'
                                                 Equity
                        Shares      Value       (Deficit)
 Balance at December
 31, 1996...........         --   $      --   $ (1,103,682)
  Contribution of
  capital by
  stockholders......         --          --        250,000
  Acquisition and
  retirement of
  treasury stock....         --          --        (10,000)
  Net loss..........         --          --     (1,033,610)
                      ----------- ----------- --------------
 Balance at December
 31, 1997...........         --          --     (1,897,292)
  Stock issuance in
  connection with
  warrant exercise..         --          --        375,000
  Acquisition of
  treasury stock....  (6,176,881) (6,176,881)   (6,176,881)
  Issuance of
  restricted stock
  to employees by
  controlling
  stockholders......         --          --      1,826,446
  Issuance of
  warrants to
  purchase Common
  Stock in
  connection
  with Series A
  Preferred Stock
  financing.........         --          --      1,791,000
  Exercise of call
  option on Common
  Stock.............    (705,364)   (705,364)     (705,364)
  Forfeiture of
  unvested shares
  of restricted
  stock.............         --          --            --
  Issuance of
  restricted stock..   5,197,050   5,197,050           --
  Unearned
  compensation
  related to option
  grants............         --          --            --
  Amortization of
  unearned
  compensation......         --          --        183,765
  Net loss..........         --          --     (4,763,499)
  Accretion to
  redemption value
  of Series A
  Preferred Stock...         --          --       (129,573)
                      ----------- ----------- --------------
 Balance at December
 31, 1998...........  (1,685,195) (1,685,195)   (9,496,398)
  Acquisition of
  treasury stock....    (524,437)    (78,665)      (22,193)
  Acceleration of
  vesting of
  restricted stock..         --          --         77,103
  Issuance of
  restricted stock..     150,000     150,000           --
  Repayment of
  receivable from
  stockholder.......         --          --        550,476
  Unearned
  compensation
  related to option
  grants............         --          --            --
  Amortization of
  unearned
  compensation......         --          --      1,882,083
  Series B
  Preferred Stock
  dividend..........         --          --     (1,183,328)
  Accretion to
  redemption value
  of Series A and B
  Preferred Stock...         --          --       (333,710)
  Issuance of
  Common Stock in
  initial public
  offering,
  net of offering
  costs.............         --          --     70,573,618
  Conversion of
  Series A and
  Series B
  Preferred Stock
  and warrants......         --          --     35,787,654
  Stock issuance in
  connection with
  option and
  warrant
  exercises.........   1,814,636   1,577,113     2,570,944
  Comprehensive
  loss:
    Net loss........         --          --    (17,834,412)
  Other
  comprehensive
  loss..............         --          --        (10,818)
                      ----------- ----------- --------------
  Comprehensive
  loss..............         --          --    (17,845,230)
                      ----------- ----------- --------------
 Balance at December
 31, 1999...........    (244,996)    (36,747)   82,561,019
  Amortization of
  unearned
  compensation......         --          --        496,867
  Issuance of
  Common Stock in
  secondary public
  offering,
  net of offering
  costs.............         --          --    105,261,903
  Issuance of
  Common Stock for
  acquisition of
  Trivida...........         --          --    160,963,775
  Exercise of
  options and
  warrants..........     244,966      36,747        25,644
  Comprehensive
  income (loss):
    Net loss........         --          --     (9,343,610)
    Other
    comprehensive
    income (loss)...         --          --        (27,836)
                      ----------- ----------- --------------
  Comprehensive
  income (loss).....         --          --     (9,371,446)
                      ----------- ----------- --------------
 Balance at March
 31, 2000
 (unaudited)........         --   $      --   $339,937,762
                      =========== =========== ==============

   The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Three Months Ended March
                                Year Ended December 31,                     31,
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                                                                        (Unaudited)
Cash flows for operating
 activities:
 Net loss...............  $(1,033,610) $(4,763,499) $(17,834,412) $(2,881,080) $ (9,343,610)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization..........       56,999      285,794     1,484,855      179,063     5,049,615
 Extraordinary loss on
  early extinguishment
  of debt...............          --           --        330,000          --            --
 Equity related
  compensation..........          --     2,385,211     1,942,147      450,000       271,867
 Loss on disposal on
  fixed assets..........        3,304          --            --           --            --
 Acquisition of fixed
  assets in exchange for
  services..............          --      (202,688)          --           --            --
 Provisions for doubtful
  accounts..............          --        14,000        82,607       17,000        83,877
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...      (54,717)     (52,565)   (1,292,058)    (350,131)   (1,175,859)
  Prepaid expenses......          --       (75,991)     (879,876)    (185,270)     (288,683)
  Deposits..............          --      (384,441)       44,979       20,339         2,783
  Accounts payable......       94,570      101,768       433,068      346,658    (2,087,336)
  Accrued expenses......       46,085      243,365     2,352,902      366,877       509,581
  Deferred revenue......      (24,508)     121,667       820,870      822,560     1,114,596
  Other, net............         (343)     (33,238)     (463,221)      27,331      (708,996)
                          -----------  -----------  ------------  -----------  ------------
Net cash used in
 operating activities...     (912,220)  (2,360,617)  (12,978,139)  (1,186,653)   (6,572,165)
                          -----------  -----------  ------------  -----------  ------------
Cash flows for investing
 activities:
 Purchases of property
  and equipment.........      (67,726)    (610,064)   (4,850,420)    (278,890)     (779,785)
 Purchases of marketable
  securities............          --           --    (20,697,729)         --    (31,410,083)
 Cash paid for TriVida
  acquisition net of
  cash acquired.........                                                         (3,116,462)
                          -----------  -----------  ------------  -----------  ------------
Net cash used in
 investing activities...      (67,726)    (610,064)  (25,548,149)    (278,890)  (35,306,330)
                          -----------  -----------  ------------  -----------  ------------
Cash flows from
 financing activities:
 Proceeds from issuance
  of Series A
  Convertible
  Participating Preferred
  Stock, net of issuance
  costs.................          --     8,656,408           --           --            --
 Issuance of warrants
  for Common Stock in
  connection with Series
  A Preferred Stock.....          --     1,791,000           --           --            --
 Proceeds from issuance
  of Series B
  Convertible
  Participating
  Preferred Stock, net
  of issuance costs.....          --           --     24,944,635   25,000,000           --
 Proceeds from issuance
  of Common Stock, net
  of offering costs.....      250,000          --     70,573,618          --    105,545,447
 Proceeds from exercise
  of options and
  warrants..............          --           --      2,570,944          --        250,648
 Acquisition of common
  stock and treasury
  shares................      (10,000)  (6,882,245)       (5,155)         --            --
 Payments on notes
  payable to related
  parties...............          --    (1,159,938)          --           --            --
 Proceeds from notes
  receivable from
  stockholders..........          --           --        550,476          --            --
 Proceeds from
  sales/leaseback.......          --           --        240,818      240,818           --
 Proceeds from long-term
  debt..................      791,080    5,000,000           --           --            --
 Payments on long-term
  debt..................          --      (183,297)   (5,700,232)    (313,827)     (229,313)
                          -----------  -----------  ------------  -----------  ------------
Net cash provided by
 financing activities...    1,031,080    7,221,928    93,175,104   24,926,991   105,566,782
                          -----------  -----------  ------------  -----------  ------------
Net increase in cash and
 cash equivalents.......       51,134    4,251,247    54,648,816   23,461,448    63,688,287
Cash and cash
 equivalents at
 beginning of period....       24,709       75,843     4,327,090    4,327,090    58,975,906
                          -----------  -----------  ------------  -----------  ------------
Cash and cash
 equivalents at end of
 period.................  $    75,843  $ 4,327,090  $ 58,975,906  $27,788,538  $122,664,193
                          ===========  ===========  ============  ===========  ============
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  period for interest...  $    53,819  $   284,561  $    814,660  $   189,370  $     84,938
Supplemental disclosures
 of noncash
 transactions:
 Notes receivable for
  Common Stock sold.....          --   $   779,558  $     52,500  $    52,500           --
 Elimination of note
  receivable for
  restricted stock......          --           --   $     73,510          --            --
 Issuance of warrants in
  connection with
  subordinated debt
  agreement.............          --   $   540,000           --           --            --
 Purchases of property
  and equipment under
  capital lease
  obligations and
  equipment financing...          --   $   285,000  $  3,068,804  $ 1,290,865           --
The Company issued
 shares of Common Stock
 to acquire all of the
 capital stock of
 TriVida Corporation. In
 conjunction with the
 acquisition, the fair
 value of the assets
 acquired and
 liabilities assumed
 were as follows:
 Fair value of assets
  acquired..............          --           --            --           --   $  3,648,552
 Liabilities assumed....          --           --            --           --      3,963,298
                                                                               ------------
 Net liabilities........          --           --            --           --   $   (314,746)
                                                                               ============

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

A. The Company and Basis of Presentation:

   Be Free, Inc. (the "Company") is a provider of services that enable electronic commerce merchants and Internet portals to promote their products and services on the Internet. As such, the Company is subject to a number of risks similar to other companies in the Internet industry, including rapid technological change, uncertainty of market acceptance of services, competition from substitute services and larger companies, protection of proprietary technology and dependence on key individuals.

   The Company has a single operating segment, performance marketing services. The Company has no organizational structure dictated by product lines, geography or customer type. Revenue has been primarily derived from the Company's BFAST services, which have been primarily provided to domestic companies to date.

   The Company was incorporated on January 25, 1996 as "Freedom of Information, Inc." On March 31, 1999, the Company changed its name to Be Free, Inc.

   Prior to August 28, 1998, the Company and two affiliated companies, PCX Information Systems, Inc. ("PCX") and FOI, Inc. ("FOI"), were under common ownership and management by members of the same immediate family. On August 28, 1998, stockholders of the affiliated companies exchanged their shares of capital stock of the affiliated companies for shares of the Company's common stock which resulted in the affiliated companies becoming wholly owned subsidiaries of the Company (Note I). This combination was accounted for at historical cost due to the common control of the entities.

B. Summary of Significant Accounting Policies:

Cash and Cash Equivalents

   The Company considers all highly liquid investments with remaining maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents, which consist of money market accounts, commercial paper, certificates of deposits and U.S. government obligations are stated at cost, which approximates market value.

Marketable Securities

   The Company's marketable securities consist of commercial paper, U.S. government obligations and corporate bonds. At December 31, 1998, 1999 and March 31, 2000, marketable debt and equity securities have been categorized as available for sale under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and, as a result, are stated at fair value based generally on quoted market prices.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

   The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of asset-backed securities, over the estimated life of the security. Such amortization and accretion as well as interest are included in interest income or interest expense. Realized gains and losses are included in other income, net in the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders' equity in accumulated other comprehensive income until realized.

Concentrations of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, marketable securities and accounts receivable. At December 31, 1998, 1999 and March 31, 2000, substantially all of the Company's cash, cash equivalents and marketable securities were invested in money market accounts, commercial paper, certificates of deposit and U.S. government obligations at one and six financial institutions, respectively. The Company believes these institutions to be of high credit quality. The Company had two customers in 1997 totaling 78% and 12% of revenue, respectively, one customer in 1998 totaling 73% of revenue, and two customers in 1999 totaling 20% and 13% of revenue, respectively. The Company had two customers that accounted for 40% and 11%, respectively, of accounts receivable at December 31, 1998. The Company had one customer that accounted for 11% of accounts receivable at December 31, 1999.

Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for furniture and office equipment and three to five years for computer equipment and software. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. The cost of maintenance and repairs is charged to expense as incurred. When assets are retired or disposed, the assets and related accumulated depreciation are eliminated from accounts and any related gains or losses are reflected in income or loss for the period.

Revenue Recognition

   The Company derives revenue primarily from providing performance marketing services to customers. Customer contracts generally provide for fees on a per transaction basis with a monthly or annual minimum. Revenue under service contracts is recognized monthly over the contract period based on the contractual minimum service fee or transaction volume when such transaction volume exceeds monthly minimum requirements. The Company also charges a one time integration fee for certain services. Revenue and related costs from integration are deferred and recognized ratably over the initial term of the service contract, starting when the integration is complete and the service is

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

available to the customer. Other revenue consisted of customized software development and support services which was recognized when the services were provided.

   The Company may discount the BFAST service fee by 5% for any calendar day that Be Free's system response time does not meet the contractual performance level for greater than 60 minutes during any calendar day. Any discounts granted will be recorded as a reduction of revenue in the period incurred.

   Revenue under arrangements where multiple services are sold together under one contract is allocated to each element based on the relative fair value of each element, with fair value being determined using the price charged when the element is sold separately.

Cost of Revenue

   Cost of Revenue consists of expenses relating to the operation of our data interchange. Expenses primarily represent depreciation and operating lease expense for servers and storage equipment, costs for a third-party data center facility and costs for Internet connectivity.

Client Services

   Client services expenses primarily relate to the cost of assisting the Company's customers in managing their relationship with their marketing partners, as well as providing integration, training and technical support.

Development and Engineering

   Development and Engineering costs are expensed as incurred and include labor and related costs for product development and maintenance and support of system infrastructure.

   On January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). Accordingly, the Company's policy is to capitalize costs associated with the design and implementation of its operating systems, including internally and externally developed software. These capitalized costs are being amortized using the straight-line method over the estimated useful life, which is eighteen months.

   During the year ended December 31, 1997, certain engineering and development personnel performed software development services for third parties. The cost of those services was approximately $40,000.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

Advertising Costs

   Advertising costs are expensed as incurred. Advertising expense of approximately $3,100, $34,900 and $210,000 were charged to sales and marketing expense for the years ended December 31, 1997, 1998 and 1999, respectively.

Income Taxes

   The Company provides for income taxes using the liability method whereby deferred tax liabilities and assets are recognized based on temporary differences between the amounts presented in the financial statements and the tax bases of assets and liabilities using current statutory tax rates.

   A valuation allowance is established against net deferred tax assets, if based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting for Stock-Based Compensation

   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. The Company calculates the fair value of options granted to employees in accordance with SFAS No. 123 for disclosure purposes only. Stock-based compensation issued to nonemployees is measured and recorded using the fair value method prescribed in SFAS No. 123.

Accumulated Other Comprehensive Income (Loss)

   Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. As of December 31, 1999, accumulated other comprehensive loss, as reflected in the Consolidated Statements of Stockholders' Equity (Deficit), consisted of net unrealized losses on marketable securities.

Treasury Stock

   The Company accounts for the purchase of treasury stock using the cost method. The Company has reissued treasury shares upon issuance of shares related to grants of restricted stock and exercises

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

of options and warrants and may deliver treasury shares upon the future grants of restricted stock or the exercises of stock options and warrants. The difference between the cost of the treasury shares, on a first-in, first-out basis, and the exercise price of the options or purchase price of restricted stock is reflected in additional paid-in capital.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates include accrued expenses and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Reclassifications

   Certain prior year financial statement items have been reclassified to conform to the current year's presentation.

Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of FASB Statement No. 133," in fiscal year 2001.

   On December 3, 1999, the staff of the Securities and Exchange Commission
(SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes some of the staff's interpretations of the application of generally accepted accounting principles to revenue recognition. On January 1, 2000, the Company adopted the provisions in SAB 101. The adoption did not have a material impact.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Be Free does not expect the application of FIN 44 to have a material impact on the company's financial position or results of operations.

C. Net Loss Per Share and Supplemental Loss Per Share:

   Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares outstanding during the period, plus the effect of any dilutive potential common shares. Dilutive potential common shares consist of stock options, preferred stock, unvested shares of restricted stock and warrants. Potential common shares were excluded from the calculation of net loss per share for the periods presented since their inclusion would be antidilutive.

   Potential common shares excluded from the calculation of diluted loss per share were as follows:

                                                December 31,
                                       ------------------------------ March 31,
                                         1997       1998      1999      2000
Options to purchase shares of common
 stock................................       --   1,384,858 3,485,852 4,603,240
Shares of Preferred Stock convertible
 into shares of common stock..........       --  10,600,000       --        --
Unvested shares of restricted stock...       --   5,197,050 3,500,678 3,175,978
Warrants to purchase shares of common
 stock................................ 1,886,988  3,498,000 2,548,000   733,000
Warrants to purchase shares of
 Preferred Stock convertible into
 shares of common stock...............       --     700,000       --        --

   All outstanding shares of preferred stock were converted into common stock in the initial public offering on November 3, 1999.

   Supplemental basic and diluted loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance. Accordingly, net loss has not been adjusted for the accrued dividends for preferred stock in the calculation of supplemental loss per share.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


   The following is a calculation of supplemental net loss per share
(unaudited):

                                                         Three        Three
                                                        Months       Months
                           Year Ended December 31,       Ended        Ended
                           -------------------------   March 31,    March 31,
                              1998          1999         1999         2000
Supplemental net loss:
  Net loss attributable to
   common stockholders.... $(4,893,072) $(19,351,450) $(2,978,259) $(9,343,610)
  Accretion of preferred
   stock to redemption
   value..................     129,573     1,517,038       97,179          --
                           -----------  ------------  -----------  -----------
  Supplemental net loss... $(4,763,499) $(17,834,412) $(2,881,080) $(9,343,610)
                           ===========  ============  ===========  ===========
Shares used in computing
 supplemental basic and
 diluted net loss per
 share:
  Weighted average number
   of common shares
   outstanding............  16,018,258    18,951,340   12,617,755   53,454,823
  Weighted average impact
   of assumed conversion
   of preferred stock on
   issuance...............   3,621,370    16,761,220   10,746,628          --
                           -----------  ------------  -----------  -----------
  Shares used in computing
   supplemental basic and
   diluted net loss per
   share..................  19,639,628    35,712,560   23,364,383   53,454,823
                           -----------  ------------  -----------  -----------
  Basic and diluted
   supplemental net loss
   per common share....... $     (0.24) $      (0.50)      $(0.12) $     (0.17)
                           ===========  ============  ===========  ===========

D. Marketable Securities:

   The following is a summary of marketable securities at December 31, 1999:

                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized
                                      Cost       Gains      Losses   Fair Value
Current:
  Commercial paper................ $ 8,369,057    $--      $   (258) $ 8,368,799
  U.S. government obligations.....   1,998,401     --        (5,541)   1,992,860
  Corporate bonds.................   2,400,536     --          (536)   2,400,000
                                   -----------    ----     --------  -----------
  Total current...................  12,767,994     --        (6,335)  12,761,659
                                   -----------    ----     --------  -----------
Noncurrent:
  Corporate bonds.................   5,958,883     317          --     5,959,200
  U.S. government obligations.....   2,000,000     --        (4,800)   1,995,200
                                   -----------    ----     --------  -----------
  Total noncurrent................   7,958,883     317       (4,800)   7,954,400
                                   -----------    ----     --------  -----------
Total............................. $20,726,877    $317     $(11,135) $20,716,059
                                   ===========    ====     ========  ===========

   All securities classified as current have contractual maturities less than one year. All securities classified as noncurrent have contractual maturities greater than one year, but less than two years. Expected maturities may differ from contractual maturities because borrowers may have the right to

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

call or prepay obligations with or without call or prepayment penalties. There were no gross realized gains and losses recognized during 1999.

E. Property and Equipment:

   Property and equipment consist of the following:

                                                     Amounts under
                                                        capital
                                                  lease arrangements
                              December 31,           December 31,
                         -----------------------  --------------------
                            1998        1999        1998       1999
Furniture and office
 equipment.............. $   27,778  $   804,421  $    --   $  506,064
Computer equipment and
 software...............  1,285,683    8,282,331   285,000   2,980,259
Leasehold improvements..        --       359,875       --      108,299
                         ----------  -----------  --------  ----------
                          1,313,461    9,446,627   285,000   3,594,622
Accumulated
 depreciation...........   (351,759)  (1,479,759)  (47,500)   (699,911)
                         ----------  -----------  --------  ----------
Property and equipment,
 net.................... $  961,702  $ 7,966,868  $237,500  $2,894,711
                         ==========  ===========  ========  ==========

   Depreciation expense totaled $56,999, $232,952 and $1,128,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

F. Accrued Expenses:

   Accrued expenses include the following:

                                                                December 31,
                                                             -------------------
                                                               1998      1999
      Professional fees..................................... $135,395 $  918,686
      Salaries and benefits.................................   27,876    755,227
      Commissions...........................................      --     195,120
      Accrued taxes.........................................      --     222,671
      Capital purchases.....................................      --     213,942
      Rent..................................................   67,644    204,375
      Accrued interest......................................   50,000        --
      Other.................................................   68,810    406,548
                                                             -------- ----------
        Accrued expenses.................................... $349,725 $2,916,569
                                                             ======== ==========

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


G. Long-Term Debt:

   The following table summarizes the Company's long-term borrowings:

                                                            December 31,
                                                        ----------------------
                                                           1998        1999
      Subordinated debt, net........................... $4,490,000  $      --
      Obligations under capital leases and equipment
       financing.......................................    332,510   3,450,127
      Term loans.......................................    313,827         --
                                                        ----------  ----------
                                                         5,136,337   3,450,127
      Less current portion.............................   (187,139)   (942,770)
                                                        ----------  ----------
        Long-term debt................................. $4,949,198  $2,507,357
                                                        ==========  ==========

   The Company entered into term loans during 1996 and 1997 that accrued interest based on the lender's published prime rate, which was 8.5% at December 31, 1998. These loans were paid in full in March 1999.

   On August 25, 1998, the Company entered a software and support financing arrangement with a lender totaling $376,368. Borrowings under this arrangement have an implied interest rate of 13%. The repayment period for borrowings outstanding under this arrangement concludes in September 2001.

   On September 29, 1998, the Company entered into a subordinated debt agreement totaling $5,000,000 which incurred interest at 12% per annum. The Company borrowed the full amount available under this agreement on October 23, 1998. This debt was paid in full in December 1999. In connection with the subordinated debt financing, the Company also granted warrants to purchase 700,000 shares of the Company's Series A Preferred Stock at $1.00 per share. Upon the closing of the Company's initial public offering, the warrants converted into common stock warrants to purchase 700,000 shares of common stock at $1.00 per share. The fair value of the warrants, estimated to be approximately $540,000 at issuance, was recorded as a discount on the carrying value of the debt and amortized to interest expense over the term of the debt. The value of the warrants was estimated assuming a weighted average risk free interest rate of 4.51%, an expected life from date of grant of four years, a volatility of 100% and no expected dividends. The amount of interest expense recognized for the years ended December 31, 1998 and 1999 totaled $30,000 and $180,000, respectively. The remaining deferred financing costs of $330,000 was expensed as an extraordinary loss upon the early retirement of the debt.

   On September 29, 1998, the Company established a capital equipment line of credit totaling $2,000,000 on which the Company could borrow through November 30, 1999. This line is collateralized by the asset purchases made under the line. At December 31, 1998, no amounts had been borrowed under this line. At December 31, 1999, the Company had $1,986,205 outstanding under this line which bears interest at 6.8%. Purchases under this line are financed as capital leases with terms of four years.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


   During 1999, the Company entered into a sale/leaseback agreement with a vendor for $240,818 in fixed assets. There was no gain or loss on the transaction and the equipment has been accounted for as a capital lease.

   The weighted average interest rate of outstanding long-term debt at December 31, 1998 and 1999 was 11.9% and 9.2%, respectively.

   Payments on long-term debt are as follows:

     Year ended December 31,
     2000........................................................... $1,216,089
     2001...........................................................  1,375,663
     2002...........................................................  1,041,158
     2003...........................................................    321,410
                                                                     ----------
     Total payments.................................................  3,954,320
     Less amounts representing interest.............................   (504,193)
                                                                     ----------
     Present value of net payments..................................  3,450,127
     Less current portion...........................................   (942,770)
                                                                     ----------
     Long-term debt, net of current portion......................... $2,507,357
                                                                     ==========

H. Commitments and Contingencies:

   The Company leases facilities and computer equipment under operating lease agreements that expire on various dates through December 31, 2004. The Company pays all insurance and pro-rated portions of certain operating expenses for certain leases. Rent expense was $113,025, $307,575 and $1,142,556 for the years ended December 31, 1997, 1998 and 1999, respectively.

   The future minimum lease payments at December 31, 1999 are as follows:

                                                                     Operating
     Year ended December 31,                                           Leases
     2000........................................................... $1,752,914
     2001...........................................................  1,296,467
     2002...........................................................  1,218,267
     2003...........................................................    990,849
     2004...........................................................    417,814
                                                                     ----------
       Total minimum lease payments................................. $5,676,311
                                                                     ==========

I. Capital Structure:

   Through November 3, 1999, the authorized capital stock of the Company consisted of (i) 27,500,000 shares of voting common stock ("Common Stock") authorized for issuance with a par

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

value of $0.01 and (ii) 24,496,522 shares of preferred stock with a par value of $0.01, of which 11,300,000 shares were designated as Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") and 13,196,522 shares designated as Series B Convertible Participating Preferred Stock ("Series B Preferred Stock"). Upon the closing of the Company's initial public offering, all outstanding shares of Series A and B Preferred Stock converted into 23,796,522 shares of Common Stock.

   Effective November 3, 1999 the authorized capital stock of the Company consists of (i) 75,000,000 shares of Common Stock authorized for issuance with a par value of $0.01 and (ii) 10,000,000 shares of preferred stock with a par value of $0.01.

Common Stock

   Prior to August 28, 1998, the Company and its affiliated companies, FOI, Inc. and PCX were under common control and management by immediate members of one family. On August 28, 1998, stockholders of the affiliated companies exchanged their shares of capital stock of the affiliated companies for shares of the Company's Common Stock which resulted in the affiliated companies becoming wholly owned subsidiaries of the Company. The financial statements for the Company, FOI and PCX are presented on a combined basis for the years ended December 31, 1997 and 1998.

   On August 28, 1998, the holders of warrants to purchase shares of Common Stock exercised their warrants for 1,886,988 shares of Common Stock. Of these shares, 705,364 shares were subject to a call option at the discretion of the Company for $1.00 per share. On October 27, 1998, the Company exercised its call option in full for $705,364.

   On August 28, 1998, the Company repurchased 6,176,881 shares of Common Stock from founders and employees of the Company in exchange for notes payable issued by the Company for $6,176,881. These notes were paid in full on August 31, 1998.

   On August 28, 1998, certain controlling stockholders of the Company transferred 2,145,000 shares of Common Stock to employees in consideration of past performance and as an incentive for continuing employment with the Company. The stock was transferred subject to certain vesting restrictions and for no cash consideration. The fair value of these restricted stock awards at the date of transfer totaled $2,145,000, which the Company is recognizing as compensation expense over the defined vesting period. The vesting for the transferred shares occurs over four years commencing with the recipient's date of hire. The remaining unearned compensation will vest at various dates through 2002. Upon the transfer of these shares, the Company recorded a charge of $1,826,446 representing fully vested shares. In addition, the Company recorded unearned compensation related to unvested shares totaling $318,554. The Company recorded amortization of the unearned compensation totaling $34,295 and $59,609 for the year ended December 31, 1998 and 1999, respectively.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


   On August 28, 1998, the Company's Board of Directors authorized a 35,226.01-for-1 Common Stock split effected in the form of a stock dividend. Stockholders' equity (deficit) has been restated for all periods presented to give retroactive recognition to the split in prior periods by reclassifying from additional paid-in capital to Common Stock the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this split.

   On October 13, 1999, the Company's Board of Directors and stockholders authorized a 1-for-2 Common Stock split. Stockholder's equity (deficit) has been restated for all periods presented to give retroactive recognition to the reverse split in prior periods by reclassifying from Common Stock to additional paid-in capital the par value of the shares removed by the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this reverse split.

   On November 3, 1999, the Company sold 12,880,000 shares of Common Stock in its initial public offering for cash proceeds of $70,573,618, net of offering costs of $6,706,384.

   On March 8, 2000, the Company effected a 2-for-1 Common Stock split in the form of a 100% stock dividend to stockholders of record on March 1, 2000.

   On March 28, 2000, the Company sold 4,046,608 shares of its Common Stock in a secondary offering for approximately $105,262 in net cash proceeds, after deducting underwriting commissions and offering expenses.

Preferred Stock

   On August 28, 1998, the Company issued 10,500,000 shares of Series A Preferred Stock for cash proceeds of $10,355,408, net of issuance costs of $144,592. On September 29, 1998, the Company issued 100,000 shares of Series A Preferred Stock for cash proceeds of $92,000, net of issuance costs of $8,000.

   The outstanding shares of Series A Preferred Stock with a value of $9,113,151 converted into 10,600,000 shares of Common Stock upon the closing of the Company's initial public offering.

   In connection with the issuance of Series A Preferred Stock, the Company issued warrants to the holders of the Series A Preferred Stock, for the purchase of up to 3,498,000 shares of Common Stock at $1.50 per share. Of these warrants, 3,465,000 are exercisable from the date of issuance through August 28, 2008 and 33,000 are exercisable from the date of issuance through September 29, 2008. The fair value of these warrants at the date of issue was $1,791,000. This amount was recorded as a reduction of Series A Preferred Stock and an increase to paid-in-capital. The value of the warrants was estimated assuming a weighted average risk free interest rate of 4.51%, an expected life from date of grant of four years, a volatility of 100% and no expected dividends. On November 11, 1999, warrants to purchase 1,649,998 of Common Stock were exercised.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


   On March 31, 1999, the Company issued 13,196,522 shares of Series B Preferred Stock for cash proceeds of $24,944,635, net of issuance costs of $55,253. The holders of the Series B Preferred Stock were entitled to receive cumulative dividends at a rate of 8% per annum. One of the holders of Series B Preferred Stock had the right to elect one member to the Board of Directors.

   The outstanding shares of Series B Preferred Stock with a value of $26,134,500 including dividends totaling $1,183,328, were converted into 13,196,522 shares of Common Stock upon the closing of the Company's initial public offering.

J. Stock Options and Restricted Stock Awards:

   On November 19, 1998, the Company adopted its 1998 Stock Incentive Plan (the "Option Plan"). The Option Plan is administered by the Company's Board of Directors, and allows for the granting of awards in the form of incentive stock options to employees and nonqualified options and restricted stock to officers, employees, consultants, directors and advisors. The exercise prices for awards and options granted were determined by the Board of Directors of the Company to be equal to the fair value of the Common Stock on the date of grant. In reaching this determination at the time of each grant, prior to the Company's initial public offering, the Company's Board of Directors considered a broad range of factors including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and financial position and the Company's future prospects and opportunity for liquidity events. On October 13, 1999, Company's Board of Directors and shareholders voted to increase the number of shares available for issuance under the Option Plan by 575,000 shares. Upon this vote, the option plan allows for the Company to grant up to 10,109,506 options for common shares and restricted stock. Stock options may not be exercised after ten years from the date of grant. Options and restricted stock awards normally vest over 48 months as follows: 25% after 12 months from the date of grant, thereafter, an additional 2.0833% of shares vest at the end of each month until all shares are fully vested. In the event of a change of control of the Company (as defined by the Option Plan), the vesting for each option and restricted stock award will automatically be accelerated with respect to 25% of the shares subject to such options or restricted stock awards.

   During the year ended December 31, 1998, the Company sold 5,197,050 shares of restricted stock to certain employees for $0.15 per share. The weighted-average grant-date fair value of these shares of restricted stock was $1.00 per share.

   During the year ended December 31, 1999, the Company granted incentive stock options for the purchase of 2,160,442 shares and nonqualified stock options for the purchase of 150,000 shares at a weighted-average exercise price of $2.71. During the year ended December 31, 1999, the Company issued 150,000 shares of restricted stock for $0.35 per share in exchange for a note receivable totaling $52,500. The weighted-average grant-date fair value of these shares of restricted stock was $1.00 per share.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


   The following table summarizes option activity under the Option Plan:

                          Exercise Price    Exercise Price
                           Equals Grant    Less Than Grant
                               Date              Date
                         Stock Fair Value  Stock Fair Value        Total
                         ---------------- ------------------ ------------------
                                 Weighted           Weighted           Weighted
                         Number  Average            Average            Average
                           of    Exercise Number of Exercise Number of Exercise
                         Shares   Price    Shares    Price    Shares    Price
Outstanding at December
 31, 1997...............     --   $ --          --   $ --          --   $ --
Granted.................     --     --    1,402,408   0.15   1,402,408   0.15
Cancelled...............     --     --       17,550   0.15      17,550   0.15
                         -------          ---------          ---------
Outstanding at December
 31, 1998...............     --     --    1,384,858   0.15   1,384,858   0.15
Granted................. 695,124   7.02   1,615,318   0.85   2,310,442   2.71
Exercised...............     --     --      164,638   0.59     164,638   0.59
Cancelled...............  14,000   4.41      30,810   0.52      44,810   1.74
                         -------          ---------          ---------
Outstanding at December
 31, 1999............... 681,124  $7.08   2,804,728  $0.52   3,485,852  $1.80
                         =======          =========          =========

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                                      Weighted
                                                      Average
                                                     Remaining
       Exercise                                     Contractual                    Shares
        Price              Shares                   Life (Years)                 Exercisable
        $ 0.15            1,288,102                      8.8                       224,506
        $ 0.35              423,406                      9.0                           --
        $ 0.60              217,914                      9.2                           --
        $ 0.95              530,914                      9.4                           --
        $ 1.40              344,392                      9.5                           --
        $ 4.41              350,624                      9.7                           --
        $ 4.50              258,500                      9.8                           --
        $14.06                4,000                      9.9                           --
        $22.00               17,000                      9.9                           --
        $30.02               26,000                     10.0                           --
        $35.94               25,000                     10.0                           --
                          ---------                                                -------
                          3,485,852                      9.2                       224,506
                          =========                                                =======

   No options were exercisable at December 31, 1998.

   During the years ended December 31, 1998 and 1999 the Company recorded unearned compensation for restricted stock and options granted to employees below fair value of $5,594,621 and $2,771,882, respectively. The Company is recognizing the compensation expense over the vesting period. The Company recorded equity compensation expense including amortization expense relating to unearned compensation of $149,470 and $1,822,474 for the years ended December 31, 1998 and 1999, respectively.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

   On April 30, 1999, the Company also accelerated the vesting with respect to 77,103 shares of restricted stock held by a former employee. The Company has recorded a charge of $77,103 in connection with this acceleration.

   Had compensation cost for the Company's 1998 and 1999 stock option grants been calculated consistent with SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                            December 31,
                                                      -------------------------
                                                         1998          1999
     Net loss as reported............................ $(4,893,072) $(19,351,450)
     Net loss per share as reported.................. $     (0.31) $      (1.02)
     Pro forma net loss under SFAS 123............... $(4,897,325) $(19,429,219)
     Pro forma net loss per share under SFAS 123..... $     (0.31) $      (1.03)

   The following table presents the significant assumptions used to estimate the fair values of the options:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
     Weighted-average risk free interest rate.................    4.85%    5.53%
     Expected life from the date of grant..................... 7 years  5 years
     Weighted-average volatility..............................    None       29%
     Expected dividends.......................................    None     None

   No options granted in 1998 had an exercise price equal to grant date stock fair value (as such fair value was subsequently determined for financial reporting purposes). The weighted-average fair value of options on the date of grant for the options granted in 1998 and 1999 with an exercise price less than grant date stock fair value was $0.89 and $1.54, respectively. The weighted-average fair value of options granted in 1999 with an exercise price equal to grant date stock fair value was $5.27.

   The pro forma effects of applying SFAS 123 are not indicative of future impacts. Additional grants in future years are anticipated.

K. Income Taxes:

   Deferred income taxes include the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


   The components of the Company's deferred tax assets are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
     Startup costs.................................... $   240,633  $   171,880
     Other temporary differences......................     277,788      288,533
     Net operating losses.............................   1,563,194    8,026,263
                                                       -----------  -----------
     Total net deferred tax asset.....................   2,081,615    8,486,676
     Valuation allowance..............................  (2,081,615)  (8,486,676)
                                                       -----------  -----------
     Net deferred taxes............................... $       --   $       --
                                                       ===========  ===========

   A reconciliation of the United States federal statutory corporate rate to the Company's effective tax rate is as follows:

                                                   Year ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
Statutory federal corporate rate..................      34%       34%       34%
Other.............................................       1         1         4
Increase in valuation allowance...................     (35)      (35)      (38)
                                                   -------   -------   -------
Effective tax rate................................     -- %      -- %      -- %
                                                   =======   =======   =======

   A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset due to the uncertainty of realization.

   The Company had net operating loss carryforwards of approximately $3,882,000 and $19,931,000 at December 31, 1998 and 1999, respectively. These net operating loss carryforwards begin to expire in 2010.

   Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

L. Employee Benefit Plans:

Defined Contribution Plan

   In January 1999, the Company established a savings plan for its employees which it designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits. The Company may make contributions to the 401(k) plan in its discretion. No Company contributions have been made to the savings plan to date.

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)


Employee Stock Purchase Plan

   In October 1999, the Company established a qualified Employee Stock Purchase Plan, the terms of which allow for qualified employees to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each semi-annual stock purchase period. The Company has designated a maximum of 425,000 shares for this plan. As of December 31, 1999, no Company shares have been issued under this plan.

M. Related Party Transactions:

   The Company had amounts due from related parties totaling $813,139 and $286,477 at December 31, 1998 and 1999, respectively. Amounts due from related parties at December 31, 1998 was composed of $779,558 related to notes receivable from stockholders for restricted stock and $33,581 related to employee advances. The notes receivable from stockholders for restricted stock are due in June 2003 and accrue interest monthly at 7% per annum. The terms of the notes provided that interest accrued beginning January 1, 1999 and payments of interest commenced July 15, 1999. Amounts due from related parties at December 31, 1999 was composed of $208,072 related to notes receivable from stockholders executed in connection with the issuance of restricted stock and $78,405 related to employee advances.

N. Subsequent Events:

   On February 15, 2000, the Company's Board of Directors approved a two-for-one split of Common Stock in the form of a stock dividend. The stock dividend was paid on March 8, 2000. Stockholders' equity (deficit) has been restated for all periods presented to give retroactive recognition to the split in prior periods by reclassifying from additional paid-in capital to Common Stock the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this split.

   On February 29, 2000, the Company acquired TriVida Corporation, a privately held developer of online personalization technology. Be Free exchanged 2,933,276 shares of its Common Stock for all of the outstanding shares of TriVida, and assumed outstanding options to acquire TriVida capital stock for an additional 566,592 shares of Be Free Common Stock. This acquisition will be recorded under the purchase method of accounting.

O. Acquisition (Unaudited)

   On February 29, 2000, the Company acquired TriVida Corporation ("TriVida"). TriVida provides personalization services to online merchants and content sites. These personalization services are designed to predict the buying behavior of a unique but anonymous user based upon the

                         BE FREE, INC. AND SUBSIDIARIES

            (Information at March 31, 2000 and for the three months
             ended March 31, 1999 and March 31, 2000 is unaudited)

past browsing and buying behavior of that user as well as other anonymous users. In connection with the transaction, the Company issued common stock with an approximate value of $165 million at the date of issuance. The acquisition has been accounted for under the purchase method of accounting. The allocation of purchase price for TriVida resulted in goodwill of $110 million and other intangibles, including patents, developed technology and workforce, of $55 million. These items have been recorded as intangible assets within the Consolidated Balance Sheet, and are being amortized on a straight line basis over three years. In the period ended March 31, 2000, the Company recorded a non-recurring charge to operations for acquisition-related costs of $765,000, which primarily related to employee severence. As of March 31, 2000, $630,000 of the total acquisition-related costs were included in accrued expenses.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
TriVida Corporation (a Development Stage Company)

   We have audited the accompanying balance sheets of TriVida Corporation (a Development Stage Company) as of March 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended March 31, 1998 and 1999, and for the period from January 7, 1997 (date of inception) to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TriVida Corporation (a Development Stage Company) at March 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended March 31, 1998 and 1999, and for the period from January 7, 1997 (date of inception) to March 31, 1999, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

October 15, 1999
Los Angeles, California

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                                March 31,
                                         ------------------------  December 31,
                                            1998         1999          1999
                                                                   (Unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents.............  $   107,010  $   539,894  $  1,308,291
 Prepaid expenses and other current
  assets...............................        1,471        8,958           --
                                         -----------  -----------  ------------
  Total current assets.................      108,481      548,852     1,308,291
Computers and equipment, net of
 accumulated depreciation of $90,516
 and $399,675 at March 31, 1998, and
 1999 respectively; and $706,795 at
 December 31, 1999.....................      595,998      404,058     2,059,545
Deposits...............................      139,518      141,125       185,451
                                         -----------  -----------  ------------
  Total assets.........................  $   843,997  $ 1,094,035  $  3,553,287
                                         ===========  ===========  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
 Accounts payable......................  $   100,629  $   174,431  $    387,156
 Accrued expenses......................       88,992       13,798        25,763
 Related party payable.................      173,333      333,332       373,333
 Credit line payable...................       42,825       99,825        99,825
 Current portion of capital lease
  obligation...........................      250,798      237,743       495,778
                                         -----------  -----------  ------------
  Total current liabilities............      656,577      859,129     1,381,855
Capital lease obligations, less current
 portion...............................      224,067       52,475       807,251
Convertible notes......................      580,355      741,600           --
Commitments
Stockholders' equity (deficit):
 Preferred Stock, liquidation
  preference of $0.60 per share,
  4,000,000 and 11,000,000 shares
  authorized, 3,898,810 and 10,723,694
  Series A Convertible shares issued
  and outstanding at March 31, 1998 and
  1999, respectively; 11,000,000 shares
  authorized, 10,723,694 Series A
  Convertible shares issued and
  outstanding at December 31, 1999.....    2,339,286    6,462,289     6,462,289
 Preferred Stock, liquidation
  preference of $0.81 per share,
  8,223,694 shares authorized,
  7,761,205 Series B Convertible shares
  issued and outstanding at December
  31, 1999.............................          --           --      6,356,576
 Common stock, no par value, 6,000,000
  and 16,000,000 shares authorized,
  3,000,000 and 3,226,750 shares issued
  and outstanding at March 31, 1998 and
  1999, respectively; 16,000,000
  authorized, 4,085,499 shares issued
  and outstanding at December 31, 1999.        6,320       20,725        75,470
 Additional paid-in capital on common
  stock................................      307,800      877,280     2,403,810
 Deferred compensation.................     (202,598)    (517,500)   (1,460,150)
 Deficit accumulated during the
  development stage....................   (3,067,810)  (7,401,963)  (12,473,814)
                                         -----------  -----------  ------------
  Total stockholders' equity (deficit).     (617,002)    (559,169)    1,364,181
                                         -----------  -----------  ------------
Total liabilities and shareholders'
 equity (deficit)......................  $   843,997  $ 1,094,035  $  3,553,287
                                         ===========  ===========  ============

                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                                                                     Period from
                                                       Period from        Nine Months Ended        January 7, 1997
                          Year ended March 31,       January 7, 1997        December 31,         (date of inception)
                         ------------------------  (date of inception) ------------------------    to December 31,
                            1998         1999       to March 31, 1999     1998         1999             1999
                                                                             (Unaudited)             (Unaudited)
Revenues ............... $       --   $   119,750      $   119,750     $   119,750  $       --      $    119,750
Operating expenses:
  Sales and marketing ..     577,500      931,546        1,509,046         731,326    1,536,422        3,045,468
  Research and
   development .........     820,670    1,156,728        1,991,411         840,455    1,046,920        3,038,331
  General and
   administrative ......   1,409,399    1,993,764        3,569,143       1,465,177    1,966,474        5,535,617
  Amortization of
   deferred equity-based
   compensation.........      83,962      230,378          314,340         164,185      286,135          600,475
                         -----------  -----------      -----------     -----------  -----------     ------------
Loss from operations ...  (2,891,531)  (4,192,666)      (7,264,190)     (3,081,393)  (4,835,951)     (12,100,141)
Other income (expense):
  Interest income ......      35,199       38,974           74,173          35,316       57,658          131,831
  Interest expense .....     (29,885)    (179,661)        (209,546)       (131,511)    (292,758)        (502,304)
                         -----------  -----------      -----------     -----------  -----------     ------------
Total other income
 (expense) .............       5,314     (140,687)        (135,373)        (96,195)    (235,100)        (370,473)
                         -----------  -----------      -----------     -----------  -----------     ------------
Net loss before taxes ..  (2,886,217)  (4,333,353)      (7,399,563)     (3,177,588)  (5,071,051)     (12,470,614)
Taxes ..................        (800)        (800)          (2,400)           (800)        (800)          (3,200)
                         -----------  -----------      -----------     -----------  -----------     ------------
Net Loss ............... $(2,887,017) $(4,334,153)     $(7,401,963)    $(3,178,388) $(5,071,851)    $(12,473,814)
                         ===========  ===========      ===========     ===========  ===========     ============


                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                      Preferred Stock      Preferred Stock                                                        Accumulated
                          Class A              Class B          Common Stock        Additional                   Deficit During
                   --------------------- -------------------- ----------------- Paid-in Capital on   Deferred     Development
                     Shares     Amount    Shares     Amount    Shares   Amount     Common Stock    Compensation      Stage
Balance at
January 7, 1997
(date of
inception).......         --  $      --        --  $      --        --  $   --      $      --      $       --     $        --
 Initial
 capitalization..         --         --        --         --  2,625,000   6,000            --              --              --
 Issuance of
 Series A
 Preferred Stock.   2,125,000  1,275,000       --         --        --      --             --              --              --
 Issuance of
 common stock....         --         --        --         --    375,000     320            --              --              --
 Net loss........         --         --        --         --        --      --             --              --         (180,793)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at March
31, 1997.........   2,125,000  1,275,000       --         --  3,000,000   6,320            --              --         (180,793)
 Issuance of
 Series A
 Preferred Stock.   1,773,810  1,064,286       --         --        --      --             --              --              --
 Stock options
 issued to
 consultants.....         --         --        --         --        --      --          21,240             --              --
 Stock option
 compensation....         --         --        --         --        --      --         286,560        (286,560)            --
 Amortization of
 deferred
 compensation....         --         --        --         --        --      --             --           83,962             --
 Net loss........         --         --        --         --        --      --             --              --       (2,887,017)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at March
31, 1998.........   3,898,810  2,339,286       --         --  3,000,000   6,320        307,800        (202,598)     (3,067,810)
 Issuance of
 Series A
 Preferred Stock
 (June 1998).....   1,805,506  1,083,304       --         --        --      --             --              --              --
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (June 1998).....   1,550,592    950,032       --         --        --      --             --              --              --
 Issuance of
 common stock....         --         --        --         --    200,000  12,000            --              --              --
 Issuance of
 Series A
 Preferred Stock
 (August 1998)...     833,333    500,000       --         --        --      --             --              --              --
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (December 1998).   1,305,140    783,079       --         --        --      --             --              --              --
 Stock options
 issued to
 consultants.....         --         --        --         --        --      --          24,200             --              --
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (March 1999)....   1,330,313    798,188       --         --        --      --             --              --              --
 Issuance of
 stock purchase
 warrants........         --       8,400       --         --        --      --             --              --              --
 Exercise of
 stock options...         --         --        --         --     26,750   2,405            --              --              --
 Stock option
 compensation....         --         --        --         --        --      --         545,280        (545,280)            --
 Amortization of
 deferred
 compensation....         --         --        --         --        --      --             --          230,378             --
 Net loss........         --         --        --         --        --      --             --              --       (4,334,153)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at March
31, 1999.........  10,723,694 $6,462,289       --         --  3,226,750  20,725        877,280        (517,500)     (7,401,963)
 Issuance of
 Series B
 Preferred Stock
 (August 1999)
 (unaudited).....         --         --  5,670,818  4,593,362       --      --             --              --              --
 Conversion of
 promissory notes
 (August 1999)
 (unaudited).....         --         --  2,090,387  1,693,214       --      --             --              --              --
 Issuance of
 stock purchase
 warrants
 (unaudited).....         --         --        --      70,000       --      --         260,645             --              --
 Exercise of
 stock options
 (unaudited).....         --         --        --         --    858,749  54,745            --              --              --
 Stock options
 issued to
 consultants
 (unaudited).....         --         --        --         --        --      --          37,100             --              --
 Stock option
 compensation
 (unaudited).....         --         --        --         --        --      --       1,228,785      (1,228,785)            --
 Amortization of
 deferred
 compensation
 (unaudited).....         --         --        --         --        --      --             --          286,135             --
 Net loss
 (unaudited).....         --         --        --         --        --      --             --              --       (5,071,851)
                   ---------- ---------- --------- ---------- --------- -------     ----------     -----------    ------------
Balance at
December 31, 1999
(unaudited)......  10,723,694 $6,462,289 7,761,205 $6,356,576 4,085,499 $75,470     $2,403,810     $(1,460,150)   $(12,473,814)
                   ========== ========== ========= ========== ========= =======     ==========     ===========    ============
                     Total
Balance at
January 7, 1997
(date of
inception).......  $      --
 Initial
 capitalization..       6,000
 Issuance of
 Series A
 Preferred Stock.   1,275,000
 Issuance of
 common stock....         320
 Net loss........    (180,793)
                   -----------
Balance at March
31, 1997.........   1,100,527
 Issuance of
 Series A
 Preferred Stock.   1,064,286
 Stock options
 issued to
 consultants.....      21,240
 Stock option
 compensation....         --
 Amortization of
 deferred
 compensation....      83,962
 Net loss........  (2,887,017)
                   -----------
Balance at March
31, 1998.........    (617,002)
 Issuance of
 Series A
 Preferred Stock
 (June 1998).....   1,083,304
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (June 1998).....     950,032
 Issuance of
 common stock....      12,000
 Issuance of
 Series A
 Preferred Stock
 (August 1998)...     500,000
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (December 1998).     783,079
 Stock options
 issued to
 consultants.....      24,200
 Conversion of
 Promissory Notes
 to Series A
 Preferred Stock
 (March 1999)....     798,188
 Issuance of
 stock purchase
 warrants........       8,400
 Exercise of
 stock options...       2,405
 Stock option
 compensation....         --
 Amortization of
 deferred
 compensation....     230,378
 Net loss........  (4,334,153)
                   -----------
Balance at March
31, 1999.........    (559,169)
 Issuance of
 Series B
 Preferred Stock
 (August 1999)
 (unaudited).....   4,593,362
 Conversion of
 promissory notes
 (August 1999)
 (unaudited).....   1,693,214
 Issuance of
 stock purchase
 warrants
 (unaudited).....     330,645
 Exercise of
 stock options
 (unaudited).....      54,745
 Stock options
 issued to
 consultants
 (unaudited).....      37,100
 Stock option
 compensation
 (unaudited).....         --
 Amortization of
 deferred
 compensation
 (unaudited).....     286,135
 Net loss
 (unaudited).....  (5,071,851)
                   -----------
Balance at
December 31, 1999
(unaudited)......  $1,364,181
                   ===========

                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                                                      Period from
                                                        Period from        Nine months ended        January 7, 1997
                           Year ended March 31,       January 7, 1997        December 31,         (date of inception)
                          ------------------------  (date of inception) ------------------------    to December 31,
                             1998         1999       to March 31, 1999     1998         1999             1999
                                                                              (Unaudited)             (Unaudited)
Operating activities
 Net loss...............  $(2,887,017) $(4,334,153)     $(7,401,963)    $(3,178,388) $(5,071,851)    $(12,473,814)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation...........       90,516      309,159          402,074         254,334      307,120          709,194
 Other common stock
  expense...............       21,240       24,200           45,440          24,200      297,745          343,185
 Interest converted to
  equity................          --       118,833          118,833          35,588       71,927          190,760
 Amortization of
  deferred equity-based
  compensation..........       83,962      230,378          314,340         164,185      286,135          600,475
 Changes in operating
  assets and
  liabilities:
  Prepaid expenses......       (1,471)      (7,487)          (8,958)        (88,400)       8,958              --
  Deposits..............     (137,668)      (1,607)        (141,125)         (4,107)      25,673         (115,452)
  Accounts payable......       29,510       73,802          174,431              34      212,725          387,156
  Accrued expenses......       88,992      (75,194)          13,798         (18,997)      11,966           25,764
  Related party payable.      160,000      159,999          333,332         120,000       40,001          373,333
                          -----------  -----------      -----------     -----------  -----------     ------------
Net cash used in
 operating activities...   (2,551,936)  (3,502,070)      (6,149,798)     (2,691,551)  (3,809,601)      (9,959,399)
Investing activities
Purchase of property and
 equipment..............      (98,330)     (40,548)        (171,774)        (56,704)    (694,360)        (866,134)
Proceeds from sales of
 equipment..............       30,497          --            30,497             --           --            30,497
                          -----------  -----------      -----------     -----------  -----------     ------------
Net cash used in
 investing activities...      (67,833)     (40,548)        (141,277)        (56,704)    (694,360)        (835,637)
Financing activities
Payments of capital
 lease obligations......     (113,319)    (261,318)        (374,637)       (195,639)    (255,435)        (630,072)
Credit line borrowings..       42,825       57,000           99,825          57,000          --            99,825
Issuance of Series A
 Preferred Stock........    1,064,286    1,583,304        3,922,590       1,583,304          --         3,922,590
Issuance of Series B
 Preferred Stock........          --           --               --              --     4,593,362        4,593,362
Issuance of common
 stock..................          --        14,405           20,725          14,000       54,745           75,470
Issuance of convertible
 promissory notes.......      580,355    2,582,111        3,162,466       1,832,111      879,687        4,042,153
                          -----------  -----------      -----------     -----------  -----------     ------------
Net cash provided by
 financing activities...    1,574,147    3,975,502        6,830,969       3,290,776    5,272,359       12,103,328
                          -----------  -----------      -----------     -----------  -----------     ------------
Net increase (decrease)
 in cash and cash
 equivalents............   (1,045,622)     432,884          539,894         542,521      768,398        1,308,292
Cash and cash
 equivalents, beginning
 of period..............    1,152,632      107,010              --          107,010      539,893          539,893
                          -----------  -----------      -----------     -----------  -----------     ------------
Cash and cash
 equivalents, end of
 period.................  $   107,010  $   539,894      $   539,894     $   649,531  $ 1,308,291     $  1,848,185
                          ===========  ===========      ===========     ===========  ===========     ============
Supplemental
 disclosures:
 Interest paid..........  $    23,562  $   166,307      $   189,869     $    19,585  $    73,026     $    262,895
                          ===========  ===========      ===========     ===========  ===========     ============
Supplemental disclosure
 of non-cash
 transactions:
 During the years ended March 31, 1998 and 1999, the Company entered into capital lease obligations totaling $588,184 and $76,671, respectively.
 During the year ended March 31, 1999, $2,412,466 in convertible notes and $118,833 in accrued interest were converted into 4,186,045 shares of Series A Preferred Stock.
 During the nine months ended December 31, 1998 and 1999, the Company entered into capital lease obligations totaling $64,863 and $1,268,242, respectively.
 During the nine months ended December 31, 1998, $1,697,593 in convertible notes and $35,588 in accrued interest were converted into 1,330,313 shares of Series A Preferred Stock.
 During the nine months ended December 31, 1999, $1,621,287 in convertible notes and $71,927 in accrued interest were converted into 2,090,387 shares of Series B Preferred Stock.

                            See accompanying notes.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS
  (Information at December 31, 1999 and for the nine months ended December 31,
                          1998 and 1999 is unaudited)

1. Business Activity

   TriVida Corporation (the Company), formally Nemogen Corporation, was incorporated on January 7, 1997, in California. The Company was formed to develop and market transactional stream analysis software products. The Company has changed its business model from transactional stream analysis software products to networked website personalization. Website personalization allows companies to customize sales and marketing information on their websites, in hopes of increasing sales, by predicting customer preferences from comparing a customer's selections to those made by other customers previously. The Company's service is provided over the Internet, in real time. To date the Company has devoted the majority of its efforts to product development activities and the raising of capital. As such, the Company is considered to be in the development stage at March 31, 1999.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

   The Company has experienced recurring operating losses and has a deficiency in working capital and stockholders' equity. The Company's growth and product development have required significant capital, which historically has been met primarily through the sale of stock and the issuance of convertible promissory notes. Management believes that additional capital will be needed to fund the Company's ongoing product development and marketing efforts. Management believes that the necessary capital to fund these efforts for the next twelve months will be raised through the sale of additional shares of the Company's Series B Preferred Stock or other securities of the Company. However, there can be no assurance that such financing will be completed. Without additional financing, the Company will be required to reduce its product development and marketing efforts. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the net realizable value of the Company's net assets in the event that the Company is unable to sustain its operations.

Unaudited Interim Results

   The accompanying balance sheet as of December 31, 1999, the statements of operations and cash flows for the nine months ended December 31, 1998 and 1999 and the statement of stockholders' equity (deficit) for the nine months ended December 31, 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which included only normal recurring adjustments, necessary to present fairly the Company's financial position, results of

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

operations and cash flows as of December 31, 1999 and for the nine months ended December 31, 1998 and 1999. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited.

Cash and Cash Equivalents

   Cash equivalents include highly liquid investments with maturities of three months or less from the date of purchase.

Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of those instruments. The carrying amount of the Company's credit line payable approximates fair value due to its variable rate nature. There is no established market for the Company's convertible promissory notes; however, management believes that the carrying amount approximates fair value.

Computers and Equipment

   Computers and equipment, including assets recorded under capital leases, are stated at cost. These assets are depreciated using the straight-line method over the estimated useful life of three years or over the period of the lease, whichever is shorter.

Long-Lived Assets

   The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement No. 121, an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified by the Company.

Income Taxes

   The Company accounts for income taxes using the liability method, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws expected to be in effect when the

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

differences are expected to reverse. Valuation allowances are established when necessary to reduce the carrying amount of deferred tax assets to their net realizable value.

Accounting for Stock Based Compensation

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its stock options as permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The required pro forma disclosure for compensation expense under SFAS No. 123 are disclosed in Note 4.

Research and Development Costs

   Pursuant to the Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company is required to capitalize software development costs when "technological feasibility" of the product has been established and anticipated future revenues assure recovery of the capitalized amounts. Because the Company's product is still in the development phase, software development costs have been charged to product development expenses in the accompanying statements of operations.

Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Reclassifications

   Certain prior year financial statement items have been reclassified to conform to the current period's presentation.

3. Stockholders' Equity (Deficit) and Convertible Notes

   The Company was initially capitalized in January 1997, with the issue of 2,625,000 shares of common stock for a total of $6,000. On March 14, 1997, the Company issued 2,125,000 shares of Series A Preferred Stock at a purchase price of $0.60 per share to Woodside Fund III, L.P. (Woodside) and InnoCal L.P. (InnoCal). The Company issued an additional 375,000 shares of common stock to Woodside for a total of $320. An additional 1,773,810 shares of Series A Preferred Stock at $0.60 per share were issued to Woodside and InnoCal and certain other Series A Preferred Stockholders in August 1997.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


   In February 1998, the Company issued to Woodside, Innocal and several existing Series A Preferred shareholders convertible promissory note totaling $580,355. The notes were non-interest bearing and payable upon demand of the holders. In connection with the issuance of the convertible notes, warrants to purchase common shares at $0.10 per share upon the closing of an equity financing with proceeds of at least $5 million, were issued to Woodside and InnoCal. The number of shares subject to the warrant will be equivalent to the number of shares which would equal $75,000 of fair value of common stock at the time of the financing, as determined by the Company's Board of Directors. These warrants will expire in February 2004, to the extent not previously exercised. As of March 31, 1999, such a financing has not occurred and no warrants have been exercised. The conversion feature of the convertible promissory notes was later amended to allow for conversion upon the next round of equity financing.

   In April, May and June 1998, the Company issued convertible promissory notes to Woodside and InnoCal totaling $670,000. These notes bore an interest rate of 10% per annum and were due upon demand. These notes were convertible into shares of the Company's Series A Preferred Stock at the option of the holder.

   In June 1998, the Company entered into a Series A Preferred Stock Agreement whereby the Company issued 1,805,506 shares of Series A Preferred Stock at a purchase price of $0.60 per shares. Concurrent with this equity financing, $930,355 in outstanding convertible notes and $19,677 in accrued interest were converted into 1,550,592 shares of the Company's Series A Preferred Stock.

   Also in June 1998, the Company issued additional convertible promissory notes totaling $998,024 to Woodside, InnoCal and several other existing shareholders. These notes bore an interest rate of 10% per annum and were due upon demand. These notes were convertible into shares of the Company's Series A Preferred Stock upon the next round of equity financing.

   On July 28, 1998, InnoCal purchased 200,000 shares of the Company's common stock for $12,000.

   On July 31, 1998, the Company issued to idealab! Capital Partners I-A and I-B, L.P. (idealab!) convertible promissory notes totaling $500,000 and bearing an interest rate of 10% per annum. The unpaid balance and accrued interest on the notes will be converted into shares of the Company's Series A Preferred Stock at a rate of $0.60 per shares. Additionally, in August 1998, the Company issued to idealab! 833,333 shares of Series A Preferred Stock for a price of $0.60 per share.

   On December 31, 1998, pursuant to the provisions of the promissory note agreements, $749,012 in outstanding convertible promissory notes, plus $34,067 in accrued interest were converted into 1,305,140 shares of the Company's Series A Preferred Stock.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

   On March 12, 1999, the Company issued to InnoCal, Woodside and idealab! convertible promissory notes totaling $750,000 and bearing an interest rate of 10% per annum. The unpaid principal and accrued interest will convert into shares of the Company's Series A Preferred Stock at a rate of $0.60 per share. In connection with the issuance of these convertible notes, 240,000 warrants for the purchase of common stock at a price of $0.60 per share were issued to Woodside, InnoCal, and idealab! In addition, the holders of the warrants may convert the warrants into common stock, without any additional consideration paid. The number of shares of common stock into which the warrants convert is dependent upon the fair market value of the Company's common stock at the date of conversion. These warrants expire in March 2004, to the extent not previously exercised. At the date of grant, the warrants have been valued at $8,400 and have been treated as a discount to the convertible notes issued and as additional Preferred Stock contribution.

   Also on March 12, 1999, $749,012 in outstanding convertible promissory notes, plus $49,176 in accrued interest, were converted into 1,330,313 shares of the Company's Series A Preferred Stock.

   On April 5, 1999, the Company issued to Oasis Ventures (Oasis) and other investors $767,187 in convertible promissory notes, bearing interest at a rate of 10% per annum. The unpaid principal balance and accrued interest will convert into shares of the Company's Series B Preferred Stock at a rate of $0.81 per share. In connection with the issuance of these convertible notes, 265,730 warrants for the purchase of common stock at a price of $0.06 per share were issued to Oasis and other investors. In addition, the holders of the warrants may convert the warrants into common stock, without any additional consideration paid. The number of shares of common stock into which the warrants convert is dependent upon the fair market value of the Company's common stock at the date of conversion. These warrants expire in March 2004, to the extent not previously exercised. At the date of grant, the warrants have been valued at $152,794 and have been treated as a discount to convertible notes issued and as additional paid-in capital.

   On July 28, 1999, the Company issued to InnoCal, Woodside and idealab! $112,500 in convertible promissory notes. The notes are due upon demand and bear interest at a rate of 8% per annum. The unpaid principal balance and accrued interest will automatically be converted into shares of the Company's Series B Preferred Stock at a rate of $0.81 per share.

   In August 1999, the Company issued 5,670,818 shares of Series B Preferred Stock at a price of $0.81 per share, for $4,593,362. Additionally, $1,693,214 in outstanding convertible promissory notes were converted into 2,090,387 shares of the Company's Series B Preferred Stock.

   The Series A Preferred Stock is convertible into common stock at the holder's option at any time after issuance. The rate of conversion into common stock is determined by the product of multiplying the number of Series A Preferred shares being converted by the Series A Preferred Conversion Rate, which shall initially be 1:1 but may change pursuant to the terms of the Stock

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

Purchase Agreement. All Series A Preferred Stock will be automatically converted into common stock upon the affirmative election of the holders of at least a majority of the outstanding shares of Series A Preferred Stock or upon the completion of a public offering with proceeds of at least $15 million and a total Company valuation of at least $75 million. The voting rights of the Series A Preferred Stock are equal to the number of shares of common stock into which such shares may be converted on a 1:1 basis. Each share of Series A Preferred Stock entitles the holder to receive cash dividends at a rate of 8% per annum of the original issue price of $0.60 per share. The dividends are payable at the declaration and discretion of the Board of Directors and are non-cumulative.

   The Series B Preferred Stock is convertible into common stock at the holder's option at any time after issuance. The rate of conversion into common stock is determined by the product of the number of Series B Preferred shares being converted and the Series B Preferred Conversion Rate, which shall initially be 1:1 but may change pursuant to the terms of the Series B Preferred Stock Purchase Agreement. All Series B Preferred Stock will automatically be converted into common stock upon the affirmative election of the holders of at least a majority of the outstanding shares of Series B Preferred Stock or upon the completion of a public offering with proceeds of at least $15 million and a total Company valuation of at least $75 million. The voting rights of the Series B Preferred Stock are equal to the number of shares into which such shares may be converted on a 1:1 basis. Each share of Series B Preferred Stock entitles the holder to receive cash dividends at a rate of 8% per annum of the original purchase price of $0.81 per share. Dividends are payable at the declaration and discretion of the Board of Directors and are non-cumulative.

   The Company's Articles of Incorporation have been amended from time to time to, among other matters, adjust its authorized number of shares of preferred and common stock. In addition, in June 1998, the Company authorized a stock split of its Series A Preferred Stock, whereby every three shares of Series A Preferred Stock became five shares. All information in these financial statements related to shares of Series A Preferred Stock has been adjusted to reflect this stock split.

   At March 31, 1999, 12,773,250 shares of common stock were reserved for future issuance, of which 1,900,000 were reserved for issuance under the Company's stock option plan, 11,000,000 were reserved for issuance upon the conversion of Preferred Stock, 1,250,000 were reserved for issuance upon the conversion of the convertible promissory notes and 365,000 were reserved for issuance upon the exercise of stock purchase warrants. In July 1999, the Company amended its Articles of Incorporation to increase the authorized number of shares of common stock to 30,000,000 shares.

4. Stock Option Plan

   The Company has adopted a Stock Option Plan (the Plan), which provides for the granting of options for the purchase of up to 1,900,000 (1,000,000 at March 31, 1998) shares of the Company's common stock. Under the Plan, incentive options to purchase shares may be granted to employees of the Company. Nonqualified options to purchase shares may be issued to employees, directors, and

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

consultants of the Company. Under the terms of the Plan, the exercise price of the incentive and nonqualified options cannot be less than the fair market value at the date of grant. Options principally vest over a period of four years from the date of grant and generally expire ten years from such grant.

   The Company has granted 11,800 and 45,000 options to certain consultants for services rendered as of March 31, 1998 and 1999, respectively. As of March 31, 1999, 11,800 of these options have an exercise price of $1.80 per share, 5,000 have an exercise price of $0.60 per share and 40,000 have an exercise price of $0.06 per share. The estimated fair value of these options has been recognized as additional paid-in capital and related expense in the amounts of $21,240 and $24,200 for the years ended March 31, 1998 and 1999, respectively.

   The Company has granted 70,000 options and 127,084 warrants for the purchase of the Company's common stock to certain consultants for services rendered during the nine month period ended December 31, 1999. As of December 31, 1999, the 70,000 options have an exercise price of $0.20 per share. The estimated fair market value of these options has been recognized as additional paid-in capital and related expense in the amount of $37,100 for the nine month period ended December 31, 1999. At the date of grant, the warrants have been valued at $107,851 and have been recognized as additional paid-in capital and related expense.

   A summary of the Company's stock option activity and related information is as follows:

                                                   Outstanding Stock Options
                                                 ------------------------------
                                                            Weighted
                                                            Average
                                                            Exercise
                                                             Price    Exercise
                                                 Number of    Per    Price Per
                                                  Options    Share     Share
     Outstanding at March 31, 1997..............       --    $ --    $      --
       Granted..................................   664,800    0.09    0.06-1.80
                                                 ---------   -----   ----------
     Outstanding at March 31, 1998..............   664,800    0.09    0.06-1.80
       Granted.................................. 1,231,000    0.06      0.06
       Exercised................................   (26,750)   0.06      0.06
       Forfeited................................   (79,250)   0.06      0.06
                                                 ---------   -----   ----------
     Outstanding at March 31, 1999.............. 1,789,800   $0.07   $0.06-1.80
       Granted.................................. 2,436,500    0.19    0.06-0.20
       Exercised................................  (858,749)   0.06    0.06-0.20
       Forfeited................................   (30,667)   0.16    0.06-0.20
                                                 ---------   -----   ----------
     Outstanding at December 31, 1999........... 3,336,884    0.16    0.06-1.80
                                                 =========   =====   ==========
     Exercisable at:
       March 31, 1998...........................    14,800   $1.45   $0.06-1.80
       March 31, 1999...........................   334,540   $0.13   $0.06-1.80
       December 31, 1999........................   835,220   $0.10   $0.06-1.80
                                                 =========   =====   ==========

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


   At March 31, 1998 and 1999, 335,200 and 110,200 shares, respectively, were available for future grant. The weighted average remaining contractual life for the outstanding options was 8.46 years at March 31, 1999.

   The excess of the deemed fair value of the Company's common stock over the exercise price of options granted during the years ended March 31, 1998 and 1999 and the nine months ended December 31, 1999, at the date of grant amounted to $286,560, $545,280 and $1,228,725, respectively. The deemed fair value of the common stock was determined by the Company based on the selling prices of contemporaneous sales of Series A Preferred Stock considering the relative rights and privileges of each security, the stages of development of the Company's business, and the inherent risks and perceived future potential of the Company at the time of grant or issuance. The typical vesting period of the options is 25% after the first year from grant with the remaining balance vesting evenly over the following three years. The amortization of deferred compensation will be charged to operations on a graded methodology basis, consistent with the method described in Financial Accounting Standards Board Interpretation No. 28, over the vesting period of the options. During the years ended March 31, 1998 and 1999 and the nine month period ended December 31, 1999, amortization of deferred compensation of $83,962, $230,378 and $286,135, respectively, was recorded. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net losses for the years ended March 31, 1998 and 1999, would have been as follows:

                                                          1998         1999
      Net loss as reported............................ $(2,887,017) $(4,334,153)
      APB No. 25 compensation expense recorded........      83,962      230,378
      Stock-based compensation under SFAS No. 123.....      (5,447)     (45,726)
                                                       -----------  -----------
      Pro forma net loss.............................. $(2,808,502) $(4,149,501)
                                                       ===========  ===========

   The fair value of options granted during the years ended March 31, 1998 and 1999, are estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates ranging from 4.5% to 5.5%; and an expected life of four years. At March 31, 1998 and 1999, deferred compensation of $202,598 and $517,500, respectively, was reflected as a reduction of stockholders' equity. The deferred compensation amortization relates only to stock options awarded to employees; the salaries and related benefits of these employees are included in the applicable operating expense line item.

5. Line of Credit

   On May 30, 1997, the Company entered into a QuickStart Loan Agreement (Loan Agreement) with Silicon Valley Bank, which was amended on November 30, 1998. The Loan Agreement allows for borrowings up to $99,825 and matures on May 30, 1999. Borrowings bear interest at the

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)

prevailing prime rate, as defined, plus 2.0% (10.5% at March 31, 1998, and 9.75% at March 31, 1999).

   In connection with the renewal of the Loan Agreement in November 1999, the Company issued to Silicon Valley Bank 86,420 warrants to purchase the shares of the Company's Series B Preferred Stock at a price of $0.81 per share. In addition, the warrants may be converted, on a net basis, into shares of Series B Preferred Stock without any additional consideration paid. These warrants expire in November 2009, to the extent not previously exercised. At the date of grant, the warrants have been valued at $70,000 and have been treated as a deferred financing cost and as an additional Series B Preferred Stock contribution.

6. Commitments

   The Company conducts its operations in a leased facility. The lease expires in December 2004. Rent expense related to this lease amounted to $88,372 and $184,104 for the years ended March 31, 1998 and 1999, respectively. In addition, the Company leases certain computer equipment and furniture under capital leases. The cost and accumulated depreciation related to equipment under capital leases totaled $328,451 and $664,859, and $71,519 and $588,184, respectively, at March 31, 1998 and 1999. Future minimum payments under these leases consisted of the following at March 31, 1999:

                                                           Operating  Capital
                                                             Leases    Leases
      2000................................................ $  184,104 $301,399
      2001................................................    184,104   44,510
      2002................................................    184,104   19,152
      2003................................................    184,104      --
      2004................................................    184,104      --
      Thereafter..........................................    122,736      --
                                                           ---------- --------
      Total minimum lease payments........................ $1,043,256  365,061
                                                           ----------
      Amounts representing interest.......................             (74,843)
                                                                      --------
      Present value of net minimum lease payments
       (including current portion of $237,743)............            $290,218
                                                                      ========

7. Income Taxes

   No provision for income taxes, other than the state minimum tax of $800, was recognized for the years ended March 31, 1998, 1999 and December 31, 1999, as a result of the net loss incurred during such periods.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


   The components of the Company's deferred tax assets (and related valuation reserve) are as follows:

                                                              March 31,
                                                       ------------------------
                                                          1998         1999
      Net operating loss carryforwards................ $ 1,097,508  $ 2,665,106
      Other...........................................      86,390      150,790
                                                       -----------  -----------
      Total deferred tax assets.......................   1,183,898    2,815,896
      Valuation reserve...............................  (1,183,898)  (2,815,896)
                                                       -----------  -----------
      Net deferred tax assets......................... $       --   $       --
                                                       ===========  ===========

   The Company's income tax expense differs from income tax (benefit) computed at the U.S. federal statutory rate due to deferred tax assets not benefited. The Company's net operating loss carryforwards could be limited in circumstances involving a significant change in equity ownership.

   At March 31, 1999 and December 31, 1999, the Company had net operating loss carryforwards for both federal and state income tax purposes of approximately $6,700,000 and $11,400,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2005 through 2019, if not utilized.

8. Employee Benefit Plans

   Employees of the Company who are at least 21 years of age and have completed one month of service, are eligible to participate in a defined contribution retirement plan, under the provisions of Section 401(k) of the Internal Revenue Code. Employees may contribute 15% of their eligible compensation, up to a maximum of $10,000. The plan does provide for matching or discretionary contributions by the Company; however, no such contributions have been made through March 31, 1999.

9. Related Party Transactions

   The Company has entered into agreements with two of its executives and shareholders, whereby a portion of their salaries be loaned to the Company. These loans will be repaid upon the closing of a Third Party Financing, defined as an equity financing from institutional investors with proceeds of at least $5 million. As of March 31, 1999, no such Third Party Financing has occurred. Amounts accrued under these agreements total $173,333, $333,332 and $40,000 for the years ended March 31, 1998 and 1999 and the nine month period ended December 31, 1999, respectively.

                              TRIVIDA CORPORATION
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
           (Information at December 31, 1999 and for the nine months
                 ended December 31, 1998 and 1999 is unaudited)


10. Year 2000 (Unaudited)

   The Company has assessed its Year 2000 business risks and its exposure to computer systems which are date sensitive. Year 2000 risks results from certain computer programs that were written using two digits rather than four digits to define the year (for example "99" for 1999). Computer systems and operating equipment that utilize two digit date definitions may experience processing problems or failure when the last two digits of a year become "00," as did occur on January 1, 2000. Based on its evaluation, the Company determined that certain of its information systems were not Year 2000 compliant and elected to upgrade or replace such systems. These systems were replaced during fiscal year 1999 and the Company has determined that it is fully Year 2000 compliant. The cost of this replacement was not material.

11. Event Subsequent to Date of Report of Independent Auditors (Unaudited)

   On February 15, 2000 the Company signed a definitive agreement with Be Free, Inc. (Be Free), whereby Be Free would acquire all of the Company's issued and outstanding shares of capital stock for approximately 2,933,276 shares of Be Free common stock. In addition, Be Free would assume all outstanding options to acquire the Company's capital stock, pursuant to which an additional 566,592 shares of Be Free common stock may be issued. The sale was completed on February 29, 2000.

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                             FINANCIAL INFORMATION

   On February 29, 2000, Be Free acquired TriVida Corporation, a privately held developer of online personalization technology. Be Free exchanged 2,912,996 shares of its Common Stock, net of an escrow distribution, for all of the outstanding shares of TriVida, and assumed outstanding options to acquire TriVida capital stock for an additional 566,592 shares of Be Free Common Stock.

   The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Be Free of TriVida in a transaction which has been accounted for as a purchase. The unaudited pro forma combined condensed statement of continuing operations for the three months ended March 31, 2000 is based on combining the historical statement of continuing operations of Be Free for the three months ended March 31, 2000, which includes the results of TriVida since the date of acquisition, and the historical statement of continuing operations of TriVida for the two months ended
February 29, 2000, as if the acquisition occurred on January 1, 2000. The unaudited pro forma combined condensed statement of continuing operations for the year ended December 31, 1999 is based on the historical statements of continuing operations of Be Free and TriVida, and combines the results of continuing operations of Be Free for the year ended December 31, 1999 and the twelve months ended December 31, 1999 of TriVida, as if the acquisition occurred on January 1, 1999. TriVida's fiscal year ends on March 31. The results of continuing operations for TriVida for the twelve months ended December 31, 1999 were created using the unaudited results of operations of TriVida for the nine months ended December 31, 1999 and adding the unaudited results of operations of TriVida for its three months ended March 31, 1999.

   The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future financial position or operating results of Be Free. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs which may result from the integration of Be Free and TriVida operations.

   The unaudited pro forma combined condensed financial information is based on continuing operations only and excludes the results of extraordinary items.

   The unaudited pro forma combined condensed financial information should be read in conjunction with the financial statements and notes thereto of Be Free and TriVida included elsewhere in this prospectus.

                UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
       OF CONTINUING OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                      Pro Forma      Pro Forma
                            Be Free       TriVida    Adjustments      Combined
Revenue.................  $  3,628,529  $       --   $        --    $  3,628,529
Operating expenses:
  Cost of revenue.......       603,800          --           --          603,800
  Sales and marketing...     3,558,424      453,696          --        4,012,120
  Client services.......     1,527,341       80,588          --        1,607,929
  Development and
   engineering..........     1,567,832      339,321          --        1,907,153
  General and
   administrative.......     1,175,315    2,366,214          --        3,541,529
  Equity related
   compensation.........       271,869          --           --          271,869
  Amortization of
   goodwill and
   intangible assets....     5,348,943          --     9,168,652(1)   14,517,595
                          ------------  -----------  -----------    ------------
    Total operating
     expenses...........    14,053,524    3,239,819    9,168,652      26,461,995
                          ------------  -----------  -----------    ------------
    Operating loss......   (10,424,995)  (3,239,819)  (9,168,652)    (22,833,466)
Interest income
 (expense), net.........     1,081,385      (59,833)         --        1,021,552
                          ------------  -----------  -----------    ------------
Loss from continuing
 operations.............  $ (9,343,610) $(3,299,652) $(9,168,652)   $(21,811,914)
                          ============  ===========  ===========    ============
Basic and diluted loss
 from continuing
 operations per common
 share(2)...............  $      (0.17)                             $      (0.41)
Basic and diluted
 weighted average number
 of common shares(2)....    53,454,823                                53,454,823

           See accompanying notes to the unaudited pro forma combined condensed financial information.

                UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
         OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      Pro Forma       Pro Forma
                            Be Free       TriVida    Adjustments       Combined
Revenue.................  $  5,328,675  $       --   $        --     $  5,328,675
Operating expenses:
  Cost of revenue.......       844,838          --            --          844,838
  Sales and marketing...     9,329,446    1,736,642           --       11,066,088
  Client services.......     3,473,583          --            --        3,473,583
  Development and
   engineering..........     4,767,382    1,328,112           --        6,095,494
  General and
   administrative.......     2,823,412    2,530,149           --        5,353,561
  Equity related
   compensation.........     1,942,147      352,328           --        2,294,475
  Amortization of
   goodwill and
   intangible assets....           --           --     54,452,270(1)   54,452,270
                          ------------  -----------  ------------    ------------
    Total operating
     expenses...........    23,180,808    5,947,231    54,452,270      83,580,309
                          ------------  -----------  ------------    ------------
    Operating loss......   (17,852,133)  (5,947,231)  (54,452,270)    (78,251,634)
Interest income
 (expense), net.........       347,721     (279,585)          --           68,136
Provision for income
 taxes..................           --          (800)          --             (800)
                          ------------  -----------  ------------    ------------
Loss from continuing
 operations.............  $(17,504,412) $(6,227,616) $(54,452,270)   $(78,184,298)
                          ============  ===========  ============    ============
Basic and diluted loss
 from continuing
 operations per common
 share(2)...............  $      (0.92)                              $      (3.58)
Basic and diluted
 weighted average number
 of common shares(2)....    18,951,340                                 21,864,336

           See accompanying notes to the unaudited pro forma combined condensed financial information.

          NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

A. Pro forma Basis of Presentation and Adjustments

   On February 29, 2000, Be Free issued 2,912,996 shares of its Common Stock, net of an escrow distribution, in exchange for all outstanding shares of common and preferred stock of TriVida. Be Free also issued options exercisable for 566,592 shares of common stock in replacement of outstanding options for common stock of TriVida.

   The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Be Free of TriVida in a transaction which has been accounted for as a purchase. The unaudited pro forma combined condensed statement of continuing operations for the three months ended March 31, 2000 is based on combining the historical statement of continuing operations of Be Free for the three months ended March 31, 2000, which includes the results of TriVida since the date of acquisition, and the historical statement of continuing operations of TriVida for the two months ended
February 29, 2000, as if the acquisition occurred on January 1, 2000. The unaudited pro forma combined condensed statement of continuing operations for the year ended December 31, 1999 is based on the historical statements of continuing operations of Be Free and TriVida, and combines the results of continuing operations of Be Free for the year ended December 31, 1999 and the twelve months ended December 31, 1999 of TriVida, as if the acquisition occurred on January 1, 1999. TriVida's fiscal year ends on March 31. The results of continuing operations for TriVida for the twelve months ended December 31, 1999 were created using the unaudited results of operations of TriVida for the nine months ended December 31, 1999 and adding the unaudited results of operations of TriVida for its three months ended March 31, 1999.

B. Pro Forma Adjustments to Pro Forma Combined Condensed Financial Information

  1. The purchase price for TriVida is approximately $165.0 million based on the consideration paid to TriVida shareholders including common stock and options, plus acquisition related expenses. For purposes of measuring the value of the transaction, the value of the common stock issued was based on the average closing price of Be Free's common stock two days before and after the parties agreed to the terms of the acquisition and the terms were announced. The value of options issued was estimated using the Black Scholes valuation model. For the purposes of the preparation of the pro forma combined condensed financial information, Be Free has allocated approximately $1.4 million of the purchase price to tangible assets acquired and liabilities assumed based on the book value as of December 31, 1999. The remainder has been allocated to intangible assets which include: completed technology, workforce and goodwill. Based on an estimated useful life of three years for such intangible assets, the unaudited pro forma combined condensed financial information includes an adjustment for amortization expense of approximately $54.5 million for the twelve months ended December 31, 1999 and $13.8 million for the three months ended March 31, 2000.

  2. The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of common shares which equals Be Free's weighted average number of common shares outstanding for the period plus the 2,933,276 shares of Be Free common stock issued in connection with the acquisition of TriVida. All dilutive potential common shares of Be Free and TriVida have been excluded from the calculation of pro forma loss from continuing operations per common share as their inclusion would be antidilutive. Unaudited pro forma loss per share from continuing operations for the twelve months ended December 31, 1999 excludes accretion of preferred stock to redemption value of $0.07 per share.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Be Free. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

      Filing Fee--Securities and Exchange Commission.................. $  4,914
      Legal fees and expenses......................................... $ 60,000
      Accounting fees and expenses.................................... $ 20,000
      Printing and Engraving Expenses................................. $ 15,000
      Miscellaneous expenses.......................................... $ 15,086
                                                                       --------
        Total Expenses................................................ $115,000
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   Article Seventh of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   The Registrant carries Directors and Officers liability insurance. Through an agreement dated as of March 31, 1999 with Daniel J. Nova, and agreements with Ted R. Dintersmith, W. Michael Humphreys and Samuel P. Gerace, Jr. dated as of August 28, 1999 the Registrant has agreed to indemnify each director against litigation risks and expenses arising out of his service to the Registrant.

   Finally, Ted Dintersmith, a director of the Registrant, is indemnified by Charles River Partnership VIII for actions he takes on its behalf.

Item 15. Recent Sales of Unregistered Securities

   Set forth is information regarding shares of common stock and preferred stock issued, and warrants issued and options granted by the Company since January 1, 1996 (without giving effect to the Company's 1-for-2 reverse stock split to be effected prior to the closing of this offering). Further included is the consideration, if any, received by the Company for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption was claimed.

   On August 28, 1998, we issued 399 shares of Freedom of Information, Inc. ("FOI") (the immediate predecessor of Be Free) common stock and $6,176,881 in promissory notes (the "Redemption Notes") of FOI in consideration for the exchange of all of the shares of Be Free, Inc. (an unrelated corporation, "Old Be Free") and PCX Systems, Inc. by shareholders of such entities.

   On August 28, 1998 we issued a total of 10,500,000 shares of Series A Preferred Stock to five private investors (including three venture capitalist firms, a bank and an individual investor) for an aggregate capital contribution of $10,500,000 and warrants to purchase a total of 3,465,000 shares of common stock at a purchase price of $1.50 per share.

   On September 29, 1998, we issued 100,000 shares of Series A Convertible Preferred Stock to Comdisco, Inc. for an aggregate capital contribution of $100,000 and a warrant to purchase 33,000 shares of common stock at a purchase price of $1.50 per share.

   On September 29, 1998, we issued to Comdisco two warrants, one to purchase 100,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 and the other to purchase up to 600,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 per share. We issued these warrants as partial consideration for certain financing transactions between Comdisco and the Company.

   On March 31, 1999, we issued a total of 13,196,522 shares of Series B Convertible Preferred Stock to sixteen private investors for an aggregate capital contribution of $24,999,888.06.

   On February 29, 2000, the Company consummated the merger (the "Merger") of a wholly-owned subsidiary ("Merger Sub") with and into TriVida Corporation, a California corporation ("TriVida"), pursuant to the Agreement and Plan of Merger, dated February 15, 2000, by and among the Company, Merger Sub and TriVida. As a result of the consummation of the Merger, we issued 1,436,085 shares of common and reserved for issuance an additional 313,894 shares pursuant to assumed options.

   At various times since November 1998, we issued 5,347,050 shares of restricted common stock, at purchase prices of $0.15 and $0.35 per share and options to purchase 2,638,791 shares of common stock to employees at exercise prices ranging from $0.15 to $4.41 per share, to consultants, advisors and a director pursuant to our 1998 Stock Incentive Plan.

   No underwriters were involved in the foregoing sale of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of restricted common stock or options to purchase common stock, Rule 701 under the Securities Act. All foregoing securities are deemed restricted securities for the purpose of the Securities Act.

Item 16. Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
   2     Agreement and Plan of Merger, dated February 15, 2000 by and among the
         Company, Cyrano Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company and TriVida Corporation, a California
         corporation (Incorporated by reference to Exhibit 2 to the Company's
         Registration Statement on Form S-1 (File No. 333-31916) as declared effective by the SEC on March 28, 2000 (the "Secondary Registration
         Statement")).
   3.1   Amended and Restated Certificate of Incorporation of the Registrant
         (Incorporated by reference to Exhibit 3.2 of the Company's
         Registration Statement on Form S-1 (File No. 333-84535) as declared effective by the SEC on November 2, 1999 (the "IPO Registration
         Statement")).
   3.2   Amended and Restated By-Laws of the Registrant (Incorporated by
         reference to Exhibit 3.4 of the IPO Registration Statement).
   4     Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant (Incorporated by reference to Exhibit 4 of the IPO Registration Statement).
   5     Opinion of Hale and Dorr LLP.
  10.1   1998 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 of the IPO Registration Statement).
  10.2   Secondary Stock Purchase and Shareholders Agreement, as amended, dated as of August 28, 1998 (Incorporated by reference to Exhibit 10.2 of the IPO Registration Statement).
  10.3   Form of Warrant dated as of August 28, 1998 (Incorporated by reference to Exhibit 10.3 of the IPO Registration Statement).
  10.4   Stock Purchase Agreement, as amended, dated as of September 29, 1998
         (Incorporated by reference to Exhibit 10.4 of the IPO Registration
         Statement).
  10.5   Warrant Certificate for the purchase of shares of common stock issued to Comdisco, Inc. (Incorporated by reference to Exhibit 10.5 of the
         IPO Registration Statement).
  10.6   Warrant Certificate A-1 for the purchase of shares of Series A
         Preferred Stock issued to Comdisco, Inc. (Incorporated by reference to
         Exhibit 10.6 of the IPO Registration Statement).
  10.7   Warrant Certificate A-2 for the purchase of shares of Series A
         Preferred Stock issued to Comdisco, Inc. (Incorporated by reference to
         Exhibit 10.7 of the IPO Registration Statement).
  10.8   Subordinated Loan and Security Agreement dated as of September 29,
         1998 (Incorporated by reference to Exhibit 10.8 of the IPO
         Registration Statement).
  10.9   Registration Rights Agreement dated as of March 31, 1999 (Incorporated by reference to Exhibit 10.9 of the IPO Registration Statement).
  10.10  Employment Agreement with Samuel P. Gerace Jr., dated August 28, 1998
         (Incorporated by reference to Exhibit 10.10 of the IPO Registration
         Statement).
  10.11  Employment Agreement with Thomas A. Gerace dated August 28, 1998
         (Incorporated by reference to Exhibit 10.11 of the IPO Registration
         Statement).
  10.12  Lease dated as of November 9, 1998 with Southwestern Pennsylvania
         Corporation (Incorporated by reference to Exhibit 10.12 of the IPO
         Registration Statement).
  10.13  Lease dated October 20, 1998 with LSOF Pooled Equity L.P.
         (Incorporated by reference to Exhibit 10.13 of the IPO Registration
         Statement).
 +10.14  License and Services Agreement, effective January 13, 1999, with
         GeoCities (Incorporated by reference to Exhibit 10.14 of the IPO
         Registration Statement).
 +10.15  BFAST Service Order Form, as amended, with barnesandnoble.com, Inc.
         dated January 31, 1998 (Incorporated by reference to Exhibit 10.15 of the IPO Registration Statement).
  10.16  Director Indemnification Agreement dated as of March 31, 1999 with Dan
         Nova (Incorporated by reference to Exhibit 10.16 of the IPO
         Registration Statement).

  Exhibit
    No.                                Description
  -------                              -----------
   10.17  Form of Indemnification Agreement dated August 28, 1998 (Incorporated by reference to Exhibit 10.17 of the IPO Registration Statement).
   21     List of Subsidiaries (Incorporated by reference to Exhibit 21 of the
          Secondary Registration Statement).
   23.1   Consent of PricewaterhouseCoopers LLP.
   23.2   Consent of Ernst & Young LLP.
   24     Power of Attorney (See page II-7).

---------------------
 + Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Order granted in connection with the IPO Registration Statement.

Item 17. Undertakings.

   Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

   (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on May 23, 2000.

                                          Be Free, Inc.

                                          By: /s/ Gordon B. Hoffstein
                                             ----------------------------------
                                             Gordon B. Hoffstein
                                             President, Chief Executive
                                             Officer and Chairman of the Board
                                             of Directors

                        SIGNATURES AND POWER OF ATTORNEY

   We, the undersigned officers and directors of Be Free, Inc., hereby severally constitute and appoint Gordon B. Hoffstein, Stephen M. Joseph and Thomas A. Gerace and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (including any post-effective amendment to convert this Registration Statement to a Registration Statement Form S-3) and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Be Free, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                           Title                      Date
              ---------                           -----                      ----


       /s/ Gordon B. Hoffstein         President, Chief Executive        May 23, 2000
______________________________________  Officer and Chairman of
         Gordon B. Hoffstein            the Board of Directors
                                        (Principal Executive
                                        Officer)


        /s/ Stephen M. Joseph          Chief Financial Officer and       May 23, 2000
______________________________________  Treasurer (Principal
          Stephen M. Joseph             Financial and Accounting
                                        Officer)

      /s/ Samuel P. Gerace, Jr.        Executive Vice President,         May 23, 2000
______________________________________  Research & Technology and
        Samuel P. Gerace, Jr.           Director

              Signature                           Title                      Date
              ---------                           -----                      ----


                                                 Director                May 23, 2000
______________________________________
          Ted R. Dintersmith


       /s/ W. Michael Humphreys                  Director                May 23, 2000
______________________________________
         W. Michael Humphreys

         /s/ Jeffrey Rayport                     Director                May 23, 2000
______________________________________
           Jeffrey Rayport

           /s/ Daniel Nova                       Director                May 23, 2000
______________________________________
             Daniel Nova

                                                 Director                May 23, 2000
______________________________________
           Kathleen L. Biro

                                 Exhibit Index

 Exhibit
   No.                                 Description
 -------                               -----------
   2     Agreement and Plan of Merger, dated February 15, 2000 by and among the
         Company, Cyrano Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company and TriVida Corporation, a California
         corporation (Incorporated by reference to Exhibit 2 to the Company's
         Registration Statement on Form S-1 (File No. 333-31916) as declared effective by the SEC on March 28, 2000 (the "Secondary Registration
         Statement")).
   3.1   Amended and Restated Certificate of Incorporation of the Registrant
         (Incorporated by reference to Exhibit 3.2 of the Company's
         Registration Statement on Form S-1 (File No. 333-84535) as declared effective by the SEC on November 2, 1999 (the "IPO Registration
         Statement")).
   3.2   Amended and Restated By-Laws of the Registrant (Incorporated by
         reference to Exhibit 3.4 of the IPO Registration Statement).
   4     Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant (Incorporated by reference to Exhibit 4 of the IPO Registration Statement).
   5     Opinion of Hale and Dorr LLP.
  10.1   1998 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 of the IPO Registration Statement).
  10.2   Secondary Stock Purchase and Shareholders Agreement, as amended, dated as of August 28, 1998 (Incorporated by reference to Exhibit 10.2 of the IPO Registration Statement).
  10.3   Form of Warrant dated as of August 28, 1998 (Incorporated by reference to Exhibit 10.3 of the IPO Registration Statement).
  10.4   Stock Purchase Agreement, as amended, dated as of September 29, 1998
         (Incorporated by reference to Exhibit 10.4 of the IPO Registration
         Statement).
  10.5   Warrant Certificate for the purchase of shares of common stock issued to Comdisco, Inc. (Incorporated by reference to Exhibit 10.5 of the
         IPO Registration Statement).
  10.6   Warrant Certificate A-1 for the purchase of shares of Series A
         Preferred Stock issued to Comdisco, Inc. (Incorporated by reference to
         Exhibit 10.6 of the IPO Registration Statement).
  10.7   Warrant Certificate A-2 for the purchase of shares of Series A
         Preferred Stock issued to Comdisco, Inc. (Incorporated by reference to
         Exhibit 10.7 of the IPO Registration Statement).
  10.8   Subordinated Loan and Security Agreement dated as of September 29,
         1998 (Incorporated by reference to Exhibit 10.8 of the IPO
         Registration Statement).
  10.9   Registration Rights Agreement dated as of March 31, 1999 (Incorporated by reference to Exhibit 10.9 of the IPO Registration Statement).
  10.10  Employment Agreement with Samuel P. Gerace Jr., dated August 28, 1998
         (Incorporated by reference to Exhibit 10.10 of the IPO Registration
         Statement).
  10.11  Employment Agreement with Thomas A. Gerace dated August 28, 1998
         (Incorporated by reference to Exhibit 10.11 of the IPO Registration
         Statement).
  10.12  Lease dated as of November 9, 1998 with Southwestern Pennsylvania
         Corporation (Incorporated by reference to Exhibit 10.12 of the IPO
         Registration Statement).
  10.13  Lease dated October 20, 1998 with LSOF Pooled Equity L.P.
         (Incorporated by reference to Exhibit 10.13 of the IPO Registration
         Statement).
 +10.14  License and Services Agreement, effective January 13, 1999, with
         GeoCities (Incorporated by reference to Exhibit 10.14 of the IPO
         Registration Statement).
 +10.15  BFAST Service Order Form, as amended, with barnesandnoble.com, Inc.
         dated January 31, 1998 (Incorporated by reference to Exhibit 10.15 of the IPO Registration Statement).
  10.16  Director Indemnification Agreement dated as of March 31, 1999 with Dan
         Nova (Incorporated by reference to Exhibit 10.16 of the IPO
         Registration Statement).

  Exhibit
    No.                                Description
  -------                              -----------
   10.17  Form of Indemnification Agreement dated August 28, 1998 (Incorporated by reference to Exhibit 10.17 of the IPO Registration Statement).
   21     List of Subsidiaries (Incorporated by reference to Exhibit 21 of the
          Secondary Registration Statement).
   23.1   Consent of PricewaterhouseCoopers LLP.
   23.2   Consent of Ernst & Young LLP.
   24     Power of Attorney (See page II-7).

---------------------
 + Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Order granted in connection with the IPO Registration Statement.